Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

MICROPORT MEDICAL B.V.

MICROPORT SCIENTIFIC CORPORATION

and

WRIGHT MEDICAL GROUP, INC.

Dated as of June 18, 2013

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF ANNEXES

Annex A	Definitions

Annex B	Net Working Capital Calculation

v

TABLE OF EXHIBITS

Exhibit A	Commitment Letters

Exhibit B	Form of Voting Agreement(s)

Exhibit C	Key Employees

Exhibit D	Form of Transition Services Agreement

Exhibit E	Form of Certified Closing Report

Exhibit F	Form of Deed

Exhibit G	[Reserved]

Exhibit H	Form of Equity Transfer Agreement

Exhibit I	Form of FIRPTA Affidavit

Exhibit J	Form of Assignment and Assumption Agreement

Exhibit K	Form of Bill of Sale

Exhibit L	Form of Assignment and Assumption of Leases

Exhibit M	Form of Litigation Support Agreement

TABLE OF SCHEDULES

Schedule 1.1(b)	Bank Accounts

Schedule 1.1(d)	Assumed Contracts

Schedule 1.1(f)	Transferred Owned Real Property

Schedule 1.1(g)	Leased Transferred Real Property

Schedule 1.1(m)	Designs, Drawings and Technical Information

Schedule 1.1(n)	Transferred Personal Property

Schedule 1.1(r)	Other Assets, Properties and Rights

Schedule 1.1(s)	Transferred Employee Plans

Schedule 1.2(a)	Excluded Assets

Schedule 1.2(g)	Excluded Rights in Real Property

Schedule 1.2(i)	Excluded Personal Property, Equipment and Inventory

Schedule 1.2(j)	Excluded Contracts

Schedule 1.3(a)(x)	Treatment of Patent Litigation

Schedule 4.2(g)	Retention Payments

Schedule 4.2(n)	Settlement of Action or Liability

Schedule 4.5(c)	Form of Distributor Letter

Schedule 5.3(a)	Business Employees

Schedule 5.14	Design History Files

Schedule 5.17(d)(i)	Purchaser Prosecuted Prophecy Patents

Schedule 5.17(d)(ii)	Seller Prosecuted Prophecy Patents

Schedule 6.1(b)	Required Third Party Consents

Schedule A-1	Excluded Litigation

Schedule A-2	Knowledge of Seller

Table of Schedules

(Continued)

Schedule A-3	OrthoRecon Products

Schedule A-4	Permitted Encumbrances

Schedule A-5	Retained Shared Intellectual Property

Schedule A-6	Transferred Shared Intellectual Property

Schedule A-7	Unallocated Shared Intellectual Property

Seller Disclosure Schedule

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of June 18, 2013 (this “Agreement”), is entered into by and among MicroPort Scientific Corporation, corporation formed under the laws of the Cayman Islands (“Parent”), MicroPort Medical B.V., a besloten vennootschap formed under the laws of the Netherlands (“Purchaser”), and Wright Medical Group, Inc., a Delaware corporation (“Seller,” and together with Parent and Purchaser, each a “Party” and collectively, the “Parties”). Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth in Annex A to this Agreement.

RECITALS

A. Seller, together with its Subsidiaries, is a global orthopaedic medical device company specializing in the design, manufacture and marketing of devices and biologic products for extremity, hip and knee repair and reconstruction. As further described in Seller’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 22, 2013, as supplemented by its Quarterly Report on Form 10-Q filed on May 5, 2013, Seller operates its business under two reportable segments, described as its OrthoRecon and Extremities segments.

B. Seller will be retaining its business operations operating under the Extremities operating segment, which engages in the research, development, design, manufacture, assembly, testing, marketing, qualification, distribution, fulfillment, sale, licensing, delivery, provision, configuration, service, obtaining intellectual property protection for, and other commercialization of products that are used primarily in foot and ankle repair, upper extremity products, including repairing bones after traumatic injury, and biologics products, which are used to replace damaged or diseased bone, including in extremity-related procedures as well as in trauma induced voids, to stimulate bone growth and to provide other biological solutions for surgeons and their patients and includes the operations acquired in the completion of the acquisition of BioMimetic Therapeutics, Inc. on March 1, 2013 (such operations, as currently conducted, the “Retained Business”).

C. Purchaser and/or one or more of Parent’s Subsidiaries desire to purchase and assume from Seller, and Seller desires to sell and assign to Purchaser and its designees, the business operations of Seller and its Subsidiaries operating under the OrthoRecon operating segment, which engages in the research, development, design, manufacture, assembly, testing, marketing, qualification, distribution, fulfillment, sale, licensing, delivery, provision, configuration, service, obtaining intellectual property protection for, and other commercialization of the OrthoRecon Products (such operations, as currently conducted, the “Business”).

D. Purchaser and/or one or more of Parent’s Subsidiaries desire to purchase and assume from Seller, and Seller desires to sell and assign to Purchaser and its designees, all of the Purchased Assets, including the Equity Interests, and the Assumed Liabilities, on the terms and subject to the conditions set forth herein.

E. In acquiring the Purchased Assets, on the terms and subject to the conditions set forth herein, Purchaser will be acquiring all of the properties and assets, or rights to such property or assets, primarily used in, held for use primarily in or necessary to conduct the

Business as currently conducted. Therefore, in order to facilitate the separation of the Business and the Retained Business, the Parties will each be providing certain transition services at cost, such cost to equal the cost to the Party providing the relevant transition service, to each other with respect to assets currently shared by the Business and the Retained Business.

F. Seller beneficially owns, directly or indirectly, all of the outstanding equity interests of Wright Medical Japan, K.K., a company organized as a kabushiki kaisha under the laws of Japan (the “Transferred Company”).

G. At the Closing, Seller shall transfer or cause to be transferred all of the outstanding equity interests in the Transferred Company (“Equity Interests”) to Purchaser or one of Parent’s Subsidiaries, as designated by Purchaser, pursuant to the Equity Transfer Agreement.

H. Seller operates the Business through its Subsidiaries listed on Schedule 2.1(b) (each, an “Asset Transferring Company,” and collectively, the “Asset Transferring Companies,” and together with Seller, the “Transferring Companies”).

I. At the Closing, Seller shall cause each of the Asset Transferring Companies to transfer the assets and liabilities relating to the Business to Purchaser or one or more Subsidiaries designated by Purchaser, and Purchaser shall, or shall cause such Subsidiaries to, acquire certain assets and assume certain liabilities relating to the Business, pursuant to the applicable Asset Transfer Agreements.

J. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of Seller to enter into this Agreement, Purchaser is delivering executed commitment letters attached hereto as Exhibit A (the “Commitment Letters”) evidencing a loan of Two Hundred Million Dollars ($200,000,000) from Otsuka Medical Devices Co., Ltd. (“Otsuka”) to Parent to partially finance the Purchase Price.

K. Concurrently with the execution and delivery of this Agreement, as a condition and material inducement to the willingness of Seller to enter into this Agreement, Purchaser is delivering a voting agreement or voting agreements, substantially in the form attached hereto as Exhibit B (the “Voting Agreements”), executed by shareholders of Purchaser holding in the aggregate greater than fifty percent (50%) of Purchaser’s outstanding voting securities as of the date hereof, requiring such shareholders to vote in favor of this Agreement, the Transaction Documents and the Transactions.

L. Concurrently with the execution and delivery of this Agreement, the employees of Seller listed on Exhibit C (the “Key Employees”) are executing and entering into or will prior to the Closing execute and enter into employment arrangements with Purchaser or Parent’s designee to become effective upon the Closing.

M. The board of directors of Seller, at a meeting duly called, determined that this Agreement and the Transactions are in the best interests of Seller and its stockholders and approved this Agreement and the Transactions.

N. The board of directors of Parent, at a meeting duly called, determined that this Agreement and the Transactions are in the best interests of Parent and its stockholders and approved this Agreement and the Transactions.

O. At the Closing, Purchaser and Seller shall, or shall cause their respective Affiliates to, as applicable, enter into a transition services agreement on substantially the terms set forth as Exhibit D (the “Transition Services Agreement”).

P. At the Closing, Purchaser and Seller shall, or shall cause their respective Affiliates to, as applicable, enter an interim manufacturing and distribution agreement (the “Interim Manufacturing and Distribution Agreement”), a Japanese distribution agreement (the “Japan Distribution Agreement”), and the Shared IP Cross License, in each case as drafted and mutually agreed upon by the Parties prior to the Closing.

In consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Purchaser and Parent, jointly and severally, and Seller agree as follows:

ARTICLE I

THE TRANSACTION

Section 1.1 Purchased Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall (and, to the extent necessary, shall cause its Subsidiaries to) sell, convey, transfer, assign and deliver to Purchaser or one or more of Parent’s Subsidiaries, and Purchaser and such Subsidiaries of Parent shall acquire from Seller (and any applicable Subsidiaries), free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s and its Subsidiaries’ right, title and interest in and to all of the properties, assets and rights of any kind, whether tangible or intangible, real or personal, primarily used in, held for use primarily in, or necessary to conduct the Business as currently conducted (collectively, the “Purchased Assets”), which Purchased Assets include:

(a) all Assumed Accounts Receivable and other current assets reflected in the final Net Working Capital;

(b) the bank accounts, if any, established in the name of Seller or any of its Subsidiaries related exclusively to the Business and listed on Schedule 1.1(b) (including all signing and other rights related thereto);

(c) all of the Equity Interests;

(d) the Contracts listed on Schedule 1.1(d) (such Contracts, the “Assumed Contracts”);

(e) all Business Permits and all pending applications or renewals thereof;

(f) all Owned Real Property listed on Schedule 1.1(f) (the “Transferred Owned Real Property”), together with all land, easements, Improvements and fixtures located thereon;

(g) the Leases listed on Schedule 1.1(g) (each a “Transferred Lease” and collectively, the “Leased Transferred Real Property”), including the leasehold Improvements in any Leased Real Property leased under such listed Transferred Leases;

(h) all Inventory;

(i) all Owned Business Intellectual Property, including the Registered Business Intellectual Property, all Transferred Shared Intellectual Property, and the Unallocated Shared Intellectual Property that is deemed Transferred Shared Intellectual Property in accordance with the procedures set forth in Section 4.14 (Treatment of Unallocated Shared Intellectual Property) as of the Closing;

(j) all copies of all books, files, papers, Databases, information systems, documentation and records (whether in paper or electronic form) to the extent related to the Business, Purchased Assets or Assumed Liabilities that are material to the continuing operation of the Business, subject to Seller retaining copies or originals of the same to the extent that Seller is required by Applicable Law to retain such copies or originals;

(k) all supplies, sales literature, catalogues, brochures, promotional literature, consultant, supplier and distributor lists, artwork, other marketing materials and purchasing records to the extent related to the OrthoRecon Products, Business, Purchased Assets or Assumed Liabilities;

(l) all customer files, customer lists and other customer information related to the Business;

(m) (i) all designs, drawings, blueprints, technical information, specifications and plans, packaging, labels (including warning labels), and design or manufacturing know-how and information (including casting, assembly, engineering, quality assurance and quality control testing, and trouble-shooting know-how and information) to the extent related to any OrthoRecon Products (including the design, manufacture, maintenance and improvement of any OrthoRecon Products), the Business, Purchased Assets or Assumed Liabilities, as more particularly described on Schedule 1.1(m); and (ii) all user or surgeon manuals, instructions, procedure guidelines, training materials, reports, studies or other documentation to the extent related to any OrthoRecon Products, the Business, Purchased Assets or Assumed Liabilities;

(n) all other Personal Property of Seller and its Subsidiaries necessary to conduct the Business as currently conducted (the “Transferred Personal Property”), including all castings, tools, dies, jigs, molds, patterns, machinery and equipment (including manufacturing assembly and test equipment), all Personal Property that is subject to the Tennessee Personal Property Leases, instruments, software tools, accessories related to the manufacture or production of any OrthoRecon Products and any services or maintenance Contracts with the manufacturers of any such assets and any Software, programs and Databases used to operate such assets, including those listed on Schedule 1.1(n), provided Purchaser will not acquire any rights to third party Software licensed under any Contract that is not an Assumed Contract;

(o) all of Seller’s and its Subsidiaries’ customer relationships, supplier relationships and goodwill to the extent generated by or associated with the Business or the operation or conduct of the Business or in connection with any Purchased Asset, including the exclusive right to represent oneself as the successor of the Business;

(p) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind to the extent related to the Business in favor of Seller, any of its Subsidiaries or the Business, against any Person, including any Encumbrances or other rights to payment or to enforce payment in connection with the OrthoRecon Products or any warranty claims against suppliers primarily related to any other Purchased Assets delivered by Seller or any of its Subsidiaries on or prior to the Closing Date, and the right to enforce all Intellectual Property Rights included in the Purchased Assets and the right to sue (and seek and retain damages) for infringement, misappropriation or other violation (including past infringement, misappropriation or other violation) of such Intellectual Property Rights;

(q) all capital stock or other equity interests, held by the Transferred Company or any Asset Transferring Company to the extent related to the Business, of any Person other than Seller or any of its Subsidiaries, including joint ventures and minority investments;

(r) the assets, properties and rights set forth on Schedule 1.1(r);

(s) any and all assets, properties, rights and interests relating to any Transferred Employee Plans set forth on Schedule 1.1(s);

(t) all Inbound Licenses and Outbound Licenses listed on Schedule 1.1(d) (Assumed Contracts) (collectively, the “Transferred License Agreements”); and

(u) all Backlogs.

Section 1.2 Excluded Assets. The Purchased Assets shall not include, and Seller shall retain, solely the assets, properties and rights, whether tangible or intangible, real or personal, of Seller and all of its Subsidiaries in existence on the Closing Date that are not the Purchased Assets, including all assets, properties and rights, whether tangible or intangible, real or personal, of Seller and all of its Subsidiaries exclusively used in, held for use exclusively in, or necessary to conduct the Retained Business (collectively, the “Excluded Assets”). Such Excluded Assets include:

(a) the properties, assets and rights that are listed on Schedule 1.2(a);

(b) all Cash and Retained Accounts Receivable;

(c) all equity interests in Seller’s Subsidiaries other than the Equity Interests;

(d) all Permits held or used by Seller and its Subsidiaries;

(e) any and all Intellectual Property and Intellectual Property Rights of Seller and its Subsidiaries other than the Owned Business Intellectual Property and Transferred Shared Intellectual Property, including all Retained Shared Intellectual Property and the Unallocated Shared Intellectual Property that is deemed Retained Shared Intellectual Property in accordance with the procedures set forth in Section 4.14 (Treatment of Unallocated Shared Intellectual Property) as of the Closing;

(f) all computer, information technology and data processing systems, facilities and services held or used by Seller and its Subsidiaries, including all Software, hardware, networks, communications facilities, platforms and related systems and services, other than such information technology, data processing systems and platforms that are included in the Owned Business Intellectual Property or Transferred Shared Intellectual Property;

(g) all rights of Seller or any of its Subsidiaries in any real property, including any real property leases, not included in the Purchased Assets, including those forth on Schedule 1.2(g);

(h) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind in favor of Seller or any of its Subsidiaries against any Person to the extent related to the Retained Business, any Excluded Asset or Excluded Liability, including any Encumbrances or other rights to payment or to enforce payment in connection with the Retained Business or any warranty claims against suppliers primarily related to the Retained Business, and the right to enforce all Intellectual Property Rights included in the Excluded Assets and the right to sue (and seek and retain damages) for infringement, misappropriation or other violation (including past infringement, misappropriation or other violation) of such Intellectual Property Rights;

(i) all personal property, equipment and inventory of Seller exclusively used in, held for use exclusively in, or necessary to conduct the Retained Business or not included in the Purchased Assets, including those that are set forth on Schedule 1.2(i);

(j) rights under Contracts to which Seller or any of its Subsidiaries is a party exclusively used in, held for use exclusively in, or necessary to conduct the Retained Business or to the extent such rights do not relate to the Business, including those that are set forth on Schedule 1.2(j);

(k) rights under all Government Contracts;

(l) all capital stock or other equity interests, held by Seller and its Subsidiaries (other than the Transferred Company) to the extent not related to the Business, of any Person other than Seller or any of its Subsidiaries, including joint ventures and minority investments;

(m) any and all assets, properties, rights and interests relating to any Employee Plan except Transferred Employee Plans; and

(n) other than with respect to the Transferred Company (which is subject to the Equity Transfer Agreement, including rights of Seller (to be provided therein) to refunds of Pre-Closing Period Taxes of the Transferred Company), all rights relating to deposits or similar advances for Pre-Closing Period Taxes and all claims for refunds of Pre-Closing Period Taxes, and any prepaid Taxes for Post-Closing Periods.

Section 1.3 Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, from and after the Closing, Purchaser shall or shall cause its applicable Subsidiary to assume, satisfy and discharge when due the Assumed Liabilities. Notwithstanding any provision in this Agreement or any of the other Transaction Documents to the contrary, other than the Assumed Liabilities, Purchaser shall not assume or be deemed to have assumed any Liabilities of Seller or its Subsidiaries (or any predecessor owner of all or part of Seller’s or its Subsidiaries’ business or assets), including the Excluded Liabilities, even if such Excluded Liabilities would become Liabilities of Purchaser as a matter of Law in connection with this Agreement, the other Transaction Documents and the Transactions.

(a) “Assumed Liabilities” means the following:

(i) all post-Closing Liabilities to the extent arising out of, relating to or otherwise in respect of the Business, the Transferred Company or the Purchased Assets;

(ii) any and all warranty obligations (express or implied) and product defect or product or service deficiency Liabilities to the extent related to the Business after the Closing or OrthoRecon Products sold after the Closing;

(iii) all Assumed Accounts Payable and other current liabilities reflected in the final Net Working Capital;

(iv) all Liabilities and obligations of Seller and its Subsidiaries under the Non-Assignable Shared Contracts or Non-Transferable Assets only to the extent Purchaser receives the benefits of such Non-Assignable Shared Contract or Non-Transferable Asset;

(v) Liabilities, other than Excluded Liabilities set forth in Section 1.4(a)(iii), relating to the Transferring Employees;

(vi) any Liabilities to the extent arising out of or related to any recall of or market withdrawal of any OrthoRecon Product after the Closing;

(vii) any Liabilities arising out of or related to any Action where the OrthoRecon Product at issue was sold after the Closing;

(viii) any Liabilities to the extent arising due to any Hazardous Substance Activities related to the Business occurring after the Closing;

(ix) any contractual installment payments due in connection with the buyout of the existing royalty obligations due Drs. Schmidt and Penenburg in connection with their design work on OrthoRecon Products; and

(x) the Liabilities of Parent or its Subsidiaries to the extent arising from the Patent Suits, to the extent set forth in the terms of Schedule 1.3(a)(x).

(b) Parent and Purchaser shall, and shall cause any successor to, retain and be responsible for (and, to the extent such Assumed Liabilities are Liabilities of any of the Subsidiaries of Purchaser or Parent, assume, satisfy and discharge when due) the Assumed Liabilities and shall indemnify and hold harmless Seller and its Affiliates with respect to any such Assumed Liabilities.

Section 1.4 Excluded Liabilities.

(a) “Excluded Liabilities” means any and all Liabilities of Seller or any of its Subsidiaries other than the Assumed Liabilities, including:

(i) any Liabilities of Seller or any of its Subsidiaries to the extent related to the operation of the Retained Business and any other business of Seller or any of its Subsidiaries (other than the Business);

(ii) the Retained Accounts Payable;

(iii) except as specifically set forth in Section 5.3 with respect to Purchaser’s obligations, any Liabilities with respect to Business Employees to the extent arising prior to the Closing and any Liabilities arising in connection with the termination, notice, severance and similar payments with respect to any Business Employee, including Transferring Employees, arising out of the termination by Seller of such Business Employee’s employment in accordance with Section 5.3;

(iv) any Liabilities to the extent related to or arising out of the Excluded Litigation, other than any Liabilities of Parent or its Subsidiaries to the extent arising from the Patent Suits, to the extent set forth in the terms of Schedule 1.3(a)(x);

(v) any Liabilities to the extent arising out of or related to (A) that certain Deferred Prosecution Agreement by and between Wright Medical Technologies, Inc. and the United States Attorney’s Office for the District of New Jersey, dated September 29, 2010, as amended, (B) Seller’s or its Affiliates’ activities or conduct prior to Closing that results in Liability under that certain Corporate Integrity Agreement by and between Wright Medical Technologies, Inc. and the Office of Inspector General of the U.S. Department of Health and Human Services, dated September 29, 2010, as amended (the “Corporate Integrity Agreement”), (C) the investigation being conducted by the U.S. Attorney’s Office in Memphis, Tennessee associated with the subpoena issued on August 2, 2012, for documents related to “ProFemur Series hip replacement devices,” (D) any violation of Applicable Anti-Corruption Laws by Seller or any of its

Affiliates, including in connection with consultant agreements between Seller or any of its Affiliates and physicians and other health care professionals to the extent such violation occurred prior to the Closing, (E) complaints of improper conduct by employees or contractors of Seller or its Affiliates that occurred prior to Closing, and (F) any other compliance or regulatory matters publicly disclosed by Seller prior to the Closing to the extent related to conduct of Seller or its Subsidiaries prior to the Closing;

(vi) any Liabilities to the extent arising out of or related to any recall of or market withdrawal of any OrthoRecon Product sold on or prior to the Closing;

(vii) any Liabilities arising due to any Hazardous Substance Activities occurring prior to the Closing;

(viii) any Liabilities arising out of or related to any Government Contract;

(ix) all Transaction Expenses;

(x) all Indebtedness;

(xi) all Excluded Taxes; and

(xii) any Liability to the extent arising out of or related to (A) any metal-on-metal OrthoRecon Product sold on or prior to the Closing, and (B) any Liabilities arising out of or related to any Action where the OrthoRecon Product at issue was sold on or prior to the Closing.

(b) Seller shall, and shall cause any successor to, retain and be responsible for (and, to the extent such Excluded Liabilities are Liabilities of any of the Subsidiaries, assume, satisfy and discharge when due) the Excluded Liabilities and shall indemnify and hold harmless Purchaser and its Affiliates with respect to any such Excluded Liabilities.

Section 1.5 Consideration; Certified Closing Report.

(a) As consideration for the Purchased Assets and execution of the Transaction Documents, at the Closing, Purchaser shall pay to Seller, in the manner and subject to the adjustments described herein, an amount equal to: (i) (A) Two Hundred Ninety Million Dollars ($290,000,000), plus (B) the Estimated Net Working Capital, minus (C) the Target Net Working Capital (such amount as calculated under this subclause (i), the “Purchase Price”), minus (ii) the Estimated Assumed Extremities Accounts Payable, by wire transfer of immediately available funds to an account to be specified in a written notice delivered by Seller to Purchaser at least three (3) Business Days prior to the Closing.

(b) Seller shall prepare in good faith and deliver to Purchaser five (5) Business Days prior to the Closing Date a report, substantially in the form attached hereto as Exhibit E (the “Certified Closing Report”), certified by the Chief Financial Officer of Seller, including: (i) an estimated unaudited consolidated balance sheet as of the Closing Date of the

Business prepared in accordance with the Accounting Practices and Procedures, (ii) a list, prepared in good faith, of the estimated Assumed Accounts Receivable, the estimated Assumed OrthoRecon Accounts Payable and the estimated Assumed Extremities Accounts Payable (the “Estimated Assumed Extremities Accounts Payable”), in each case as of the Closing, (iii) a good faith estimate of the value of the Inventory of the Business as of the Closing, including a detailed listing of Inventory for the Transferred Company and each Asset Transferring Company as of the date of delivery of the Certified Closing Report, (vi) a good faith estimate of the Net Working Capital as of the Closing (“Estimated Net Working Capital”), including a good faith estimate of the Net Working Capital for the Transferred Company, (v) a statement of the Purchase Price, and (vi) reasonably detailed supporting calculations with respect to each of the foregoing.

Section 1.6 Post-Closing Adjustment.

(a) Within forty-five (45) Business Days after the Closing Date, Purchaser shall deliver to Seller a statement (the “Post-Closing Statement”) setting forth (i) an unaudited consolidated balance sheet as of the Closing Date of the Business, prepared in accordance with the Accounting Practices and Procedures, (ii) a list of Assumed Accounts Receivable, the Assumed OrthoRecon Accounts Payable and the Assumed Extremities Accounts Payable, in each case as of the Closing, (iii) the value of Inventory of the Business as of the Closing, including a detailed listing of Inventory for the Transferred Company and each Asset Transferring Company, (iv) the Net Working Capital as of the Closing, including a list of Net Working Capital for the Transferred Company, (v) Purchaser’s calculation of any necessary adjustment to the Purchase Price in accordance with subsection (e) below, (vi) Purchaser’s calculation of any necessary adjustment to Estimated Assumed Extremities Accounts Payable in accordance with subsection (f) below, and (vii) reasonably detailed supporting calculations with respect to each of the foregoing.

(b) During the twenty (20) Business Day period following delivery of the Post-Closing Statement to Seller, Purchaser shall provide Seller and its Representatives with reasonable access during normal business hours upon reasonable advance notice to the working papers of Purchaser relating to the Post-Closing Statement, and Purchaser shall cooperate with Seller and its Representatives to provide them with other information used in preparing the Post-Closing Statement reasonably requested by Seller and its Representatives, including, upon reasonable advance notice, access during normal business hours to relevant personnel and records of Purchaser. The Post-Closing Statement shall become final and binding on the twentieth (20th) Business Day following delivery thereof, unless prior to the end of such period, Seller delivers to Purchaser written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item. Seller shall be deemed to have agreed to all items and amounts in the Post-Closing Statement not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review under subsection (c) below.

(c) During the twenty (20) Business Day period following delivery of a Notice of Disagreement by Seller to Purchaser, the Parties shall seek in good faith to resolve any differences that they may have with respect to the matters specified therein. During such twenty (20) Business Day period, each of Seller and Purchaser and Parent shall provide each other and their Representatives with reasonable access during normal business hours upon reasonable advance notice to Seller’s books and records of such Party and its Representatives relating to such Post-Closing Statement or Notice of Disagreement, and each Party shall, and shall cause its Representatives to, cooperate with the other Parties and their Representatives to provide them with other information used in the preparation of the Post-Closing Statement or Notice of Disagreement, as applicable, reasonably requested by the other Party or its Representatives, including, upon reasonable advance notice, access during normal business hours to relevant personnel and records of such Party. Any disputed items resolved in writing between Seller and Purchaser within such twenty (20) Business Day period shall be final and binding with respect to such items, and if Seller and Purchaser agree in writing on the resolution of each disputed item specified in the Notice of Disagreement, the amount so determined shall be final and binding on the Parties for all purposes hereunder.

(d) If Seller and Purchaser have not resolved all such differences by the end of such twenty (20) Business Day period, Seller and Purchaser shall submit, in writing, to Ernst & Young or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by Seller and Purchaser (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute, the amount of Net Working Capital and the amount of Assumed Extremities Accounts Payable as of the Closing, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of Net Working Capital and the amount of Assumed Extremities Accounts Payable as of the Closing, which determination shall be final and binding on the Parties for all purposes hereunder. Notwithstanding the foregoing, the Independent Accounting Firm’s authority to resolve any dispute shall be limited to the correct nature and amount of each item remaining in dispute, and any dispute among the Parties regarding the interpretation of this Agreement and the terms hereof shall be resolved, including through appropriate judicial resolution if necessary, prior to submission of the dispute to the Independent Accounting Firm. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the Parties in accordance with the provisions of this Section within the range of the difference between Purchaser’s position with respect thereto and Seller’s position with respect thereto. The determination of the Independent Accounting Firm shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section. Seller and Purchaser shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within twenty (20) Business Days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in any competent court. Subject to the following sentence, the costs of any dispute resolution pursuant to this subsection, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by Purchaser and Seller in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative Dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. Notwithstanding the foregoing, the fees and disbursements of the Representatives of each Party incurred in connection with their preparation or review of the Post-Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such Party.

(e) The Purchase Price shall be adjusted downward by the amount (if any) by which Net Working Capital, as finally determined pursuant to this Section, is less than Estimated Net Working Capital (the “Downward Adjustment Amount”). The Purchase Price shall be adjusted upward by the amount (if any) by which Net Working Capital is greater than Estimated Net Working Capital, as finally determined pursuant to this Section (the “Upward Adjustment Amount”). In the event of a Downward Adjustment Amount, Seller shall, within five (5) Business Days after the Post-Closing Statement becomes final and binding in accordance with this Section, make payment to Purchaser to an account or accounts designated by Purchaser, by wire transfer of immediately available funds, of an amount equal to the Downward Adjustment Amount. In the event of an Upward Adjustment Amount, Purchaser shall, within five (5) Business Days after the Post-Closing Statement becomes final and binding in accordance with this Section, make payment to Seller to an account or accounts designated by Seller, by wire transfer of immediately available funds, of an amount equal to the Upward Adjustment Amount. Notwithstanding anything contained in this subsection (e), neither the Upward Adjustment Amount nor the Downward Adjustment Amount, if any, will be paid unless such Upward Adjustment Amount or Downward Adjustment Amount, as applicable, is greater than or equal to Six Hundred Thousand Dollars ($600,000).

(f) In the event the Estimated Assumed Extremities Accounts Payable is greater than the Assumed Extremities Accounts Payable as of the Closing, as finally determined pursuant to this Section, Purchaser shall, within five (5) Business Days after the Post-Closing Statement becomes final and binding in accordance with this Section, make payment to Seller to an account or accounts designated by Seller, by wire transfer of immediately available funds, of an amount equal to the Estimated Assumed Extremities Accounts Payable minus the Assumed Extremities Accounts Payable as of the Closing, as finally determined pursuant to this Section. In the event the Assumed Extremities Accounts Payable as of the Closing, as finally determined pursuant to this Section, is greater than the Estimated Assumed Extremities Accounts Payable, Seller shall, within five (5) Business Days after the Post-Closing Statement becomes final and binding in accordance with this Section, make payment to Purchaser to an account or accounts designated by Purchaser, by wire transfer of immediately available funds, of an amount equal to the Assumed Extremities Accounts Payable as of the Closing, as finally determined pursuant to this Section minus the Estimated Assumed Extremities Accounts Payable.

Section 1.7 Allocation of Purchase Price.

(a) The sum of the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets, including the Equity Interests (the “Allocation”). The Allocation (including any revision thereof) will be consistent with the principles of Section 1060 and the related Treasury Regulations or any similar provisions under foreign Laws, as applicable. Within fifteen (15) Business Days after the date hereof, Purchaser shall provide Seller with a proposed Allocation for Seller’s review and comment, which proposed Allocation shall also set forth in a reasonable manner the principles used in establishing such Allocation. If Seller does not provide any comments to Purchaser in writing within fifteen (15) Business Days following delivery by Purchaser of the proposed Allocation, then the Allocation proposed by Purchaser shall be deemed to be final and binding, subject to (i) subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities, and (ii) the identification of additional Purchased Assets or Excluded Assets pursuant to Section 5.5, as discussed below. If, however, Seller submits comments to Purchaser within such fifteen (15) Business Day period, Seller and Purchaser shall negotiate in good faith to resolve any differences within fifteen (15) Business Days thereafter. If Seller and Purchaser are unable to reach a resolution within such fifteen (15) Business Day period, then Seller and Purchaser shall either (i) agree to disagree with respect to the Allocation, or (ii) submit all disputed items for resolution by an internationally recognized, independent accounting firm mutually selected by Purchaser and Seller (the “Allocation Accounting Firm”), which shall make a final determination as to the disputed items within fifteen (15) Business Days after such submission, and such determination shall be final, binding and conclusive on Seller and Purchaser; it being understood that the Allocation Accounting Firm shall act as an expert and not as an arbitrator to determine, based solely on the written submissions of Seller, on the one hand, and Purchaser on the other hand, the appropriate Allocation of the disputed items in a manner consistent with the principles of Section 1060 and the related Treasury Regulations or any similar provisions under foreign Laws, as applicable. The fees and disbursements of the Allocation Accounting Firm shall be shared equally between Seller and Purchaser. Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected in the Allocation in accordance with the principles set forth on, and in a manner consistent with, the Allocation as previously agreed between the Parties or determined by the Allocation Accounting Firm to the extent such an agreement was reached or such a determination was made. If additional Purchased Assets or Excluded Assets are properly identified after Closing pursuant to Section 5.5, the Purchase Price shall be re-allocated among the Purchased Assets in accordance with the principles set forth on, and in a manner consistent with, the Allocation as previously agreed between the Parties or determined by the Allocation Accounting Firm to the extent such an agreement was reached or such a determination was made. For all Tax purposes, Purchaser and Seller agree that all transactions contemplated in this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, if any, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise, except as required by a final determination. To the extent the Parties have agreed to an Allocation, or such an Allocation was determined by the Allocation Accounting Firm, each of Seller and Purchaser agrees to cooperate with the other in preparing IRS Form 8594 and any similar form under any Applicable Law, and to furnish the other with a copy of such Form prepared in draft form within a reasonable period before its filing due date.

(b) Transfer Taxes. Seller, on the one hand, and Purchaser, on the other hand, shall each be liable for, and shall pay one-half (1/2) of any Transfer Taxes. Purchaser and Seller each shall use commercially reasonable efforts to consult and cooperate with each other with respect to the filing of any Tax Return or other document required to be filed with respect to, and to minimize, such Transfer Taxes. For the avoidance of doubt, Purchaser shall pay one hundred percent (100%) of any and all Tax imposed by Section 4191 of the Code or any related provision of Law as a result of or in connection with the Transactions.

(c) Withholding. Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax Law or under any applicable legal requirement. Any amounts so deducted shall be remitted by Purchaser to the appropriate Taxing Authority on a timely basis. To the extent such amounts are so deducted or withheld and remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 1.8 Shared Contracts.

(a) Each Shared Contract that, pursuant to its terms, permits the assignment to Purchaser of only those rights of Seller or its Subsidiary under such Shared Contract related to the OrthoRecon Products or the Business without the consent of the counterparty thereto or other conditions, including conditions requiring the payment of any transfer or other fee (the “Assignable Shared Contracts”), shall be deemed to be an Assumed Contract hereunder and Seller shall cause to be assigned to Purchaser, as of the Closing, Seller’s or its Subsidiaries’ respective rights under such Assignable Shared Contract, to the extent related to the OrthoRecon Products or the Business, in accordance with its terms. Seller shall use commercially reasonable efforts prior to the Closing to cause the counterparty to each Shared Contract that is not an Assignable Shared Contract (the “Non-Assignable Shared Contracts”) to consent to the assignment to Purchaser of such Non-Assignable Shared Contract or partial assignment of those rights of Seller or its Subsidiary under such Non-Assignable Shared Contract related to the OrthoRecon Products or the Business, or to otherwise reasonably cooperate with Purchaser in Purchaser’s efforts to enter into a new Contract with such counterparty on substantially the same terms as exist under such Non-Assignable Shared Contract, in each case as of the Closing. The portion related to the OrthoRecon Products or the Business of each such Non-Assignable Shared Contract for which the Parties have received consent to the entire or partial assignment shall thereafter be deemed to be an Assumed Contract hereunder and, if applicable, Seller shall wholly assign, or partially assign, such portion to Purchaser as of the Closing such Non-Assignable Shared Contract in accordance with its terms. Purchaser and Seller understand and agree that with respect to any Shared Contract, Seller may require transition services from Purchaser to provide it with the rights and benefits of such Shared Contract to the extent such contract relates to the Retained Business, and Purchaser agrees to provide such services to Seller in the manner set forth in (and subject to the terms and conditions of) the Transition Services Agreement.

(b) Any Shared Contract that is a Non-Assignable Shared Contract for which the arrangements described in Section 1.8(a) could not be entered into prior to the Closing shall be a Non-Transferable Asset subject to Section 1.9.

Section 1.9 Non-Transferable Assets.

(a) Notwithstanding the foregoing, if any Purchased Asset is not assignable or transferable (each, a “Non-Transferable Asset”) without a Consent, and any such Consent is not obtained on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Transferable Asset, and Purchaser or Parent’s designee(s) shall not assume Seller’s rights or obligations under such Non-Transferable Asset (and such Non-Transferable Asset shall not be included in the Purchased Assets), and instead Seller shall use commercially reasonable efforts to (i) if applicable and requested by Purchaser, negotiate and enter into a mutually agreed upon transition services agreement with Purchaser or Parent’s designees with respect to such Non-Transferable Asset, including access to and the use and benefit of such Non-Transferable Asset, and (ii) obtain any such Consent as soon as reasonably practicable after the Closing Date and thereafter Seller shall transfer and assign to Purchaser such Non-Transferable Assets for no additional consideration. Following any such assignment or transfer, such Non-Transferable Assets shall be deemed Purchased Assets for purposes of this Agreement.

(b) After the Closing, Seller shall, at Purchaser’s expense, use commercially reasonable efforts (including negotiating and entering into a mutually agreed upon transition services agreement with Purchaser or Parent’s designees, which, notwithstanding anything in this paragraph to the contrary, such services shall be provided at the cost to the service provider to provide such service, and making any necessary payments to third parties or otherwise incurring expenses or costs) to provide Purchaser or Parent’s designee(s) with all of the rights and benefits of any Non-Transferable Assets after the Closing as if the appropriate Consent had been obtained, including by granting subleases, sublicenses, subcontractor arrangements or other rights and establishing arrangements whereby Purchaser shall have the benefits of and shall undertake the obligation to perform under the Assumed Contracts (including enforcement for the benefit of Purchaser of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Non-Transferable Assets by such other party and, if requested by Purchaser, acting as an agent on behalf of Purchaser or as Purchaser shall otherwise reasonably require). In any such arrangement with respect to an Assumed Contract, Purchaser shall (i) pay, perform or discharge when due any Liabilities arising thereunder after the Closing but not transferred to Purchaser, and shall be solely responsible for completion of the work or provision of goods and services, (ii) bear the economic costs of all Taxes with respect thereto or arising therefrom and (iii) be solely entitled to all benefits thereof, economic or otherwise. If and when such Consents or approvals are obtained or such other required actions have been taken, the assignment of such Non-Transferable Asset will be effected in accordance with the terms of this Agreement. Seller shall advise Purchaser in writing at least ten (10) Business Days prior to the Closing with respect to any Assumed Contract that Seller knows or has substantial reason to believe will or may not be assignable or transferable to Purchaser hereunder at the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as (a) disclosed or reflected in any form, report or other document filed by Seller with the Securities and Exchange Commission (“SEC”) since January 1, 2008, and prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” (ii) any disclosure of risks included in any “forward-looking statements” disclaimer, (iii) any other statements that are similarly predictive or forward-looking in nature, and (iv) any disclosure that was amended or supplemented by a subsequent form, report or other document filed by Seller with the SEC in which case the relevant disclosure for purposes of this Article II shall be the amended or supplemented disclosure, if applicable; provided, that, in each case of (i) through (iii), other than any specific factual information contained therein), or (b) set forth in the corresponding sections or subsections of the disclosure schedule attached hereto (each section of which qualifies only the specifically identified Sections or subsections of this Article to which such disclosure schedule relates and each other Section or subsection of this Article to the extent that it is reasonably apparent that such disclosure should also qualify such other Section or subsection (the “Seller Disclosure Schedule”)), Seller hereby, upon the execution of this Agreement and at the Closing, represents and warrants to Purchaser as follows:

Section 2.1 Organization and Qualification.

(a) Seller is a corporation duly organized, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the Applicable Laws of the jurisdiction of its incorporation. Seller has the requisite corporate power and authority to own, lease and operate all of the Purchased Assets occupied, owned, leased or operated by it and to carry on the Business as now being conducted in all material respects. Seller is duly qualified or licensed in all material respects as a foreign corporation to do business, and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the character of the material Purchased Assets occupied, owned, leased or operated by it or the nature of the Business makes such qualification or licensing necessary.

(b) A complete and correct list of all Subsidiaries of Seller that are the Transferred Company and the Asset Transferring Companies (such subsidiaries, the “Related Subsidiaries”) and their respective jurisdictions of incorporation or formation are set forth in Section 2.1(b) of the Seller Disclosure Schedule. Each of the Related Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the Applicable Laws of the jurisdiction of its incorporation or formation. Each of the Related Subsidiaries has the requisite corporate power and authority to own, lease and operate all of the Purchased Assets occupied, owned, leased or operated by it and to carry on the Business as now being conducted in all material respects. Each of the Related Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the material Purchased Assets occupied, owned, leased or operated by it or the nature of the Business makes such qualification or licensing necessary.

Section 2.2 Certificate of Incorporation and Bylaws; Minute Books.

(a) Seller has made available to Purchaser a complete and correct copy of the certificate of incorporation and articles of incorporation, or equivalent organizational documents, each as amended to date, of the Transferred Company. These certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither Seller nor the Transferred Company is in violation of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

(b) Seller has made available to Purchaser complete and correct copies of the minute books of the Transferred Company. The minute books of the Transferred Company contain complete and correct copies of all minutes of meetings of and actions by the stockholders of the Transferred Company, the board of directors (or equivalent governing body) of the Transferred Company, and all committees of such board (or equivalent governing body) of the Transferred Company, and accurately reflect all corporate actions of the Transferred Company that are required by Applicable Law, its certificate of incorporation or bylaws or other governing documents to be passed upon by the stockholders of the Transferred Company, the board of directors (or equivalent governing body) of the Transferred Company, or any committee of such board (or equivalent governing body) of the Transferred Company.

Section 2.3 Capitalization.

(a) All of the outstanding Equity Interests are owned, directly or indirectly, by Seller and, more specifically, Wright Medical Technology, Inc. owns all of the outstanding Equity Interests and Seller owns all of the outstanding equity interests of Wright Medical Technology, Inc. All of the authorized and outstanding Equity Interests are set forth in Section 2.3(a) of the Seller Disclosure Schedule.

(b) All outstanding shares of capital stock (or other equity interests) in the Transferred Company are duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, antidilution rights, rights of first refusal or similar rights, free and clear of any Encumbrances, and issued in compliance with applicable securities Laws.

(c) With respect to the Transferred Company, there are no (i) outstanding subscriptions, options, calls, warrants or other rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Transferred Company of any shares of its capital stock or other equity interests; (ii) outstanding securities, instruments or obligations issued or granted by the Transferred Company that are or may become convertible into or exchangeable for any of the Transferred Company’s securities; (iii) Contracts under which the Transferred Company is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any of its securities; (iv) stockholder agreements, voting trusts or other Contracts that may affect the exercise of voting or any other rights with respect to the Transferred Company’s capital stock or other equity interests; or (v) contractual or other obligations to register any of the Transferred Company’s presently outstanding securities.

Section 2.4 Authority. Seller and its Subsidiaries have all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Seller or any of its Subsidiaries is or, at the Closing, will become a party and to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the Transactions. The execution and delivery of this Agreement and each other Transaction Document to which Seller or any of its Subsidiaries is or, at the Closing, will become a party, and the consummation of the Transactions, have been duly and validly authorized by the board of directors of Seller or such Subsidiary, as applicable. Except with respect to any approvals needed with respect to transfers of Purchased Assets and Assumed Liabilities held by any Asset Transferring Company, which will be effected prior to the Closing, no other corporate proceedings on the part of Seller or any of its Subsidiaries are necessary to authorize this Agreement and each other Transaction Document to which Seller or its Subsidiaries is or, at the Closing, will become a party, or to consummate the Transactions. This Agreement and each other Transaction Document to which Seller or any of its Subsidiaries is or, at the Closing, will become a party have been or, at the Closing, will be, as the case may be, duly and validly executed and delivered by Seller or such Subsidiary and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, constitute or, with respect to any Transaction Document to be executed at the Closing, will constitute the valid, legal and binding obligations of Seller or such Subsidiary, as applicable, enforceable against Seller or such Subsidiary, as applicable, in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 2.5 No Conflict; Required Consents and Approvals.

(a) The execution, delivery and performance by Seller or any of its Subsidiaries of this Agreement and each of the Transaction Documents to which Seller or any of its Subsidiaries is or will be a party, and the consummation of the Transactions, do not and will not: (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of Seller or any of its Subsidiaries; (ii) conflict with or violate any Applicable Law; or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, require any consent of or notice to any Person pursuant to, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the Purchased Assets (including the assets held by the Transferred Company) pursuant to, or otherwise adversely affect the rights of Seller or any of its Subsidiaries under, or result in the loss of a material benefit under, any Assumed Contract or Business Permit.

(b) The execution, delivery and performance by Seller or any of its Subsidiaries of this Agreement and each of the Transaction Documents to which Seller or any of its Subsidiaries is or will be a party, and the consummation of the Transactions by Seller and its Subsidiaries do not, and the performance of this Agreement by Seller and its Subsidiaries will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity for such performance, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and under any other applicable antitrust, competition, trade regulation or merger control Law (together with the HSR Act, the “Antitrust Laws”) and (ii) those Consents, approvals, authorizations, Permits, filings or notifications listed in Section 2.5(b)(ii) of the Seller Disclosure Schedule.

(c) No “fair price,” “interested stockholder,” “business combination” or similar provision of any state takeover Law is, or at the Closing will be, applicable to the Transactions.

Section 2.6 Compliance with Applicable Law; Permits.

(a) Compliance. With respect to the conduct or operation of the Business or use of the Purchased Assets, (i) since January 1, 2008, Seller and each of its Subsidiaries are, and have been, in compliance in all material respects with all Applicable Laws, (ii) since January 1, 2008, neither Seller nor any of its Subsidiaries has received any written notice, Order, complaint or other written communication that the Transferred Company or any Asset Transferring Company has any material Liability under any Applicable Law that has not been fully discharged or extinguished or that Seller or any of its Subsidiaries is not, or has not been, in compliance in all material respects with any Applicable Law and, to the Knowledge of Seller, there is no reasonable basis therefor, (iii) since January 1, 2008, there has not occurred and neither Seller nor any of its Subsidiaries has received any written notice, Order, complaint, or other written communication of any pending or threatened investigation or review by any Governmental Entity with respect to Seller or its Subsidiaries regarding a violation of any Applicable Law by Seller or any of its Subsidiaries, that has subjected, or is reasonably likely to subject, Seller or any of its Subsidiaries to any material Liability and, to the Knowledge of Seller, there is no reasonable basis therefor, and (iv) to the Knowledge of Seller, none of Seller’s managers, officers or employees are in violation in any material respect of any Applicable Law applicable to them by virtue of, and in connection with, their capacity as manager, officer or employee, respectively, of Seller or its Subsidiaries.

(b) Actions and Investigations. With respect to the conduct or operation of the Business or use of the Purchased Assets, since January 1, 2008 (i) neither Seller nor any of its Subsidiaries has received any written notice, Order, complaint or other written communication of any actual or threatened enforcement Action or investigation by the FDA or any similar foreign Governmental Entity that has jurisdiction over the operation of Seller and its Subsidiaries, and (ii) to Seller’s Knowledge, neither the FDA nor any other Governmental Entity is considering such action.

(c) Reports and Records. With respect to the conduct or operation of the Business or use of the Purchased Assets, (i) all reports, documents, forms, claims, Permits, applications, records submissions, supplements, amendments and notices, including all design history files and technical files concerning the OrthoRecon Products, required to be filed with, maintained or furnished to the FDA or any similar foreign Governmental Entity by Seller, any of its Subsidiaries, and any Person that manufactures, develops, packages, processes, labels, markets, tests or distributes OrthoRecon Products pursuant to a development, distribution, commercialization, manufacturing, supply, testing or other arrangement with Seller or any of its Subsidiaries (each, a “Seller Partner”) have, since January 1, 2008, been so filed, maintained or furnished by Seller, its Subsidiaries and the Seller Partners, as applicable, (ii) all such reports, documents, claims and notices, including all design history files and technical files concerning the OrthoRecon Products, were complete, not misleading and accurate in all material respects on the date filed or furnished and remain complete and accurate in all material respects as required by law, and (iii) neither Seller nor any of its Subsidiaries, nor, to Seller’s knowledge, any Key Employee, has made on behalf of Seller or any of its Subsidiaries any material false statement or material omission in any application or other submission relating to the OrthoRecon Products to the FDA or other similar foreign Governmental Entity.

(d) FDCA Compliance. With respect to the conduct or operation of the Business or use of the Purchased Assets, (i) the OrthoRecon Products and product candidates are and have been, since January 1, 2008, developed, manufactured, tested, distributed, promoted and marketed in material compliance with all applicable requirements under the FDCA and comparable Laws in any non-U.S. jurisdiction, including those relating to investigational use, premarket clearance or approval, registration and listing, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports, (ii) Seller and each of its Subsidiaries have maintained, since January 1, 2008, materially accurate and complete documentation showing that components supplied to and accepted by Seller and each of its Subsidiaries are manufactured in accordance with Seller’s or its Subsidiaries’ specifications therefor, (iii) the processes used to produce the OrthoRecon Products are described in documents maintained by Seller and each of its Subsidiaries in a materially complete and accurate manner, and such documents have been made available to Purchaser and (iv) such processes are adequate to ensure that commercial quantities of the OrthoRecon Products conform to the specifications established therefor and will not be adulterated or misbranded under the FDCA, in each case in all material respects.

(e) Permits. Seller and each of its Subsidiaries are, and at all times since January 1, 2008 have been, in possession of, and in compliance in all material respects with all material Permits reasonably necessary for Seller or its Subsidiaries to own, lease and operate the Purchased Assets and to lawfully carry on the Business as it is now being conducted, and to develop, manufacture, test, distribute, promote and market the OrthoRecon Products and, to the extent applicable, product candidates (the “Business Permits”), a complete and correct list of which is set forth, as of the date hereof, in Section 2.6(e) of the Seller Disclosure Schedule. Each such material Business Permit is valid and in full force and effect. Neither Seller nor any of its Subsidiaries has received, since January 1, 2008, any written notice of, and to the Knowledge of Seller, there has not occurred, is not pending and is not threatened, any suspension, cancellation, modification, revocation or nonrenewal of any Business Permit that has subjected, or is reasonably likely to subject, Seller or any of its Subsidiaries to any material Liability and, to the Knowledge of Seller, there is no reasonable basis therefor. All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Business Permit from the FDA or similar foreign Governmental Entity relating to Seller, the Business and the Purchased Assets, when submitted to the FDA or other Governmental Authority were true, complete and correct as of the date of submission in all material respects or were subsequently corrected.

(f) Sanctions.

(i) Except as set forth in Section 2.6(f) of the Seller Disclosure Schedule, with respect to the conduct or operation of the Business or use of the Purchased

Assets, Seller has not, since January 1, 2008, had any manufacturing site subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or similar foreign Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or similar written correspondence or notice from the FDA or similar foreign Governmental Entity in respect of the Business and OrthoRecon Products and alleging or asserting noncompliance with any Applicable Laws or Business Permits, and, to the Knowledge of Seller, neither the FDA nor any Governmental Entity is considering such action.

(ii) With respect to the conduct or operation of the Business or use of the Purchased Assets, neither Seller nor any of its Subsidiaries has received, since January 1, 2008, any written notice that the FDA or any similar foreign Governmental Entity has commenced, or threatened to initiate, any action to (A) withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any OrthoRecon Products, (B) enjoin manufacture or distribution of any OrthoRecon Product, or restrict the promotion of any OrthoRecon Product, (C) enjoin the manufacture or distribution of any product of Seller or any of its Subsidiaries produced at any facility where any product of Seller or any of its Subsidiaries is manufactured, tested, processed, packaged or held for sale, or (D) investigate Seller or the OrthoRecon Products or Seller’s practices related thereto.

(iii) Seller is not the subject of any pending or, to the Knowledge of Seller, threatened investigation with respect to the Business or the Purchased Assets, by the FDA pursuant to its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” as set forth in FDA’s Compliance Policy Guide, Section 120.100 (CPG 7150.09) and any amendments thereto. Neither Seller, nor, to the Knowledge of Seller, any of its directors, officers or employees, has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under (A) 21 U.S.C. Section 335a, or (B) any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or threatened against Seller or, to the Knowledge of Seller, any of its directors, officers or employees.

(g) Recalls. Except as set forth in Section 2.6(g) of the Seller Disclosure Schedule, with respect to the conduct or operation of the Business or use of the Purchased Assets, since January 1, 2008 (i) Seller and each of its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any OrthoRecon Product, and (ii) Seller and each of its Subsidiaries have no Knowledge of any facts that are reasonably likely to cause (A) the recall, market withdrawal or replacement of any OrthoRecon Product, (B) a change in the marketing classification or a material change in the labeling of any such products, or (C) a termination or suspension of the marketing of such products.

(h) Corporate Integrity and Monitoring Agreements. With respect to the conduct or operations of the Business or use of the Purchased Assets, Seller and its Subsidiaries

are in compliance with all the terms and obligations specified in the Corporate Integrity Agreement, and no “Covered Person,” as such term is defined in the Corporate Integrity Agreement, is an “ineligible person,” as such term is defined in the Corporate Integrity Agreement. Other than the Corporate Integrity Agreement, neither Seller nor its Subsidiaries is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Entity.

(i) HIPAA. Neither Seller nor any of its Subsidiaries is or has ever been a “covered entity” or a “business associate” as defined in the Health Insurance Portability and Accountability Act of 1996 or the regulations promulgated pursuant thereto.

Section 2.7 Financial Statements.

(a) Copies of unaudited carve-out consolidated balance sheet and income statement, excluding adjustments for Taxes, of the Business as of December 31, 2011, and December 31, 2012, of the Business for the fiscal years ended as of such dates, (collectively referred to as the “Financial Statements”) and the unaudited carve-out consolidated balance sheet and income statement, excluding adjustments for Taxes, as of March 31, 2013, (collectively referred to as the “Interim Financial Statements”), are attached hereto as Section 2.7 of the Seller Disclosure Schedule.

(b) Each of the Financial Statements and the Interim Financial Statements (i) has been prepared in accordance with the books and records of Seller and its Subsidiaries related to the Business, (ii) has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly presents, in all material respects, the consolidated financial position and results of operations of the Business as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. The statements of income contained in the Financial Statements and the Interim Financial Statements may contain items of special or nonrecurring income or any other income not earned in the ordinary course of business consistent with past practice.

(c) Seller maintains effective internal control over financial reporting, as such term is defined under Rule 13a-15 promulgated under the Securities Exchange Act of 1934, as amended.

Section 2.8 Absence of Changes. Since the date of the unaudited carve-out consolidated balance sheet of the Business as of March 31, 2013 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”): (a) Seller and its Subsidiaries have conducted the Business only in the ordinary course of business consistent with past practice; (b) there has not been any event, condition, circumstance, development, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; (c) neither Seller nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any the Purchased Assets or the Business that would be material to the Business, whether or not covered by insurance, and (d) neither Seller nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.1 (Conduct of Business) and Section 4.2 (Restrictions on Conduct of Business).

Section 2.9 No Undisclosed Liabilities. With respect to the conduct or operation of the Business or use of the Purchased Assets, except as and to the extent adequately accrued or reserved against in the Balance Sheet or as not required by GAAP to be reflected in the Balance Sheet, neither Seller nor any of its Subsidiaries has any Liability, except for Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, that, individually or in the aggregate, are not material.

Section 2.10 Title; Sufficiency; Condition of Assets.

(a) Seller and the Related Subsidiaries have good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, are the exclusive legal and equitable owners of, and have the unrestricted power and right to sell, assign and deliver the Purchased Assets. The Purchased Assets are free and clear of all Encumbrances of any kind or nature, except Permitted Encumbrances. Upon the Closing, Purchaser will acquire exclusive, good and marketable title or license to or a valid leasehold interest in (as the case may be) the Purchased Assets, and no restrictions will exist on Purchaser’s right to resell, license or sublicense any of the Purchased Assets or Assumed Liabilities or engage in the Business.

(b) The Purchased Assets, together with the other specific assets and services to be provided to Purchaser under the Transaction Documents, collectively constitute all of the material assets, tangible and intangible, of any nature whatsoever, primarily used in, held for use primarily in, or necessary to conduct the Business as currently conducted and such Purchased Assets, together with the other specific assets and services to be provided to Purchaser under the Transaction Documents, are sufficient for the continued conduct of the Business as of the Closing in substantially the same manner as currently conducted.

(c) All tangible machinery and equipment that are part of the Purchased Assets have been maintained in accordance with generally accepted industry practice and are (i) in good operating condition and repair, ordinary wear and tear excepted, (ii) suitable and adequate for continued use in the manner in which they are presently being used, and (iii) free of patent material defects.

Section 2.11 Accounts Receivable and Accounts Payable.

(a) Section 2.11(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of the accounts receivable of both the Business and the Retained Business to be assumed by Purchaser (the “Assumed Accounts Receivable”), as such accounts existed as of

March 31, 2013. Each Assumed Accounts Receivable is (i) a valid and legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Encumbrances, and not subject to set-offs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent; and (ii) a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtor.

(b) (i) Section 2.11(b)(i) of the Seller Disclosure Schedule sets forth an accurate and complete list of the accounts payable of both the Business and the Retained Business to be assumed by Purchaser (the “Assumed Accounts Payable”), as such accounts existed as of March 31, 2013, (ii) Section 2.11(b)(ii) of the Seller Disclosure Schedule sets forth that portion of the Assumed Accounts Payable of the Business (“Assumed OrthoRecon Accounts Payable”), as such accounts existed as of March 31, 2013, and (iii) Section 2.11(b)(iii) of the Seller Disclosure Schedule sets forth that portion of the Assumed Accounts Payable of the Retained Business (“Assumed Extremities Accounts Payable”), as such accounts existed as of March 31, 2013.

Section 2.12 Litigation. Except as set forth in Section 2.12 of the Seller Disclosure Schedule, as of the date hereof, neither Seller nor any of its Subsidiaries has received any written notice of, and there has not occurred, is not pending and, to the Knowledge of Seller, is not threatened, any material Action against Seller or any of its Subsidiaries related to the Business, Seller’s or its Subsidiaries’ interest in or use of the Purchased Assets, or any of the directors or officers of Seller or any of its Subsidiaries regarding their actions as such with respect to the Business and, to the Knowledge of Seller, there is no reasonable basis for any such Action. No Action, whether settled or unsettled, has occurred, is pending or, to the Knowledge of Seller, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. Neither Seller nor any of its Subsidiaries has received any written notice of, and to the Knowledge of Seller, there does not exist, any outstanding Order or pending or threatened investigation by, any Governmental Entity relating to the Business, Seller’s or any of its Subsidiaries’ interest in or use of any of its or the Purchased Assets, or any of the directors or officers of Seller or any of its Subsidiaries regarding their actions as such related to the Business, or the Transactions. There is no Action with respect to the Business or the Purchased Assets by Seller or any of its Subsidiaries pending, or that Seller or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 2.13 Employee Benefits.

(a) List of Employee Plans. Section 2.13(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, a complete and correct list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement or severance plans, programs or arrangements and all employment, termination, severance or other Contracts or agreements with or covering (including eligibility to participate) any Business Employee, in each case (i) to which Seller or any of its ERISA Affiliates is a party,

(ii) with respect to which Seller or any of its ERISA Affiliates has or would reasonably be expected to have any material obligation or Liability in respect of the Business Employees or their dependents or beneficiaries or (iii) that are maintained, contributed to or sponsored by Seller or any of its ERISA Affiliates for the benefit of the Business Employees or their dependents or beneficiaries (collectively, the “Employee Plans”).

(b) Transferred Plans. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Transferred Employee Plan has been established, maintained and administered in compliance with its terms and with the requirements prescribed by Applicable Law; (ii) all employer contributions to each Transferred Employee Plan required by Applicable Law or by the terms of such Transferred Employee Plan have been made, or, if applicable, accrued in accordance with GAAP; (iii) the fair market value of the assets of each Transferred Employee Plan, the liability of each insurer for any Transferred Employee Plan funded through insurance or the book reserve established for any Transferred Employee Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis accrued to the date of this Agreement with respect to all current and former participants under such Transferred Employee Plan, according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Transferred Employee Plan, and the Transactions shall not cause such assets or insurance obligations to be less than such benefit obligations; and (iv) each Transferred Employee Plan required to be registered with a Governmental Entity has been registered and has been maintained in good standing with such Governmental Entity. With respect to each Business Employee who is not a resident of the United States, Seller and each of its Subsidiaries have made all material social security contributions (including contributions to all mandatory provident fund schemes) in accordance with Applicable Laws.

(c) Employee Plans Made Available. Seller has furnished to Purchaser a complete and correct copy of each Employee Plan (or, in the case of an oral Employee Plan, a written summary of such plan), including all amendments, modifications or supplements thereto and, with respect to each Transferred Employee Plan, to the extent applicable, has delivered to Purchaser a complete and correct copy of (i) the most recently prepared actuarial report and financial statement; (ii) the most recent summary plan description or similar material summary; (iii) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan; and (iv) any currently applicable ruling, determination or similar document issued by a Governmental Entity relating to the satisfaction of any legal requirement necessary to obtain the most favorable tax treatment. Neither Seller nor any of its ERISA Affiliates has any express or implied commitment (A) to create, incur Liability with respect to, or cause to exist any new employee benefit plan, program or arrangement that would be considered an Employee Plan or (B) to modify, change or terminate any Employee Plan, other than with respect to a modification, change or termination required by Applicable Laws.

(d) Multiemployer, Title IV and Other Funded Plans. Neither Seller nor any ERISA Affiliate maintains, sponsors or contributes to, or has within the past six years maintained, sponsored or contributed to (i) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (ii) a single employer pension plan within the meaning of

Section 4001(a)(15) of ERISA for which Seller or any of its ERISA Affiliates could incur Liability under Section 4063 or 4064 of ERISA, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a plan that is subject to Title IV of ERISA or Section 412 of the Code or (v) a “funded welfare plan” within the meaning of Section 419 of the Code, with respect to which Purchaser could have any Liability.

(e) Severance, Change of Control and Retiree Welfare Plans. Except as set forth on Section 2.13(e)(i) of the Seller Disclosure Schedules, no Employee Plan: (i) provides for the payment of “double trigger” separation, severance or termination benefits to any Business Employee in connection with the Transactions or obligates Seller to make any payment to any Business Employee or provide any benefit to any Business Employee as a result of the Transactions, or (ii) provides for or promises, or has provided for or promised, retiree medical, disability or life insurance benefits to any Business Employee, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state Law, in each case with respect to which Purchaser could have any Liability. The consummation of the Transactions (either together with or upon the occurrence of any additional or subsequent events) will not result in any “excess parachute payment” (within the meaning of Section 280G of the Code) to a Business Employee.

(f) No Actions. There are no Actions or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened with respect to any Transferred Employee Plan or any related trust or other funding medium thereunder or with respect to Seller or any ERISA Affiliate as the sponsor or fiduciary thereof and, to the Knowledge of Seller, there is no basis for any such Action.

Section 2.14 Labor and Employment Matters.

(a) List of Business Employees and Business Consultants. Section 2.14(a) of the Seller Disclosure Schedule lists each (i) employee of Seller or any of its Subsidiaries whose employment or service primarily relates to or necessary to the conduct of the Business or the Purchased Assets (each, a “Business Employee”), including such Business Employee’s employee number, work location, employing entity, title or position, base salary or wage rate (including status as exempt or nonexempt from overtime pay requirements under the Fair Labor Standards Act or analogous United States state laws), and participation in incentive or bonus arrangements; and (ii) individual currently performing services that primarily relate to or are necessary to the conduct of the Business who is classified as an independent contractor or otherwise classified as a non-employee, including such individual’s compensation (each, a “Business Contractor”); provided that, for the Key Employees, names will be provided in lieu of employee numbers, and; provided further that to the extent applicable privacy or data protection Laws would prohibit the disclosure of certain personally identifiable information without the individual’s consent, Seller may omit such information from Section 2.14(a) of the Seller Disclosure Schedule. Except as set forth on Section 2.14(a) of the Seller Disclosure Schedule, no such Business Employee is on a leave of absence. As of the date hereof, no Key Employee has terminated or has advised Seller or any of its Subsidiaries of his or her intention to terminate employment with Seller or its Subsidiaries for any reason, including because of the consummation of the Transactions. To the Knowledge of Seller, all Business Employees are lawfully entitled to work for Seller or the applicable Subsidiary of Seller in the country of employment without restriction or any visa, permit or consent being required.

(b) Employment Contracts. Seller has provided Purchaser with copies of the standard form of employment agreement used in each of the countries in which Seller or any of its Subsidiaries employs Business Employees.

(c) At-Will Employment. All Business Employees and Business Contractors in the United States are employed or engaged on an at-will basis, which means that their employment can be terminated at any time, with or without notice, for any reason or no reason at all. The Seller Disclosure Schedule lists each Contract between Seller or any of its Subsidiaries and any Business Employee or Business Contractor in the United States that is not terminable upon notice by Seller or its Subsidiary, as applicable, without cost or other Liability, except for wages earned prior to the time of termination per employee.

(d) Classification. With respect to the conduct or operation of the Business or the ownership or use of the Purchased Assets, all individuals who are performing consulting or any other services for Seller or any of its Subsidiaries as an employee or an independent contractor, to the Knowledge of Seller, (i) are correctly classified under all Applicable Laws by Seller or such Subsidiary as either “independent contractors” (or comparable status in the case of a non-U.S. entity) or “employees” as the case may be, and, at the Closing Date, with respect to those individuals still performing services for Seller or any of its Subsidiaries as an employee as of the Closing Date, such individuals will qualify for such classification and (ii) are correctly classified under all Applicable Laws by Seller or such Subsidiary, as exempt or nonexempt from the payment of overtime, as the case may be.

(e) Compliance with Laws. With respect to the Business Employees, and except for failures that would not, alone or in the aggregate, reasonably be expected to be material, to the Knowledge of Seller, (i) Seller and each of its Subsidiaries are in compliance with all Applicable Laws regarding labor and employment, including those related to employment practices, terms and conditions of employment, wages and hours, leaves of absence, collective bargaining, equal opportunity, occupational health and safety, workers’ compensation, immigration, individual and collective consultation and notice of termination and redundancy, and (ii) neither Seller nor any of its Subsidiaries has any material Liability under any Applicable Laws related to employment and attributable to an event occurring or a state of facts existing prior to the date hereof, including any Liability that has been incurred by Seller or any of its Subsidiaries, but remains to be discharged, for breach of an employment contract with an employee or breach of any statutory employment right under Applicable Law.

(f) Claims. Except as set forth in Section 2.14(f) of the Seller Disclosure Schedule, there are no material claims, disputes, grievances, controversies, or other Actions related to the Business or the Purchased Assets pending or, to the Knowledge of Seller, threatened between Seller or any of its Subsidiaries, and any of their respective present or former Employees, and, to the Knowledge of Seller, there is no reasonable basis therefor.

(g) Certain Loans. There are no outstanding loans or advances from Seller or any of its Subsidiaries to Business Employees.

(h) Unions. With respect to the Business Employees, (i) neither Seller nor any of its Subsidiaries is or has in the last five (5) years been a party to any collective bargaining agreement, works council agreement, or similar agreement with a labor union or works council; (ii) to the Knowledge of Seller, none of the Business Employees is represented by any labor organization, and(iii) to the Knowledge of Seller, there are no present attempts by any labor union or any Business Employee or group of Business Employees to organize any Business Employees.

(i) Disputes. With respect to the Business Employees, in the last three (3) years, (i) no labor strike, dispute, , slow down or work stoppage has occurred, is pending or, to the Knowledge of Seller, is threatened or contemplated against Seller or any of its Subsidiaries, and (ii) except as set forth in Section 2.14(i) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has received any demand letters, charges of discrimination, suits, drafts of suits, complaints or other communications related to claims made by any of its current or former Business Employees before any Governmental Entity.

(j) WARN Act. With respect to the Business Employees, in the last five (5) years, neither Seller nor any of its Subsidiaries has taken any action that would constitute a plant closing or mass layoff within the meaning of, or otherwise trigger notice, compensation, or other obligations under the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101), or any similar Applicable Law regarding reductions in force, mass layoffs and plant closings (collectively, the “WARN Act”).

Section 2.15 Real Property.

(a) Owned Real Property.

(i) Section 2.15(a)(i) of the Seller Disclosure Schedule sets forth a complete and correct list of all Transferred Owned Real Property, including the address and recorded parcel number of such property. The Transferred Owned Real Property and the Leased Transferred Real Property constitutes all of the Real Property primarily used in, primarily held for use in or necessary in the conduct of the Business as currently conducted.

(ii) Title. Seller or its Subsidiaries (as applicable) own and has good and marketable title to all Transferred Owned Real Property, and at Closing, all Transferred Owned Real Property will be free and clear of all Encumbrances other than the Permitted Encumbrances. As of the date hereof, none of the Permitted Encumbrances, individually or in the aggregate, impair the use and operation of any Transferred Owned Real Property.

(iii) Owned Real Property Permits. Section 2.15(a)(iii) of the Seller Disclosure Schedule describes the only Permits required for the land use, ownership, occupancy, construction, operation and maintenance of the Transferred Owned Real Property or any portion thereof (the “Owned Real Property Permits”). Section 2.15(a)(iii) of the Seller Disclosure Schedule is true, correct and complete in all material respects and Seller is able to assign and transfer its interest in all such Owned Real Property Permits to Purchaser at Closing, without consent or payment of any transfer or other fee. Seller and each of its Subsidiaries have complied in all material respects with all applicable conditions and actions required pursuant to the terms of the Owned Real Property Permits, and each of the Owned Real Property Permits is in full force and effect and will be enforceable by Purchaser following the assignment and transfer thereof to Purchaser.

(iv) No Defects. To the Knowledge of Seller, there are no material defects in the Transferred Owned Real Property, the Improvements, or any portion thereof, other than (i) defects resulting from normal wear and tear, or (ii) defects that do not currently and would not be reasonably expected to have a material adverse effect on the use or operation of the Transferred Owned Real Property or the conduct of the Business therein. All of the Improvements, fixtures, systems, and other items of property located on the Transferred Owned Real Property are adequately maintained and suitable in all material respects for the purpose of conducting the Business as now being conducted, and neither Seller nor any of its Subsidiaries has received written notice that the operation thereof by Seller or its Subsidiaries as presently conducted is, and, to the Knowledge of Seller, the operation thereof by Seller or its Subsidiaries as presently conducted is not, in violation of any material applicable building code, zoning ordinance, Contract or other Applicable Law.

(v) Utilities. To the Knowledge of Seller, all water, sewer, gas, electric, telephone, cable, drainage and other utilities required by law or currently used in connection with the ownership, operation and maintenance of the Transferred Owned Real Property are installed across public property or valid easements to the boundary lines of such Transferred Owned Real Property, and to the Knowledge of Seller, are connected pursuant to valid permits. To the Knowledge of Seller, there is no pending or threatened termination or material reduction of any such utility services. All facilities located on the Transferred Owned Real Property that are used in connection with such utility services are adequate in all material respects for the service of the Transferred Owned Real Property and are in good operating condition and repair, ordinary wear and tear excepted.

(vi) Access. Each of the Transferred Owned Real Property has actual vehicular and pedestrian access to and from a public right-of-way that is adequate for the operation of the Business thereon.

(vii) Flood Zone. No Improvement is located in an area identified by the Federal Emergency Management Agency as a “Special Flood Hazard Area.”

(viii) Taxes; Assessments. Each Transferred Owned Real Property is comprised of one (1) or more tax assessment lots that constitute separate tax and assessment lots, and that do not constitute a portion of any other assessment and taxation lot. All property, real estate and other similar Taxes and assessments in respect of the Transferred Owned Real Property have been timely paid, and there is no such outstanding Tax or assessment that is due and payable but has not yet been paid. There are no special assessments to be levied against any portion of the Transferred Owned Real Property that are in addition to those disclosed in the Title Commitments. There are no pending contests of real estate Taxes against any portion of the Transferred Owned Real Property, and Seller has delivered to Purchaser all notices of reassessment received by Seller (or any of its Subsidiaries) since the last applicable tax bill issued. Except as set forth in Section 2.15(a)(viii) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is bound by any agreements with any Governmental Entity pertaining to the ad valorem taxation of the Transferred Owned Real Property or any portion thereof, or the assessment of any part of the Transferred Owned Real Property, for taxation purposes, or for the payment of any other Taxes, assessments, rates, dues, charges, fees, levies, excises, duties, fines, impositions, Liabilities, obligations and encumbrances (whether permanent or temporary).

(ix) Condemnation. There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings for the taking of all or any portion of any Transferred Owned Real Property.

(x) Casualty. As of the date hereof, neither the Transferred Owned Real Property nor any portion thereof is now materially damaged or injured as a result of any fire, explosion, accident, flood or other casualty. Neither Seller nor any of its Subsidiaries has received any written notice from any insurance company or bonding company of any defects or inadequacies in the Transferred Owned Real Property (or any portion thereof), that would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(xi) Insurance. Seller has delivered to Purchaser true, correct and complete certificates of all insurance policies for the Property (or any portion thereof) (the “Real Property Policies”). As of the date hereof, all premiums due and payable under the Real Property Policies have been paid to date. No pending or unresolved claims exist under any of the Real Property Policies, and neither Seller, any of its Subsidiaries, nor their employees, agents, contractors, licensees or invitees has done, by act or omission, anything that would impair the coverage of any of the Real Property Policies. There are no material unbudgeted capital expenditures required by any insurer in order for any Real Property Policy to remain in place with current pricing terms. Seller makes no representation or warranty about the assignability of such Insurance Policy.

(xii) Infestation. To the Knowledge of Seller, the Improvements are free from infestation by rodents or termites.

(xiii) No Liens; No Defaults. There are no material defaults or breaches under any covenant, condition, restriction, right of way, easement, mortgage, deed of trust, lien, license or Contract affecting all or any portion of the Owned Real Property that is to be performed or complied with by the owner of such portion of the Owned Real Property that has not been corrected. All of the bond indebtedness described in the Tennessee Leases has been paid and satisfied in full.

(xiv) No Contractual Rights. Neither Seller nor any of the Subsidiaries are party to, and to the Knowledge of Seller there do not exist, any outstanding options or other contractual rights to purchase, lease or use, or rights of first refusal to purchase, the Transferred Owned Real Property or any portion thereof or interests therein or contracts relating to the right to receive any portion of the income or profits from the sale, operation or development thereof, except the purchase options of Purchaser under the Tennessee Leases.

(xv) Possession. Seller and its Subsidiaries are the only parties in possession of the Transferred Owned Real Property, and there exist no leases or other Contracts or arrangements for the use or occupancy of any of the Transferred Owned Real Property by any Person other than Seller and its Subsidiaries.

(b) Leased Real Property.

(i) Section 2.15(b)(i) of the Seller Disclosure Schedule sets forth a complete and correct list of all Transferred Leases, in each instance as the same may have been amended, supplemented or otherwise modified from time to time, including the address of the property. Seller has caused to be delivered to Purchaser (or made available for inspection by Purchaser) true, correct and complete copies of all Transferred Leases (including all amendments, modifications, supplements, assignments, consents, waivers, and side letters relating thereto and all agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, and subordination agreements). Each of the Transferred Leases is in full force and effect. Other than the Transferred Leases, there are no leases, subleases or other agreements or arrangements for the use or occupancy of any real property by Seller or any of its Subsidiaries used primarily in the conduct of the Business.

(ii) No Defaults. To the Knowledge of Seller, no party to any Lease is in default of its obligations under its respective Lease, and Seller and its Subsidiaries are not in default of any of their material obligations under any Lease.

(iii) Assignment. Seller or its Subsidiary (as applicable) has the right to assign and transfer its interest in the Transferred Leases to Purchaser at the Closing, without obtaining the consent of, or payment of any transfer or other fee to, any Person. The consummation of the Transaction will not affect the enforceability against any Person of any Transferred Lease or any assignee of the rights of Seller or any of its Subsidiaries under any Transferred Lease or otherwise with respect to any Real Property, including, without limitation, the right to the continued use and possession of the Real Property for the conduct of Business as presently conducted.

(iv) Security. All security deposits, letters of credit and other security made in connection with the Transferred Leases are set forth in Section 2.15(b)(iv) of the Seller Disclosure Schedule. With respect to Leases for which Seller or any of its Subsidiaries is the lessor, Seller or such Subsidiary (as applicable) is able to transfer its rights in and to such security deposits, letters of credit and other security made in connection with such Leases to Purchaser at the Closing, free and clear of any Encumbrances.

(v) Contractual Rights. No party to a Lease has any: (A) right to purchase all or any portion of the Real Property or (B) right of first offer or right of first refusal to purchase all or any portion of the Real Property, except the purchase options of Purchaser under the Tennessee Leases. Each of the purchase options under the Tennessee Leases is in full force and effect and may be exercised by the tenant thereunder in accordance with the terms thereof.

(vi) Leasehold Title. Seller and each of its Subsidiaries have good, valid and marketable leasehold title to all Leased Transferred Real Property, in each case, free and clear of all Encumbrances.

(vii) Condition. All of the Improvements, fixtures, systems and other items of property owned by Seller or its Subsidiaries and located on the Leased Transferred Real Property are adequately maintained and suitable in all material respects for the purpose of conducting the Business as now being conducted, and neither Seller nor any of its Subsidiaries has received written notice that the operation thereof by Seller or its Subsidiaries as presently conducted is, and, to the Knowledge of Seller, the operation thereof by Seller or its Subsidiaries as presently conducted is not, in material violation of any Transferred Lease, any material applicable building code, zoning ordinance, or other Applicable Law.

(viii) Condemnation. To the Knowledge of Seller, there are no pending, or threatened, condemnation proceedings for the taking of all or any portion of any Leased Transferred Real Property.

(ix) Entire Agreement. Each Transferred Lease constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived except as described in Section 2.15(b)(ix) of the Seller Disclosure Schedule and the copies of the Leases that have previously been delivered by Seller to Purchaser. Neither Seller nor any of its Subsidiaries owes material brokerage commissions or finder’s fees with respect to any Real Property, nor would Seller or any of its Subsidiaries owe any such material fees if any existing Transferred Lease were renewed pursuant to any renewal options contained in such Transferred Lease.

(x) Possession. Seller and its Subsidiaries currently occupy all of the Real Property for the operation of the Business except as set forth in Section 2.15(b)(x) of the Seller Disclosure Schedule. Neither Seller nor any of its Subsidiaries has transferred or assigned any interest in any Real Property or any Lease, nor has Seller or any of its Subsidiaries leased, subleased or otherwise granted rights of use or occupancy of any of the Real Property to any Person, except as described in Section 2.15(b)(x) of the Seller Disclosure Schedule.

Section 2.16 Environmental, Health and Safety Matters.

(a) With respect to the Business and the Purchased Assets, each of Seller and its Subsidiaries is and has at all times been in compliance in all material respects with all applicable Environmental Laws and Occupational Safety and Health Laws. To the Knowledge of Seller and except as disclosed on Schedule 2.17, none of the properties associated with the Business currently or formerly owned, leased or operated by Seller or any of its Subsidiaries (including soils and surface and ground waters) are contaminated with any Hazardous Substance. With respect to the Business and the Purchased Assets, neither Seller nor any of its Subsidiaries has received any written notice, letter or written request for information stating that it may be in violation of Environmental Laws or Occupational Safety and Health Laws, or liable under any Contract or pursuant to Environmental Laws or Occupational Safety and Health Laws, for any contamination by Hazardous Substances at any site containing Hazardous Substances.

(b) With respect to the Business and the Purchased Assets, Seller and each of its Subsidiaries possess and are in compliance in all material respects with all Permits required under any applicable Environmental Law and Occupational Safety and Health Law. With respect to the Business and the Purchased Assets, none of Seller, any of its Subsidiaries or any of its or their officers has received nor, to the Knowledge of Seller, is there any basis for, any written communication or complaint from a Governmental Entity or other Person alleging that Seller or any of its Subsidiaries has any Liability under any Environmental Law or Occupational Safety and Health Law or is not in compliance with any Environmental Law or Occupational Safety and Health Laws.

(c) With respect to the Business and the Purchased Assets, to the Knowledge of Seller, there are no conditions, circumstances, or incidents that constitute a material violation by Seller or any of its Subsidiaries of, or are reasonably likely to prevent or interfere with Seller’s or its Subsidiaries’ future compliance with, any Environmental Laws or Occupational Safety and Health Laws.

(d) Seller and each of its Subsidiaries have made available to Purchaser complete and accurate copies of all material environmental site assessments, or audits in their possession relating to the environmental condition of the Business and Purchased Assets and Seller’s and its Subsidiaries’ compliance with Environmental Laws as related to the Business.

Section 2.17 Intellectual Property.

(a) Generally.

(i) Section 2.17(a)(i) of the Seller Disclosure Schedule sets forth a complete and correct list of all Registered Business Intellectual Property and Registered Shared Intellectual Property, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar), (C) the application or registration number, (D) the filing date and issuance/registration/grant date, and (E) the prosecution status.

(ii) Each current or former employee, officer, director, consultant and contractor of Seller or any of its Subsidiaries who is or has been involved in the development (alone or with others) of any OrthoRecon Products, Owned Business Intellectual Property or Owned Shared Intellectual Property, or who has had access to any Trade Secrets included in the Owned Business Intellectual Property or Owned Shared Intellectual Property, has executed and delivered to Seller or the relevant Subsidiary proprietary information, confidentiality and assignment agreements substantially in Seller’s standard forms (as made available to Purchaser) that assign to Seller or such Subsidiary all Intellectual Property and Intellectual Property Rights relating to the OrthoRecon Products, the Business, or their reasonably anticipated research and development that is or was created, developed, written, invented, conceived or discovered by Seller’s or its Subsidiaries’ employees, officers, consultants or contractors, as applicable, and that otherwise appropriately protect such Intellectual Property, and there has been no disclosure by Seller or its Subsidiaries (or any of its or their employees, officers, directors, consultants, or contractors) of any Trade Secrets included in the Owned Business Intellectual Property or the Owned Shared Intellectual Property that would compromise the status, protectibility or confidentiality of such Trade Secrets. All current and former employees, officers, consultants and contractors of Seller and its Subsidiaries have signed agreements in Seller’s standard form (as made available to Purchaser) in which each of them agrees not to use or disclose any Trade Secrets of Seller or the applicable Subsidiary except as explicitly authorized by Seller or such Subsidiary. In each case in which Seller or any of its Subsidiaries has acquired ownership (or claimed or purported to acquire ownership) of any Business Intellectual Property or Shared Intellectual Property from any Person (including any employee, officer, director, consultant and contractor of Seller or any Subsidiary), Seller or its applicable Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer ownership of any and all rights with respect to such Business Intellectual Property or Shared Intellectual Property, as applicable, to Seller or such Subsidiary. All assignments that are or may be required to be filed or recorded in order to be valid and effective against bona fide purchasers without notice of such assignment have been duly executed and filed and recorded with the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, and any applicable Governmental Entity elsewhere.

(iii) Neither Seller nor any of its Subsidiaries owes any compensation or remuneration to a Business Employee or Business Contractor in relation to any Owned Business Intellectual Property or Owned Shared Intellectual Property, including with respect to any Patent that is based on an invention of, or Copyright that is based on a work of, any current or former employee, officer, director, consultant or contractor of Seller or its Subsidiaries. There is no Patent, Copyright, or other Intellectual Property Rights included in the Business Intellectual Property or the Shared Intellectual Property, in each case, that is owned, exclusively licensed, or otherwise held by a Business Employee or Business Contractor.

(iv) None of the Registered Business Intellectual Property or Registered Shared Intellectual Property has been abandoned or passed into the public domain. Seller or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Business Intellectual Property and Owned Shared Intellectual Property, and all such Owned Business Intellectual Property and Owned Shared Intellectual Property is free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims, rights or interests of any kind or nature, except (i) Permitted Encumbrances, and (ii) the Outbound License Agreements. To the Knowledge of Seller, none of the Registered Business Intellectual Property or Registered Shared Intellectual Property has been held by the U.S. Patent and Trademark Office, or any corresponding office, department, organization, agency or other Governmental Entity in a country that is material to the Business, to be invalid. Neither Seller nor any of its Subsidiaries has committed fraud or engaged in misconduct before the U.S. Patent and Trademark Office or any corresponding office, department, organization, agency or other Governmental Entity in a country that is material to the Business with respect to any Patents covering or claiming any of the OrthoRecon Products (or components thereof) set forth on Section 2.17(a)(iv) of the Seller Disclosure Schedule, including the Patents listed on Section 2.17(a)(iv) of the Seller Disclosure Schedule. In the five (5) years prior to the Closing Date, neither Seller nor any of its Subsidiaries has received any notice or claim challenging Seller’s or any of its Subsidiaries’ sole and exclusive ownership of any Owned Business Intellectual Property or Owned Shared Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto or that any such Owned Business Intellectual Property or Owned Shared Intellectual Property is invalid, unenforceable or has been misused, and no Owned Business Intellectual Property or Owned Shared Intellectual Property has been challenged or threatened in any way.

(b) Trademarks.

(i) All Trademarks included in the Owned Business Intellectual Property and Owned Shared Intellectual Property are current and in good standing (i.e., there has been payment of all registration, renewal and other fees and the timely post-registration filing of affidavits of use and renewal applications and timely filing of affidavits as required to cause such Trademarks to become incontestable) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise affect the use, priority or enforceability of the Trademark in question, the defenses potentially available to any accused infringer thereof, or the remedies potentially available for infringement thereof.

(ii) In the five (5) years prior to the Closing Date, no Trademark included in the Registered Business Intellectual Property or Registered Shared Intellectual Property has been involved in any opposition or cancellation proceeding in the U.S. Patent and Trademark Office or any corresponding office, department, organization, agency or other Governmental Entity in a country that is material to the Business, and no such proceeding has been threatened.

(iii) All Trademarks included in the Registered Business Intellectual Property and Registered Shared Intellectual Property (other than pending intent-to-use applications) have been in continuous use by Seller and/or one or more of its Subsidiaries in all locations or jurisdictions where such Trademarks are registered.

(iv) Section 2.17(b)(iv) of the Seller Disclosure Schedule sets forth a complete and correct list of the common law or unregistered Trademarks of Seller and each of its Subsidiaries that are included in the Business Intellectual Property or Shared Intellectual Property, in each case, that are material to the Business.

(c) Patents. All Patents included in the Owned Business Intellectual Property and Owned Shared Intellectual Property are current and in good standing (i.e., there has been payment of correct filing, examination, and maintenance fees). No Patent included in the Owned Business Intellectual Property or Owned Shared Intellectual Property has been or is now involved in any interference, reissue, reexamination or opposition proceeding in the U.S. Patent and Trademark Office or any corresponding office, department, organization, agency or other Governmental Entity elsewhere, and no such action has been threatened. To Seller’s Knowledge, no Patent included in the Owned Business Intellectual Property or Owned Shared Intellectual Property is subject to any compulsory license.

(d) Copyrights. With respect to Copyrights in Software included in Owned Business Intellectual Property (including Prophecy Intellectual Property that is Owned Shared Intellectual Property), neither Seller nor any of its Subsidiaries has taken any action or failed to take any action (including a failure to disclose required information to the U.S. Copyright Office, or any corresponding office, department, organization, agency or other Governmental Entity elsewhere), or used or enforced (or failed to use or enforce) such Copyrights in a manner that would result in (or reasonably be expected to result in) the invalidity or unenforceability of any such Copyrights, or that would result in (or reasonably be expected to result in) any such Copyrights passing into the public domain. Purchaser acknowledges that Seller and its Subsidiaries have not registered any such Copyrights.

(e) Trade Secrets. Seller and its Subsidiaries have taken appropriate steps in accordance with generally-accepted industry standards and Applicable Law, in any event no less than reasonable steps, to prevent disclosures to third parties who are not bound by a valid and enforceable confidentiality agreement or a fiduciary or similar obligation, and to protect their rights in, and to safeguard and maintain the secrecy and confidentiality of, the Trade Secrets included in the Business Intellectual Property or Shared Intellectual Property, in each case, that are material to the Business. There has been no misappropriation or unauthorized disclosure of any Trade Secret included in the Business Intellectual Property or Shared Intellectual Property (or claimed or understood to be so included), or breach of any obligations of confidentiality with respect to Seller or its Subsidiaries or the Business Intellectual Property or Shared Intellectual Property, in each case, that is material to the Business.

(f) Intellectual Property Agreements.

(i) Section 2.17(f)(i) of the Seller Disclosure Schedule sets forth a complete and correct list of all Inbound License Agreements indicating for each the title,

effective date, and parties thereto, other than licenses to Seller or any of its Subsidiaries of proprietary (i.e., not open source) Software that is commercially available on reasonable terms to any Person for a license fee, royalty or other consideration of no more than One Hundred Thousand Dollars ($100,000) per copy or user.

(ii) Section 2.17(f)(ii) of the Seller Disclosure Schedule sets forth a complete and correct list of all Outbound License Agreements, indicating for each the title, effective date, and parties thereto.

(iii) All Transferred License Agreements are in full force and effect, and enforceable in accordance with their terms. To the Knowledge of Seller, there is no outstanding or threatened dispute or disagreement with respect to any Transferred License Agreement. Complete and correct copies of all Transferred License Agreements have been made available to Purchaser. Neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any other party to any Transferred License Agreement is in material breach or default of such Transferred License Agreement.

(iv) There is no Assumed Contract, judicial decree, arbitral award or other provision or requirement that obligates Seller or any of its Subsidiaries to grant licenses in the future with respect to any currently existing or future Owned Business Intellectual Property or Transferred Shared Intellectual Property.

(v) Neither the execution, delivery and performance of this Agreement, the Transaction Documents and such other agreements, documents and instruments to be executed and delivered after the date hereof, nor the consummation of this transaction will violate or result in the breach, material modification, cancellation, termination or suspension of, or acceleration of any payments under any Transferred License Agreement (or give rise to any right with respect to any of the foregoing). Following the Closing Date and upon obtaining any consents required to assign the Transferred License Agreements to Purchaser, Purchaser will have and be permitted to exercise all rights under the Transferred License Agreements (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of third parties licensed thereunder) to the same extent that Seller or the applicable Subsidiary would have had, and been able to exercise, had this Agreement, the Transaction Documents and such other agreements, documents and instruments to be executed and delivered after the date hereof not been entered into and this transaction not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Seller or its Subsidiaries would otherwise have been required to pay anyway. Except as provided in the Assumed Contracts, neither the execution, delivery and performance of this Agreement, the Transaction Documents and such other agreements, documents and instruments to be executed and delivered after the date hereof, nor the consummation of this transaction will cause or require (or purports to cause or require) Purchaser or any of its Affiliates to (A) grant to any other Person any license, covenant not to sue, immunity or other right with respect to or under any of Purchaser’s or its Affiliates’ Intellectual Property or Intellectual Property Rights, or (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any other Person.

(vi) Seller or its Subsidiaries solely and exclusively own all right, title and interest in and to (including the sole right to enforce) the Owned Business Intellectual Property and Owned Shared Intellectual Property, free and clear of all Encumbrances, except Permitted Encumbrances, and have not licensed any such Owned Business Intellectual Property or Owned Shared Intellectual Property, or any other Business Intellectual Property or Shared Intellectual Property, to any Person, except pursuant to an Outbound License Agreement listed in Section 2.17(f)(ii) of the Seller Disclosure Schedule. All of the Licensed Business Intellectual Property and all Shared Intellectual Property that is not Owned Shared Intellectual Property is duly and validly licensed to Seller or its Subsidiaries pursuant to an Inbound License Agreement that is listed in Section 2.17(f)(i) of the Seller Disclosure Schedule for use in the manner in which it is currently used and is planned to be used by Seller and its Subsidiaries. All Owned Business Intellectual Property and Transferred Shared Intellectual Property is freely transferable and assignable (and, upon the Closing, shall be assigned and transferred) to Purchaser without restriction and without payment of any kind to any third party. Except for those Inbound License Agreements set forth in Section 2.5 or Section 2.17(f)(vi) of the Seller Disclosure Schedule, all Transferred License Agreements are freely assignable and transferable to Purchaser without restriction and without payment of any kind to any third party.

(vii) The Intellectual Property and Intellectual Property Rights included in the Owned Business Intellectual Property and the Licensed Business Intellectual Property that are to be assigned and transferred to Purchaser as part of the Purchased Assets pursuant to this Agreement include all of the Intellectual Property and Intellectual Property Rights that are owned by or licensed to Seller or any of its Affiliates and used, held for use, or practiced by Seller or any of its Subsidiaries exclusively in connection with any OrthoRecon Products and/or the Business, and following the Closing, Purchaser will own or have (pursuant to the Transferred License Agreements) the same rights that Seller and its Subsidiaries had immediately prior to the Closing with respect to such Intellectual Property and Intellectual Property Rights. The Owned Business Intellectual Property, Transferred Shared Intellectual Property, the Intellectual Property and Intellectual Property Rights licensed under the Inbound License Agreements that are included in the Assumed Contracts, the Intellectual Property and Intellectual Property Rights licensed to Purchaser under the Shared IP Cross License, and the Intellectual Property to which access is provided under the Transition Services Agreement include all of the Intellectual Property and Intellectual Property Rights that are owned by or licensed to Seller or any of its Affiliates and used, held for use, or practiced by Seller or any of its Subsidiaries in connection with any OrthoRecon Products and/or the Business.

(g) OrthoRecon Products. Section 2.17(g) of the Seller Disclosure Schedule sets forth the aggregate royalties as a percentage of net sales of each OrthoRecon Product paid by Seller and its Subsidiaries to third parties pursuant to all Assumed Contracts on sales of such OrthoRecon Product.

(h) No Infringement by Seller. To Seller’s Knowledge, the Business as currently conducted, including the design, development, use, provision, import, branding,

advertising, promotion, marketing, manufacture and sale of any OrthoRecon Products does not infringe, misappropriate, dilute, use or disclose without authorization, or otherwise violate any Intellectual Property Rights of any third party. In the five (5) years prior to the Closing Date, either Seller nor any of its Subsidiaries has received written notice or claim from any Governmental Authority or any third party that the Business as currently conducted constitutes unfair competition or unfair trade practice under the Laws of the United States and any other country that is material to the Business. No Action has been initiated or is pending, and no notice of any Action has been received by Seller or any of its Subsidiaries, alleging that Seller or any of its Subsidiaries, or any OrthoRecon Product has infringed, misappropriated, diluted, used or disclosed without authorization, or otherwise violated the Intellectual Property Rights of any third party. Without limiting the foregoing, neither Seller nor any of its Subsidiaries has received any correspondence asking or inviting Seller or any of its Subsidiaries to enter into a Patent license or similar agreement, to pay for or obtain a release for Patent infringement, or otherwise to enter into other arrangements with respect to the Patents of any other Person relating to the Business.

(i) No Orders. No Business Intellectual Property or Shared Intellectual Property that is material to the Business is subject to any outstanding Order, judgment, injunction, decree, stipulation or agreement restricting the use or other practice or exploitation thereof by Seller or any of its Subsidiaries or, in the case of Owned Business Intellectual Property or Owned Shared Intellectual Property, restricting the sale, transfer, assignment or licensing thereof by Seller or any of its Subsidiaries.

(j) No Infringement by Third Parties. Except as disclosed in Section 2.17(j) of the Seller Disclosure Schedule, in the five (5) years prior to the Closing Date, neither Seller nor any of its Subsidiaries has instituted, asserted or threatened any Action against any third party with respect to infringement, misappropriation, dilution, use or disclosure without authorization, or other violation of any Business Intellectual Property or Shared Intellectual Property, nor has Seller or any of its Subsidiaries issued any written communication inviting any third party to take a license, authorization, covenant not to sue or the like with respect to any Business Intellectual Property or Shared Intellectual Property (other than in connection with licenses granted by Seller or its Subsidiaries in the ordinary course of business consistent with past practice and not related to any infringement or other violation by the licensee or potential licensee).

(k) Software. The Software that is included in the Owned Business Intellectual Property and Owned Shared Intellectual Property (“Seller Software”) was (i) developed solely by employees of Seller and its Subsidiaries acting within the scope of their employment who assigned any Intellectual Property Rights that they may have in or to such Seller Software to Seller or the applicable Subsidiary pursuant to valid and enforceable written agreements, or (ii) developed by independent contractors who assigned any Intellectual Property Rights that they may have in or to such Software to Seller or the applicable Subsidiary pursuant to valid and enforceable written agreements. Section 2.17(k) of the Seller Disclosure Schedule lists all of the Seller Software that is material to the Business.

(l) Open Source and Related Matters. Section 2.17(l) of the Seller Disclosure Schedule contains a complete and accurate list of all Open Source Technology that is incorporated into, integrated or bundled with, linked with, or otherwise used in any OrthoRecon Product, and a description of (i) the license terms (and version) under which such Open Source Technology is licensed, and (ii) the manner in which each such OrthoRecon Product incorporates, is integrated or bundled with or links to such Open Source Technology or in which any such OrthoRecon Product otherwise uses such Open Source Technology. Seller and its Subsidiaries have taken sufficient steps, including by implementing and enforcing appropriate policies in accordance with industry standards, to (A) identify Open Source Technology used by Seller or its Subsidiaries or otherwise included in the OrthoRecon Products, and (B) regulate the use, modification, and distribution of Open Source Technology in connection with the OrthoRecon Products, in compliance with the applicable licenses. No Seller Software is or has become subject to any Open Source Technology license.

(m) Contaminants. Any Seller Software included in or otherwise necessary to the design or manufacture of any OrthoRecon Product is substantially free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, trap doors, backdoors, Easter eggs, logic bombs, time bombs, cancelbots, viruses and other software or programming routines that permit or cause (or are suspected or known to permit or cause) unauthorized access to, or disruption, modification, recordation, misuse, transmission, impairment, disablement, or destruction of, Software, data, Systems or other materials, or that consume resources or alter the operation of any Systems (“Contaminants”) that would materially affect the Business.

(n) Systems. The computer, information technology and data processing systems, facilities and services used by or for Seller and its Subsidiaries in connection with the Business and primarily used in, held for use primarily in, or necessary to conduct the Business as currently conducted, including all Software, hardware, networks, communications facilities, platforms and related systems and services (collectively, “Systems”), are reasonably sufficient for the existing needs of Seller and its Subsidiaries.

Section 2.18 Taxes.

(a) Except as set forth in Section 2.18(a) of the Seller Disclosure Schedule, all Tax Returns required to be filed with respect to the Purchased Assets or the Business have been timely filed; all Taxes required to be shown on such Tax Returns or otherwise due with respect to the Purchased Assets or the Business have been timely paid; and such Tax Returns are true, correct, and complete in all material respects.

(b) Except as set forth in Section 2.18(b) of the Seller Disclosure Schedule, no adjustment relating to the Tax Returns referred to in clause (a), above, has been proposed in writing by any Taxing Authority (insofar as such adjustment would relate to either the Purchased Assets or the Business).

(c) Except as set forth in Section 2.18(c) of the Seller Disclosure Schedule, there are no pending or, to the best knowledge of the Seller after due inquiry, threatened Actions for the assessment or collection of Taxes against the Transferred Company or with respect to the Purchased Assets or the Business.

(d) Except as set forth in Section 2.18(d) of the Seller Disclosure Schedule, there are no current Tax investigations, inquiries or audits by any Taxing Authority relating to the Purchased Assets or the Business, nor has the Seller received any written notice indicating that a Taxing Authority intends to conduct such an audit or investigation.

(e) Seller and each of its Subsidiaries have properly and timely withheld, collected and deposited all amounts required to be withheld, collected and deposited in respect of Taxes relating to the Transferred Company, the Purchased Assets or the Business.

(f) Other than in the case of Purchased Assets being transferred by a Transferring Company that has delivered a FIRPTA Affidavit pursuant to Section 7.2(a)(xvi), none of the Purchased Assets consists of a U.S. real property interest within the meaning of Section 897(c)(1) of the Code.

(g) With respect to the Business and the Purchased Assets, neither Seller nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes (other than a group the common parent of which was Seller) or (ii) is or could be liable for the Taxes of any Person (other than Seller or such Subsidiary, under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, as applicable), as a transferee or successor, by Contract, or otherwise.

(h) There are no Encumbrances for Taxes upon any of the Purchased Assets of Seller or any of its Subsidiaries, other than Permitted Encumbrances.

(i) No Tax Returns related to the Business or the Purchased Assets contain (and were not required to contain in order to avoid the imposition of a penalty) a disclosure statement under Sections 6662, 6662A and 6707A of the Code (or any predecessor provision or comparable provision of state, local or foreign law) and Treasury Regulation Section 1.6011-4, or any similar provision under foreign Law.

(j) Except as set forth in Section 2.18(j) of the Seller Disclosure Schedules, (i) neither Seller nor any of its Subsidiaries is obligated to make any “excess parachute payment” (as defined in Section 280G(b) of the Code) to a Business Employee and (ii) there is no written or unwritten agreement, plan, arrangement or other Contract by which Seller is bound to compensate, indemnify or otherwise make whole any Business Employee (or dependent or beneficiary thereof) for additional or excise taxes paid or payable pursuant to Sections 409A, 457A or 4999 of the Code, any gross-up payments, or any costs or Liabilities relating thereto, in each case with respect to which Purchaser would reasonably be expected to have any Liability.

(k) The Transferred Company has not made an election under Section 897(i) of the Code to be treated as a U.S. corporation.

Section 2.19 Material Contracts.

(a) Section 2.19(a) of the Seller Disclosure Schedule sets forth a list of all Contracts (x) to which the Transferred Company is a party, and (y) (1) to which Seller or any of its Subsidiaries is a party or, to the Knowledge of Seller, by which Seller or any of the Purchased Assets is otherwise bound and (2) that are related in any material respect to the Business or the ownership or operation of the Purchased Assets, in each case of (x) and (y) to which any one of the descriptions set forth below apply (each, a “Material Contract” and collectively, the “Material Contracts”):

(i) any Contract that is required to be filed by Seller as a “material contract” pursuant to Item 601(b)(10)(i) of Regulation S-K under the Securities Act or disclosed by Seller on a current report on Form 8-K;

(ii) except to the extent such Indebtedness is an Excluded Liability, any Contract relating to Indebtedness of Seller or any of its Subsidiaries for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) in excess of One Million Dollars ($1,000,000) or granting any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets;

(iii) any Contract pursuant to which Seller or any of its Subsidiaries has agreed to provide funds to or make any loan, capital contribution or other investment in (other than intercompany loans, contributions or investments) or assume, guarantee or act as a surety with respect to any Liability of, any Person in excess of Five Hundred Thousand Dollars ($500,000);

(iv) any Contract for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, any of the Subsidiaries;

(v) any Assumed Contract that purports to limit, curtail or restrict the ability of Seller or any of its Subsidiaries to compete in any geographic area or line of business, make sales to any Person in any manner, use or enforce any Owned Business Intellectual Property or Transferred Shared Intellectual Property or hire or solicit any Person in any manner, or that grants the other party or any third Person “most favored nation” or similar status, or any right of first refusal, first notice or first negotiation;

(vi) any Assumed Contract that contains a provision requiring the consent of any Person to the assignment of such Contract pursuant to which the failure to obtain such consent would prohibit or delay the consummation of the Transactions;

(vii) any Assumed Contract pursuant to which Seller or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than Seller or a Subsidiary thereof), (A) any real property or (B) any tangible Transferred Personal Property and, in the case of clause (B), that involves an aggregate future or potential Liability or receivable, as the case may be, in excess of One Hundred Thousand Dollars ($100,000);

(viii) any Transferred License Agreement and any other Contract material to the operation of the Business relating in whole or in part to, or that includes, (A) any sale, assignment, hypothecation, transfer, license, option, immunity, or other grant of rights under or with respect to, or covenant not to bring claims for infringement, misappropriation, or other violation of, any Intellectual Property or Intellectual Property Rights, or (B) any use limitation with respect to any Owned Business Intellectual Property or Transferred Shared Intellectual Property;

(ix) any Assumed Contract with any Related Party of Seller or any of its Subsidiaries;

(x) any employment, consulting or professional services Contract with any Business Employee or Business Contractor providing for compensation (including severance or other termination payments) in excess of One Hundred Twenty-Five Thousand Dollars ($125,000) in annual compensation;

(xi) any (A) sales or distribution Contract that is (x) for a Distributor or Customer and involves a payment by Seller in excess of One Million Dollars ($1,000,000) or (y) not terminable without payment or penalty on ninety (90) days (or less) notice, or (B) marketing or merchandising Contract not terminable without payment or penalty on ninety (90) days (or less) notice;

(xii) any joint venture or partnership, joint development, merger, asset or share purchase or divestiture Contract relating to the Business;

(xiii) any Contract set forth or required to be set forth in Section 2.17(f)(i) and Section 2.17(f)(ii) of the Seller Disclosure Schedule; any Contract with any labor union;

(xiv) any Contract relating to settlement of any administrative or judicial Action since the date two (2) years prior to the date hereof;

(xv) any Assumed Contract relating to capital expenditures in excess of Two Hundred and Fifty Thousand Dollars ($250,000) or the acquisition or disposition of any business (whether by stock or asset purchase, merger or otherwise);

(xvi) any Lease; and

(xvii) any other Contract, whether or not made in the ordinary course of business consistent with past practice, that (A) involves a future or potential Liability or receivable, as the case may be, in excess of One Million Dollars ($1,000,000) over the current Contract term or (B) has a term greater than one (1) year and cannot be cancelled by Seller or a Subsidiary of Seller without penalty or further payment and without more than thirty (30) days’ notice.

(b) Seller has made available complete and correct copies of the Material Contracts to Purchaser, including all modifications, amendments and supplements thereto. Each of the Material Contracts constitutes the valid and legally binding obligation of Seller or a Subsidiary thereof, as applicable, and, to the Knowledge of Seller, each other party thereto, enforceable in accordance with its terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity), and is in full force and effect. There is no material breach or default under any Material Contract either by Seller or any of its Subsidiaries or, to the Knowledge of Seller, by any other party thereto, no event has occurred that with the giving of notice, the lapse of time, or both would constitute a material breach or default thereunder by Seller or any of its Subsidiaries or, to the Knowledge of Seller, any other party, and neither Seller nor any of its Subsidiaries has received any claim of any such material breach or default. Neither Seller nor any of its Subsidiaries has received any notice from any party to a Material Contract of such party’s intent to terminate such Material Contract.

(c) No party to any Material Contract has given written notice to Seller or any of its Subsidiaries of, or made a claim against, Seller or any of its Subsidiaries in respect of any breach or default thereunder.

Section 2.20 Tangible Assets; Inventory; Backlog. Section 2.20 of the Seller Disclosure Schedule sets forth an accurate and complete list by location of all of Seller’s and its Subsidiaries’ raw materials, components, spare parts, works-in-progress, finished products, supply and packaging items and similar items, wherever the same may be located, in each case, that are used or held for use in the conduct of the Business (the “Inventory”) as of March 31, 2013. All of the Inventory is reflected on the Balance Sheet and in the books and records of Seller and its Subsidiaries at the lower of cost and market value, on a first-in, first-out basis, in accordance with GAAP applied on a basis consistent with past practice. All of the Inventory consist of items of a quality and quantity useable and saleable in the ordinary course of business within a reasonable period of time at normal profit margins. None of the Inventory is obsolete or otherwise not saleable within a twenty-four (24) month period (and is recorded in the Financial Statements or on the accounting records of Seller or its Subsidiaries as of the Closing Date in accordance with GAAP applied on a basis consistent with Seller’s policy and past practice). The Inventory levels with respect to the Business are in accordance with Seller’s policy, consistent with past practice, and, with respect to any Inventory in excess of Seller’s policy, appropriate reserves have been established in accordance with GAAP consistently applied. There are no material accepted and unfulfilled orders related to the Business for the sale of products and services entered into by Seller and its Subsidiaries (the “Backlog”) as of the date hereof. There are no claims against Seller or any of its Subsidiaries to return any merchandise related to the Business by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under a written agreement that such merchandise would be returnable.

Section 2.21 Insurance. Section 2.21 of the Seller Disclosure Schedule, as of the date hereof and as shall be updated by Seller as of the Closing Date, lists all material insurance policies then maintained by Seller and its Subsidiaries with respect to the Business (the “Insurance Policies”). Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full; however, Seller makes no representation or warranty about the assignability of such Insurance Policy.

Section 2.22 Compliance with Anti-Corruption and Health Care Fraud/Abuse Laws.

(a) With respect to the Business and the ownership and operation of the Purchased Assets, none of Seller, any of its Subsidiaries, or any Representatives of Seller or any of its Subsidiaries have, directly or indirectly, taken any action that would cause them to be in violation of: (i) the principles set out in the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (ii) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; (iii) the UK Bribery Act 2010; or (iv) any other applicable anti-corruption and/or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, Orders, decrees, injunctions, and writs of any governmental authority of any jurisdiction applicable to Seller or its Subsidiaries (whether by virtue of jurisdiction or organization or conduct of business) (collectively, the “Applicable Anti-Corruption Laws”).

(b) With respect to the Business and the ownership and operation of the Purchased Assets, (i) Seller and its Subsidiaries are and at all times since January 1, 2008, have been in material compliance with federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b), Federal False Claims Act (31 U.S.C. §3729 et. seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq., 42 U.S.C. §300jj et seq.; 42 U.S.C. §17901 et seq.), to the extent applicable, and any comparable U.S. state laws), and the regulations promulgated pursuant to such Laws, that are cause for civil or criminal penalties or mandatory or permissive exclusion, pursuant to 42 U.S.C. §1320da-7 and 42 U.S.C. §1320a-7a, from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other Federal Health Care Program, (ii) there is no Action, pending or threatened, in writing, in each case against Seller or any of its Subsidiaries, that could reasonably be expected to result in its exclusion from participation in any Federal Health Care Program, and (iii) with respect to interactions with healthcare professionals, Seller has a corporate compliance program that Seller follows in the United States and, as required, in foreign countries, and that complies with the Corporate Integrity Agreement and Applicable Law.

(c) With respect to the Business and the ownership and operation of the Purchased Assets, since January 1, 2008, none of Seller, any of its Subsidiaries, any Representatives of Seller or any of its Subsidiaries, or to the Knowledge of Seller, any other Person acting on behalf of Seller or any of its Subsidiaries, including but not limited to resellers, distributors, sub-distributors and dealers, have, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any of the following persons for the purpose of influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such Person to use his influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist Seller or any of its Subsidiaries in obtaining or retaining business for or with, or directing the business to, any Person: (i) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities, including hospitals) or of a public international organization; (ii) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

(d) With respect to the Business and the ownership and operation of the Purchased Assets, Seller and its Subsidiaries have established internal controls and procedures reasonably designed, implemented and enforced so that the program is effective in preventing and detecting criminal conduct in violation of Applicable Anti-Corruption Laws.

(e) With respect to the Business and the ownership and operation of the Purchased Assets, (i) the books, records and accounts of Seller and its Subsidiaries have at all times accurately and fairly reflected in all material respects, in reasonable detail, the transactions and dispositions of their respective funds and assets, and (ii) to Seller’s Knowledge there have never been any false or fictitious entries made in the books, records or accounts of Seller or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither Seller nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

(f) With respect to the Business and the ownership and operation of the Purchased Assets, since January 1, 2008, none of Seller, any of its Subsidiaries, or any Representatives of Seller or any of its Subsidiaries, or to the Knowledge of Seller, any other Person acting on behalf of Seller or any of its Subsidiaries, including but not limited to resellers, distributors, sub-distributors and dealers, has made any payments or transfers of value with the intent, or that have the purpose or effect, of engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful or improper means of obtaining business in violation of Applicable Anti-Corruption Laws.

(g) For purposes of this Section only, the term “Representatives” shall also mean, with respect to any Person, such Person’s resellers, distributors, dealers, consultants and intermediaries.

Section 2.23 Product Warranties; Product Liability.

(a) Section 2.23(a) of the Seller Disclosure Schedule sets forth complete and correct copies of all material warranties and guaranties, and written descriptions of any material oral warranties or guaranties, given by Seller and its Subsidiaries currently in effect with respect to the OrthoRecon Products. No material warranties have been given with respect to the OrthoRecon Products or other Purchased Assets other than those for which complete and correct copies have been made available to Purchaser, and no material oral warranties have been given or made other than those described in Section 2.23(a) of the Seller Disclosure Schedule. There have not been any material deviations from or modifications to such warranties and guaranties, and none of the salesmen, employees, distributors and agents of Seller or any of its Subsidiaries is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties. Neither Seller nor any of its Subsidiaries has received any material warranty claims, has any material warranty claims pending, or, to the Knowledge of Seller, is threatened with any material warranty claims under any Material Contract, and, to the Knowledge of Seller, there is no basis for any such claim.

(b) There are no material defects in the design or manufacture of any of the OrthoRecon Products and each of the OrthoRecon Products that has been manufactured, authored, distributed, sold, rendered, offered or provided, as the case may be, to any Person conformed and complied in all material respects with the terms and requirements of any applicable warranties and guaranties and with all Applicable Laws. Since January 1, 2008, neither Seller nor any of its Subsidiaries has received any written notice of a claim against Seller or any of its Subsidiaries alleging a material design or manufacturing defect in any OrthoRecon Products sold by Seller or the Subsidiaries, excluding any and all requests for product returns in the ordinary course of business consistent with the past experience of Seller and its Subsidiaries which have not had and are not reasonably expected to result in any material Liability to Seller and its Subsidiaries taken as a whole, and, to the Knowledge of Seller, there is no basis for any such claim. Since January 1, 2008, none of the OrthoRecon Products that have been manufactured, authored, distributed sold, rendered, offered or provided, as the case may be, has been the subject of any recall or other similar action and, to the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that would (with or without notice or lapse of time) give rise to or serve as a basis for any such recall or other similar action relating to any such product.

(c) Section 2.23(c) of the Seller Disclosure Schedule sets forth all unresolved support calls and all unresolved claims relating to malfunctions, premature wear, failure or defects (both design and manufacturing) related to any OrthoRecon Product as of the date of this Agreement, in each case that are material to the Business, and any other matters relating to the performance, durability or operation of any OrthoRecon Product of which Seller is aware that are material to the Business.

Section 2.24 Suppliers, Customers and Distributors.

(a) Suppliers. Section 2.24(a) of the Seller Disclosure Schedule sets forth a complete and correct list of the ten largest suppliers to Seller and its Subsidiaries associated with the Business for the fiscal year of Seller ended December 31, 2012, as measured by dollar amounts purchased from such suppliers (the “Suppliers”).

(b) Customers. Section 2.24(b) of the Seller Disclosure Schedule sets forth a complete and correct list of the twenty largest customers (including hospitals and group purchasing organizations) to whom Seller or any of its Subsidiaries have sold OrthoRecon Products (i) for the fiscal year of Seller ended December 31, 2012, as measured by net revenues to Seller and its Subsidiaries (the “Customers”).

(c) Distributors. Section 2.24(c) of the Seller Disclosure Schedule sets forth a complete and correct list of the twenty largest distributors and sales representatives (including OrthoRecon-focused distributors, OrthoRecon-focused “Directs,” full-line distributors, and full-line “Directs”) through which Seller or its Subsidiaries distributed OrthoRecon Products during the fiscal year of Seller ended December 31, 2012, as measured by net revenues to Seller and its Subsidiaries (the “Distributors”).

(d) As of the date hereof, neither Seller nor any of its Subsidiaries has received any written notice, letter, written complaint or other written communication from any Supplier, Customer or Distributor to the effect that it (i) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend, terminate or reduce, its business relationship associated with the Business with Seller and/or any of its Subsidiaries in a manner that is, or is reasonably likely to be, materially adverse to the Business, or (ii) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with Seller and/or any of its Subsidiaries in any manner that is, or is reasonably likely to be, materially adverse to the Business.

(e) Neither Seller nor its Subsidiaries have entered into any Contract under which Seller or its respective Subsidiary is restricted from selling, licensing or otherwise distributing any OrthoRecon Products to any class of Customers, in any geographic area, during any period of time or in any segment of the market other than commercially customary territorial grants granted to distributors.

(f) There is no purchase commitment that provides that any supplier shall be the exclusive supplier of Seller or its Subsidiaries. There is no purchase commitment requiring either Seller or its Subsidiaries to purchase the entire output of any supplier.

Section 2.25 Promotional Materials. The Promotional Materials included in the Purchased Assets constitute all of the material labeling, product informational letters, and the advertising, promotional and media materials, sales training materials (including product learning systems and any related outlines and quizzes/answers), trade show materials (including displays and trade show booths) and videos, including materials containing post-marketing clinical data, if any, and all sample kits and detail kits, owned by Seller or any of its Subsidiaries and associated with the commercialization of any OrthoRecon Product (including distribution and sales promotion information, market research studies and toll-free telephone numbers), and that Seller or its Subsidiaries has utilized in connection with, the Business in the six (6) months prior to the date hereof. Seller and its Subsidiaries have used such Promotional Materials and conducted all promotional activities with respect to the OrthoRecon Products in material compliance with all Applicable Law and the Business Permits.

Section 2.26 Brokers. Other than Deutsche Bank, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of its Subsidiaries.

Section 2.27 Books and Records. All of the records, data, information, Databases, systems and controls maintained, operated or used by Seller or any of its Subsidiaries in connection with the conduct or administration of the Business are under the exclusive ownership or direct control of Seller.

Section 2.28 Legal Status of Directors, Officers, Employees and Contractors. To the Knowledge of Seller, none of Seller’s or its Subsidiaries’ directors or officers or, to the Knowledge of Seller, any Business Employees or Business Contractors, are or have been (or have been notified that they may be) (a) subject to voluntary or involuntary petition under any bankruptcy/insolvency Laws for their business or property, or any partnership in which they were a general partner or any corporation or business association of which he or she was an executive officer; (b) convicted in a criminal proceeding or named in a pending criminal proceeding (excluding traffic violations); (c) subject to any court order enjoining them from engaging, or otherwise imposing limits or conditions on their engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; (d) found by a Governmental Entity to have violated any securities, commodities, or unfair trade practices Law; or (e) identified on any of the following documents: (i) the Office of Foreign Assets Control of the U.S. Department of the Treasury list of “Specially Designated Nationals and Blocked Persons;” (ii) the Bureau of Industry and Security of the U.S. Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List;” (iii) the Office of Defense Trade Controls of the U.S. Department of State “List of Debarred Parties;” or (iv) the United Nations Security Council Counter-Terrorism Committee “Consolidated List.”

Section 2.29 Related Party Transactions. Section 2.29 of the Seller Disclosure Schedule describes any transaction related to or involving the Business or the Purchased Assets, since January 1, 2008, or currently proposed transaction, in which Seller or its Subsidiaries was or is to be a participant and the amount involved exceeds One Hundred Twenty Thousand Dollars $120,000, and in which any Related Party had or will have a direct or indirect material interest.

Section 2.30 Data Protection. With respect to the Business and the Purchased Assets, Seller and each of its Subsidiaries have complied in all material respects with all Applicable Laws relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties who have provided information to Seller or any of its Subsidiaries). With respect to the Business and the Purchased Assets, Seller and each of its Subsidiaries have taken commercially reasonable administrative, technical and physical measures to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. With respect to the Business and the Purchased Assets, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any personally identifiable information maintained by or on behalf of Seller or any of its Subsidiaries, and no Person (including any Governmental Entity) has made any material claim or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information, and there is no reasonable basis for any such claim or Action.

Section 2.31 Information Technology. Since January 1, 2008, there has been no failure, breakdown or continued substandard performance of any of the Systems that has caused a disruption or interruption in or to any customer’s use of the Systems or the operation of the Business. Seller and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to Seller and its Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course of business consistent with past practice) in a commercially reasonable attempt to avoid disruption or interruption to the Business. Seller and its Subsidiaries have in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans and procedures.

Section 2.32 Export Control Laws. With respect to the Business and the Purchased Assets, Seller and each of its Subsidiaries have conducted export transactions in accordance with all Applicable Laws in all material respects where they are located and where they conduct business. Without limiting the foregoing, with respect to the Business and the Purchased Assets: (a) Seller and each of its Subsidiaries have obtained all material export licenses and other approvals required for Seller’s exports of products, software and technologies from the U.S., including with respect to the release of technology and software to foreign nationals in the U.S. and abroad; (b) Seller and each of its Subsidiaries are in compliance in all material respects with the terms of such applicable export licenses or other approvals; (c) to the Knowledge of Seller, there are no pending or threatened claims against Seller or any of its Subsidiaries with respect to such export licenses or other approvals; (d) to the Knowledge of Seller, there are no actions, conditions or circumstances pertaining to Seller’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future Actions against Seller or any of its Subsidiaries; (e) Seller and each of its Subsidiaries have established internal controls and procedures intended to ensure compliance with all applicable export control Laws; and (f) Seller and each of its Subsidiaries are in compliance in all material respects with all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-799; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-599).

Section 2.33 Certain Information. None of the information supplied or to be supplied by Seller or any of its Affiliates with regards to itself, the Business, the Transferred Company or the Purchased Assets for inclusion or incorporation by reference in the circular to be sent to the shareholders of Purchaser in connection with the EGM (such circular, as amended or supplemented, the “Circular”) will, at the date of the Circular and at the time of the EGM, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to the adequacy of the contents of the Circular or its compliance with the Applicable Law.

Section 2.34 Representations Complete. Purchaser acknowledges that neither Seller nor any Subsidiary has made nor is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Agreement. None of the representations or warranties of Seller in this Agreement or any statement made in any Schedule or certificate furnished by Seller as of the Closing pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Parent and Purchaser each hereby represents and warrants to Seller as follows:

Section 3.1 Organization and Qualification.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the Cayman Islands.

(b) Purchaser is a besloten vennootschap formed under the laws of the Netherlands.

Section 3.2 Authority.

(a) Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Parent or Purchaser is or, at the Closing, will become a party, and, subject to the passing at the EGM of such resolutions of the Shareholders as may be required pursuant to the Hong Kong Listing Rules to be passed in connection with the Transactions (the “Required Shareholder Approval”), to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the Transactions. The execution and delivery of this Agreement and each other Transaction Document to which Purchaser is or, at the Closing, will become a party and the consummation of the Transactions have been duly and validly authorized by the board of directors of each of Parent or Purchaser, as applicable, and, except for obtaining the Required Shareholder Approval, no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement and each other Transaction Document to which Parent or Purchaser is or, at the Closing, will become a party or to consummate the Transactions. This Agreement and each such other Transaction Document to which Parent or Purchaser is or, at the Closing, will become a party have been or, at the Closing, will be, as the case may be, duly and validly executed and delivered by Parent or Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute or, with respect to any Transaction Document to be executed at the Closing, will constitute valid, legal and binding obligations of Parent or Purchaser, as applicable, enforceable against each of Parent or Purchaser in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(b) The board of directors of Parent, at a meeting duly called, (i) determined that the Transaction is in the best interests of Parent and its shareholders, (ii) approved this Agreement and the Transactions and (iii) resolved to recommend that Parent’s shareholders approve this Agreement and the Transactions, such recommendation not to be withdrawn or changed.

Section 3.3 No Conflict; Required Consents and Approvals.

(a) Subject to obtaining HKSE approval of the Circular and related documents and the Required Shareholder Approval, the execution, delivery and performance by Parent or Purchaser of this Agreement and each of the Transaction Documents to which Parent or Purchaser is or will be a party, and the consummation of the Transactions, do not and will not: (i) conflict with or violate the constitutional documents of Purchaser; (ii) conflict with or violate any Applicable Law; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, require any consent of or notice to any Person pursuant to, any Contract or permit of Purchaser, except, in the case of the foregoing clauses (ii) and (iii), for any such conflicts, violations and breaches that would not have a material adverse effect on Purchaser’s ability to consummate the Transactions.

(b) The execution, delivery and performance by Parent and Purchaser of this Agreement and each of the Transaction Documents to which Parent or Purchaser is or will be a party and the consummation of the Transactions by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity for such performance, except for any filings required to be made under the HSR Act and other applicable Antitrust Laws.

Section 3.4 Brokers. Other than Bank of America Merrill Lynch, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

Section 3.5 Financing. Purchaser has delivered to Seller complete and correct copies of the fully executed Commitment Letters evidencing a loan of Two Hundred Million Dollars ($200,000,000) (the “Financing”) from Otsuka to Purchaser to partially finance the Purchase Price. As of the date of this Agreement, the Commitment Letters are in full force and effect and are legal, valid and binding obligations of each of Otsuka and, to the knowledge of Purchaser, the other parties thereto. The Commitment Letters have not been amended or modified and, as of the date hereof, the commitments contained in such Commitment Letters have not been withdrawn or rescinded in any respect. As of the date hereof, there are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters) related to the funding or investing, as applicable, of the full amount evidenced by the Commitment Letters other than as expressly set forth in or contemplated by the Commitment Letters or as otherwise disclosed to Seller. The obligations to fund the Financing of the Transactions under the Commitment Letters are not subject to any conditions other than as set forth in the Commitment Letters. As of the date of this Agreement, Purchasers have no reasonable basis to believe that it will be unable to satisfy on a timely basis any material term or condition of Closing to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date. If funded, the net proceeds to be disbursed pursuant to the agreements contemplated by the Commitment Letters, together with available cash on hand, will be sufficient for Purchaser to pay the aggregate Purchase Price. For the avoidance of doubt, the Closing is not conditioned upon Purchaser’s ability to obtain financing.

ARTICLE IV

COVENANTS PENDING CLOSING

Section 4.1 Conduct of Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, Seller shall, and shall cause each of its Subsidiaries, including the Transferred Company, to:

(a) conduct the Business only in the ordinary course of business consistent with past practice of Seller and its Subsidiaries and in compliance with all Applicable Laws;

(b) maintain its existence in good standing under Applicable Law, and to the extent related to the Business and except as required under this Agreement, preserve intact its present business organizations, lines of business, and its material relationships with employees, customers, suppliers, distributors, contractors, licensors, licensees, lessors and other third parties having business dealings with Seller and its Subsidiaries, in each case, consistent with Seller’s and its Subsidiaries’ past practice;

(c) to the extent related to the Business, (i) pay all of its Taxes on or prior to the date the same are due, except for those being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained on appropriate balance sheets in accordance with GAAP, (ii) timely file all Tax Returns required to be filed in a manner consistent with past practice (taking into account customary extensions) except as otherwise required by Applicable Law and pay the expenses of preparation for such Tax Returns, (iii) pay or perform its other obligations in the ordinary course of business consistent with past practice, (iv) use commercially reasonable efforts to collect Assumed Accounts Receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (v) sell products and services consistent with past practice as to license, service and maintenance terms, and incentive programs, (vi) recognize revenue consistent with past practice and policies and in accordance with GAAP requirements, (vii) maintain the Purchased Assets in good operating condition and repair, ordinary wear and tear excepted, and (viii) prosecute and maintain all registrations and applications to register the Registered Seller Intellectual Property, including paying any related fees when due;

(d) to the extent related to the Business, use commercially reasonable efforts to ensure that each of its Material Contracts and Permits (other than with Purchaser) entered into after the date hereof will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of the Transactions, and shall give reasonable advance notice to Purchaser prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;

(e) to the extent related to the Business, (i) timely perform their respective material obligations under each Lease and (ii) enforce the terms and conditions of each Lease in a commercially reasonable manner;

(f) to the extent related to the Purchased Assets, promptly give notice to Purchaser of any material adverse changes in the condition of any Real Property and promptly provide Purchaser with copies of all material notices received from any party to a Lease or Property Agreement, Governmental Entity, issuer of any Real Property Policy or any other material notice received in connection with Seller’s ownership, operation and maintenance of any of the Real Property;

(g) to the extent related to the Business, perform in all material respects their respective obligations under each Material Contract;

(h) to the extent related to the Business, maintain all material Business Permits in full force and effect and in material compliance with all Applicable Laws; and

(i) to the extent related to the Business, maintain existing insurance coverage through expiration of the relevant Insurance Policy and use commercially reasonable efforts to obtain, in the ordinary course of business consistent with past practice, renewals of such Insurance Policies.

Section 4.2 Restrictions on Conduct of Business. Without limiting the generality or effect of the provisions of Section 4.1 (Conduct of Business), during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the

Closing, Seller shall use commercially reasonable efforts not to, and shall use commercially reasonable efforts to cause its Subsidiaries to not, directly or indirectly, do, propose to any third party to do (other than proposals to Purchaser for the purpose of seeking consent), cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser, which consent will not be unreasonably withheld):

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent governing documents to the extent such amendment or change would prevent, materially delay or materially impede the consummation of the Transactions;

(b) enter into, amend, update, waive or terminate any Contract or Permit that would, if entered into prior to the date hereof, be a Material Contract or Business Permit, in each case except in the ordinary course of business on terms that are consistent with Seller’s or its Subsidiaries, as applicable, past contracting practices, or waive, release or consent to the termination of any claims or rights of material value to the Business;

(c) issue, sell, pledge, dispose of, grant or otherwise subject to any Encumbrance, or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of, any shares of capital stock of the Transferred Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares of capital stock, or any other ownership interest, of the Transferred Company;

(d) transfer, lease, sell, pledge, license, dispose of or subject to any Encumbrance (other than any Permitted Encumbrance) any Purchased Asset, except for sales of Inventory and non-exclusive licenses of OrthoRecon Products, in each case in the ordinary course of business consistent with past practice;

(e) transfer, lease, sell, pledge, dispose of or subject to any Encumbrance (other than any Permitted Encumbrance) any Real Property, or grant or otherwise create or consent to the creation of any Encumbrance, easement, covenant, restriction, assessment or charge affecting any Real Property or any part thereof; commit any waste or nuisance on any Real Property; or make any material changes in the construction or condition of any Real Property;

(f) to the extent related to the Business, a Purchased Asset or Assumed Liability, (i) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any Person or any amount of assets, except inventory in the ordinary course of business consistent with past practice, (ii) make any loans, advances or capital contributions, except for (x) loans or advances for travel expenses and extended payment terms for customers, in each case subject to Applicable Law and only in the ordinary course of business consistent with past practice and (y) loans or advances to Business Employees (other than executive officers) in a de minimus amount and consistent with past practice, (iii) make, authorize, or make any commitment with respect to any aggregate capital expenditures, excluding capital expenditures for surgical instrumentation, in excess of One Million Dollars ($1,000,000), (iv) make or direct to be made any loan to or capital investments in any Person, other than investments in any Subsidiary of Seller, or (v) enter into, amend, waive or terminate any Contract with respect to any matter set forth in this subsection;

(g) except as set forth on Schedule 4.2(g), (i) increase the compensation payable or to become payable (including bonus grants and retention payments) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit not required as of the date hereof by an Employee Plan, to any Business Employee who is director level or higher, (ii) grant any severance or termination pay or retention payments or benefits to, or enter into or amend or terminate any employment, severance, retention, change in control, consulting or termination Contract with, any Business Employee who is director level or higher, (iii) establish, adopt, enter into, amend, waive or terminate any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund or policy for the benefit of any Business Employee who is director level or higher, (iv) pay or make, or agree to pay or make, any accrual or other arrangement for, or take, or agree to take, any action to fund or secure payment of, any severance pension, indemnification, retirement allowance, or other benefit, for the benefit of any Business Employee who is director level or higher (or any beneficiary or dependent thereof), (v) hire, elect or appoint any officer, director or employee of the Business for the position of director or above or whose base salary as proposed would exceed One Hundred Thousand Dollars ($100,000), or (vi) terminate the employment, change the title, office or position, materially reduce the responsibilities of, or take any other action that would constitute “good reason” or “constructive dismissal” under any employment agreement of any Business Employee who is director level or higher; provided Seller, without the consent of Purchaser, shall retain the discretion to take the actions set forth in subsections (i) through (iv) above, should it so elect, so long as such actions do not result in any Liability to Purchaser or its Affiliates or are intended to adversely impact the Business or the Closing;

(h) announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of Business Employees; provided Seller, without the consent of Purchaser, shall retain the discretion to take such actions with respect to severance programs, should it so elect, so long as such actions do not result in any Liability to Purchaser or any of its Affiliates or adversely impact the Business or the Closing;

(i) materially change or announce any material change to the OrthoRecon Products or any services offered by the Business;

(j) to the extent related to the Business, agree to any material changes, alterations or modifications to a premarket approval, clinical trial or other application or request pending with the FDA or other Governmental Entity;

(k) except in the ordinary course of business, make any material change affecting the Business, including (i) changes to distribution structure or sales channels, (ii) material changes to supply chain, (iii) material changes in wholesaler alignments, inventory levels, management organization or personnel arrangements with sales brokers, advertising agencies, market research projects, advertising and promotion budgets or the content of advertisements or working capital levels (payables, receivables and Inventory); (iv) material changes in discretionary costs, such as advertising, maintenance and repairs, research and development, and training; (v) any material deferrals of capital expenditures; (vi) change of strategic direction; or (vii) change to business lines;

(l) to the extent related to the Business, write off as uncollectible, or establish any extraordinary reserve, other than any reserve consistent with current reserve policy, with respect to, any Assumed Accounts Receivable or other Indebtedness in excess of Five Hundred Thousand Dollars ($500,000), individually or in the aggregate;

(m) to the extent related to the Business and would impact the Tax Liability of the Business owned by the Purchaser immediately after Closing, make, change or revoke any material Tax election (other than an election under Treasury Regulations section 301.7701-3 for an entity organized outside the United States), file any amended Tax Return, adopt or change any material Tax accounting method or material Tax accounting period, enter into, cancel or modify any material agreement with a Taxing Authority, settle any material Tax claim or assessment relating to the Business, destroy or dispose of any books and records with respect to material Tax matters relating to periods beginning before the Closing and for which the statute of limitations is still open or under which a record retention agreement is in place with a Taxing Authority;

(n) to the extent related to the Business, (i) negotiate, settle, pay, discharge or satisfy any Liability in excess of One Million Dollars ($1,000,000) or Action, other than in the ordinary course of business or with respect to an Excluded Liability, but specifically including any royalty obligations, litigation, arbitration, settlement or other Action, in connection with their design work on OrthoRecon Products, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable, or (ii) commence or settle any Action other than (A) for the routine collection of invoices, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Business (provided that it consults with Purchaser prior to the filing of such an Action), or (C) for a breach of this Agreement; provided Seller, without the consent of Purchaser, shall retain the discretion to take such actions with respect to Excluded Litigation, subject to Schedule 1.3(a)(x), should it so elect, so long as such actions do not result in any Liability to Purchaser or any of its Affiliates or adversely impact Closing;

(o) exercise or grant any renewals or extensions of any Lease without Purchaser’s prior written consent, except to the extent such renewals or extensions are required by the terms of such Lease;

(p) to the extent related to the Business and other than Outbound License Agreements and Inbound License Agreements with respect to royalty payments made in the ordinary course of business, without limiting the generality or effect of the provisions of subsection (n) above, enter into, amend, waive or terminate any Contract (i) under which Seller or its any of its Subsidiaries undertakes or fails to undertake any action that result in loss of rights in or under Intellectual Property or Intellectual Property Rights or transfer or grant any rights to any third party that would diminish the Intellectual Property Rights; (ii) under which Seller or any of its Subsidiaries establishes with any third party a joint venture, strategic relationship, or partnership pursuant to which Seller agrees to develop or create any Intellectual

Property, products or services, (iii) under which Seller or any of its Subsidiaries agrees to create or develop any Intellectual Property, products, or services with any third party that designs, develops, or manufactures or has manufactured any OrthoRecon Products or develops or conducts procedures, studies or clinical trials in connection with any OrthoRecon Products, or (iv) that will cause or require (or purport to cause or require) Seller or Purchaser or any of their Affiliates to (A) grant or purport to grant to any third party any license, covenant not to sue, immunity or other right with respect to or under any of the Intellectual Property or Intellectual Property Rights of Purchaser or any of its Affiliates, or (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any third party;

(q) to the extent related to the Business, terminate, waive or cancel any right or registration of a right, of substantial value, including taking any action that would reasonably be expected to result in any loss, lapse, invalidity or unenforceability of any Intellectual Property Right;

(r) change financial accounting methods, practices, policies or principles or elections from those utilized in the preparation of Seller’s latest audited financial statements of the Business for the fiscal year ended December 31, 2012, other than any such changes as may be required under GAAP or other generally accepted accounting principles of the applicable jurisdiction, or make billings, collect Assumed Accounts Receivable or pay Assumed Accounts Payable other than in the ordinary course of business consistent with past practice;

(s) unless such action is permitted by Section 4.6 (Exclusivity), terminate, waive, release, fail to enforce or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement with any third party relating to the Transactions or any Acquisition Proposal;

(t) take any action that would have a Material Adverse Effect; or

(u) announce an intention, enter into any formal or informal Contract or otherwise make a commitment to take any of the actions described in clauses (a) through (t) in this Section, or any action which would reasonably be expected to make any of Seller’s representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in Section 6.1(a)(ii) would not be satisfied) or prevent Seller from performing or cause Seller not to perform one or more covenants required hereunder to be performed by Seller (such that the condition set forth in Section 6.1(a)(i) would not be satisfied).

Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the Business prior to the Closing and (ii) prior to the Closing, Seller and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operation of the Business.

Section 4.3 Reasonable Efforts.

(a) Each of the Parties to this Agreement agrees to use commercially reasonable efforts, and to cooperate with each other Party hereto, to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, including, subject to any applicable limitations set forth in this Section and other provisions of this Agreement, causing the satisfaction of the respective conditions set forth in Article VI (Conditions to Closing) and executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable for effecting the consummation of the Transactions. Without prejudice to the foregoing, as promptly as practicable after the date of this Agreement, if required by any Applicable Law, each of the Parties hereto (i) shall file any required or recommended filings with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) in accordance with the HSR Act, and (ii) shall file an antitrust notification in any other jurisdiction if required by any other applicable Antitrust Law, as determined by Purchaser in its reasonable judgment. Each of the Parties hereto shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Entity any additional information reasonably requested by any of them pursuant to the HSR Act or any other Antitrust Laws in connection with such filings. Each Party will notify the other promptly upon the receipt of any comments from any officials of any Governmental Entity in connection with any filings made pursuant to this subsection. To the extent permitted by Applicable Law, and subject to all applicable privileges (including the attorney-client privilege), each of the Parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the HSR Act or any other Antitrust Law. Each of the Parties hereto shall cooperate reasonably with each other in connection with the making of all such filings or responses.

(b) Notwithstanding anything in this Agreement to the contrary (including the other provisions of this Section 4.3), in no event shall Purchaser be obligated to, and the Seller shall not agree with a Governmental Entity without the prior written consent of Purchaser, to (A) sell, license, dispose or hold separate (through the establishment of a trust or otherwise) of any material portion of the Purchased Assets, or any business of Purchaser or any of its Affiliates, (B) materially limit or restrict on the ability of Purchaser or any of its Affiliates to freely conduct their businesses (including the Business) or own and operate the Purchased Assets, or (C) any other action that would reasonably be expected to have a Material Adverse Effect (any such action, a “Divestiture”). If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that Purchaser shall not have any obligation to litigate or contest any administrative or judicial action or any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent brought by or before an administrative tribunal, court or other similar tribunal or body.

(c) Each of Purchaser and Seller shall pay one half (1/2) of any applicable filing fee under the HSR Act and any other filing made pursuant to any other applicable Antitrust Law.

Section 4.4 Purchaser Shareholder Approval.

(a) As promptly as reasonably practicable following the date of this Agreement and subject to the prompt provision of information by Seller and its Affiliates as set forth below, Purchaser shall prepare and submit for approval to the Hong Kong Stock Exchange the Circular and notice of EGM. Seller shall deliver or cause to be delivered to Purchaser information with regard to itself, the Business, the Transferred Company or the Purchased Assets requested by Purchaser, for the purpose of preparing the Circular, that is required under the Listing Rules or the Applicable Laws of Hong Kong or demanded by the Hong Kong Stock Exchange, and Purchaser and Seller and each of their respective Affiliates and Representatives shall cooperate with each other in the preparation of the Circular. Without limiting the generality of the foregoing, Seller and its Affiliates shall furnish to Purchaser: (i) financial statements of the Business, including audited financial statements of the Business since January 1, 2010, in compliance with Hong Kong Financial Reporting Standards, as adopted and amended from time to time by the Hong Kong Institute of Certified Public Accountants, and any other information regarding the financial condition of the Business to enable Purchaser to draft its statement on sufficiency of working capital for the combined business, (ii) information regarding Material Contracts and material litigation related to the Business, and (iii) any other information related to Business, the Transferred Company or the Purchased Assets required by the Hong Kong Stock Exchange. Purchaser shall use its reasonable best efforts to resolve all Hong Kong Stock Exchange comments with respect to the Circular as promptly as practicable after receipt thereof. Each of Purchaser and Seller shall promptly correct any information provided by it for use in the Circular, if and to the extent that it shall have become false or misleading in any material respect prior to the EGM. Purchaser shall cause the Circular, as so corrected, to be filed with the Hong Kong Stock Exchange and to be disseminated to its shareholders, in each case, as and to the extent required by the Listing Rules and any other Applicable Laws. Seller and its counsel shall be given a reasonable opportunity and amount of time to review and comment on the Circular before it is filed with the Hong Kong Stock Exchange, and Purchaser shall give good faith and reasonable consideration to any comments made by Seller or its counsel. Notwithstanding the aforesaid, Purchaser will incorporate comments from Seller or its counsel to correct any false or misleading statement in the Circular. Purchaser shall promptly notify and provide to Seller and its counsel any comments Purchaser or its counsel receives from the Hong Kong Stock Exchange or other regulatory authority with respect to the Circular and any request by the Hong Kong Stock Exchange or other regulatory authority for any amendment to the Circular or for additional information.

(b) As promptly as reasonably practicable and, in any event, no later than fourteen (14) Business Days following the mailing of the Circular to the Shareholders, Purchaser shall take all action necessary to duly call, give notice of, convene and hold the EGM for the purpose of obtaining the Required Shareholder Approval. In addition, Purchaser shall take all action necessary to enforce the obligations under the Voting Agreements, as in effect on the date hereof, of the Shareholders party to the Voting Agreements to vote in favor of the Transactions at the EGM.

Section 4.5 Third Party Notices and Consents; Certain Amendments; Exercise of Purchase Options; Product Registrations.

(a) Third Party Notice and Consents; Amendments. Seller shall use its commercially reasonable efforts to deliver to the applicable third party and obtain prior to the Closing, and deliver to Purchaser at or prior to the Closing, all notices, consents, waivers, permits, clearances, registrations, filings and approvals listed on Section 2.5(a) or Section 2.5(b) of the Seller Disclosure Schedule (and any Contract or Permit identified after the date hereof or entered into after the date hereof that would have been an Assumed Contract or Business Permit if entered into prior to the date hereof that the Parties mutually agree requires a notice, consent, permit, clearance, registration, filing or approval in connection with this Agreement and the Transactions).

(b) Tennessee Lease Consents; Exercise of Purchase Options. As soon as practicable following the date hereof, in accordance with Section 4.5(a), Purchaser and Seller shall cooperate to obtain the written consent of The Industrial Development Board of the Town of Arlington, Tennessee (“IDB”) to the assignment of the Tennessee Leases to Purchaser in a form and on terms reasonably acceptable to Purchaser. To the extent the written consent of the IDB is not received prior to Closing, Seller or its Subsidiaries’, as applicable, at Purchaser’s expense, shall exercise purchase options underlying such Tennessee Leases to ensure Seller or its applicable Subsidiary has, prior to the Closing, good and marketable title to the Real Property underlying such Tennessee Lease.

(c) Product Registrations; Distribution Partner Letters.

(i) As soon as practicable following the date hereof, but no more than ten (10) Business Days after the date hereof, Seller shall, or shall cause its appropriate Subsidiary to, send to its distribution partners, in each jurisdiction where the Transferred Company and the Asset Transferring Companies conduct the Business, a letter, in form and substance substantially similar to that included on Schedule 4.5(c).

(ii) Purchaser and Seller shall, and shall cause the Subsidiaries of the respective Parties and distribution partners to, cooperate with each other and all applicable Governmental Entities and use their respective commercially reasonable efforts to ensure:

(A) the timely submission of all applications, filings and registrations, including any product and name change registrations, necessary to permit Purchaser and its Affiliates to manufacture and sell the OrthoRecon Products and to conduct the Business, following the Closing, in substantially the same manner as, and in all jurisdictions where, Seller and its Subsidiaries currently conduct the Business;

(B) each Party notifies the other upon receipt of any comments or requests made by any Governmental Entity in connection with such applications, filings or registrations;

(C) all information requested by any Governmental Entity with respect to such applications, filings or registrations is promptly provided to such requesting Governmental Entity;

(D) all obligations of such Party and its Representatives under the Transition Services Agreement with respect to obtaining approval of such application, filing or registration from a Governmental Entity are promptly satisfied in accordance with the terms of the Transition Services Agreement; and

(E) approval of such application, filing or registration is promptly obtained, a copy of which is promptly provided to Purchaser.

Section 4.6 Exclusivity.

(a) From and after the date hereof until the Closing or termination of this Agreement pursuant to Article IX (Termination), Seller will not, nor will it authorize or permit any of its Subsidiaries, or its or their respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer concerning (A) the sale or other conveyance of the Business, (B) the sale or other conveyance of the Equity Interests or all or substantially all of the Purchased Assets (in the case of clauses (A) and (B), whether by way of merger, purchase of capital stock, purchase of assets or otherwise), or (C) a license of all or substantially all of the Business Intellectual Property related to the Business (an “Acquisition Proposal”); (ii) hold or participate in any negotiations or discussions or enter into any agreements that would reasonably be expected to lead to, an Acquisition Proposal; (iii) make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; or (iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal. Seller shall immediately (w) cease, and shall cause its Subsidiaries and Representatives to immediately cease, and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal, (x) promptly inform Seller’s Representatives of its and their obligations pursuant to this Section, (y) not amend, terminate, waive or fail to enforce any provisions of any confidentiality agreement with respect to any potential Acquisition Proposal, and (z) promptly request, in accordance with the terms of any such confidentiality agreement, the return or destruction of any confidential information previously furnished pursuant thereto. Seller shall be responsible for any actions taken by its Representatives and Subsidiaries in violation of this Section 4.6.

(b) Seller shall immediately notify Purchaser orally and in writing after receipt by Seller or any of its Subsidiaries (or, to the Knowledge of Seller, by any of its or their respective Representatives) of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for non-public information primarily relating to the Business or the Purchased Assets or for access to any of the properties, books or records of Seller by any Person other than Purchaser not in the ordinary course of business consistent with past practice or that Seller reasonably believes would not be expected to lead to an Acquisition Proposal. Such notice shall describe (A) the terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (B) subject to the observance of any applicable confidentiality provision in effect on the date hereof, the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Seller shall keep Purchaser promptly and fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Purchaser a complete and correct copy of each such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. Seller shall provide Purchaser with forty-eight (48) hours’ prior notice (or such lesser prior notice as is provided to the members of Seller’s board of directors) of any meeting of Seller’s board of directors at which Seller’s board of directors is reasonably expected to discuss any Acquisition Proposal.

Section 4.7 Access to Information.

(a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, promptly following receipt of a written request by Purchaser therefor (i) Seller shall, at Purchaser’s reasonable expense, afford Purchaser and its Representatives reasonable access during normal business hours upon reasonable advance notice to (A) all of Seller’s and its Subsidiaries’ premises, properties, personnel, Persons having business relationships with Seller (including suppliers, licensees, customers and distributors), books, records, Contracts, and documents of or pertaining to Seller or the Subsidiary relating to the Business, the Transferred Company and the Purchased Assets and (B) all other information concerning the Business, the Transferred Company, the Purchased Assets, the Business Employees and Business Contractors as Purchaser may reasonably request, and (ii) Seller shall at Purchaser’s expense, provide to Purchaser and its Representatives complete and correct copies of Seller’s and its Subsidiaries’ internal financial statements relating to the Business and the Purchased Assets that are in the possession of Seller or any of its Subsidiaries or subject to Seller’s control, subject to the observance of any applicable confidentiality provisions and all applicable privileges (including the attorney-client privilege); provided, however, that the foregoing shall not require Seller to provide any such access or disclose any information to the extent the provision of such access or such disclosure would contravene any existing agreement or Applicable Law.

(b) Subject to compliance with Applicable Law, from the date hereof until the earlier of the termination of this Agreement and the Closing, Seller shall confer from time to time as reasonable requested by Purchaser with one or more Representatives of Purchaser to discuss any changes or developments in the operational matters of the Business and the general status of the ongoing operations of the Business.

(c) No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties hereto to consummate the Transactions.

(d) Each of Party will hold, and will cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of another Party to this Agreement in connection with the Transactions pursuant to the terms of the Confidentiality Agreement and Section 5.1 (Confidentiality).

Section 4.8 Seller Disclosure Schedule. Seller shall supplement the information set forth on the Seller Disclosure Schedule with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule on the date of this Agreement or that is necessary to correct any information in the Seller Disclosure Schedule which has been rendered inaccurate thereby promptly following discovery thereof. Any such disclosure shall not be deemed to constitute an exception to the representations and warranties of Seller under Article II (Representations and Warranties of Seller), nor limit the rights of Purchaser under this Agreement for any breach by Seller of such representations and warranties or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 6.1 (Conditions to Obligations of Purchaser).

Section 4.9 Monthly Financial Statements. From the date hereof until the Closing, Seller shall deliver to Purchaser as promptly as practicable (and in any event within fifteen (15) Business Days after the end of each January, February, April, May, July, August, October and November and within twenty (20) Business days after the end of each March, June, September and December) an unaudited carve-out income statement and a statement of estimated Net Working Capital as of the applicable calendar month end that conform to the requirements of the Interim Financial Statements.

Section 4.10 Notification. Subject to Section 4.8 (Seller Disclosure Schedule), Seller shall, and shall cause each of its Subsidiaries to, promptly notify Purchaser of (i) any material change, occurrence or event related to the Business or the Purchased Assets not in the ordinary course of business consistent with past practice; (ii) any notice or other communication from any Governmental Entity in connection with the Transactions; (iii) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (iv) any Action commenced or, to the Knowledge of Seller threatened against, relating to or involving the Business or the Purchased Assets that would reasonably be expected to be adverse to the Business or Purchased Assets in any material respect or that relates to the consummation of the Transactions; or (v) any breach of any representation, warranty or covenant in this Agreement, or of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be adverse to the Business in any material respect or cause any of the conditions to Closing set forth in Article VI (Conditions to Closing) not to be satisfied (provided that no information provided pursuant to this Section shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties hereunder).

Section 4.11 Negotiation of Transaction Documents. Between the date hereof and the Closing Date, Seller and Purchaser shall in good faith, and use their respective commercially reasonable efforts to, negotiate and finalize the Transaction Documents (as well as the Schedules and Exhibits pertaining thereto), in each case, substantially consistent with the forms or terms attached as Exhibits hereto. To the extent transition services or another arrangement, including for the use of any Software set forth in Section 2.17(k) of the Seller Disclosure Schedule or the sourcing of materials and components from any Supplier, is necessary pursuant to the terms of Section 1.9 (Non-Transferable Assets) or otherwise to provide either Purchaser or Seller, or any of their Subsidiaries with rights of access, use and benefits of any asset or service reasonably necessary in order for Purchaser to conduct the Business as currently conducted or for Seller to conduct the Retained Business as currently conducted, the Parties shall in good faith use their respective commercially reasonable efforts to negotiate and finalize such transition services or other arrangement.

Section 4.12 Otsuka Loan. Each of Parent and Purchaser shall use its commercially reasonable efforts to obtain an executed loan agreement from Otsuka on the terms and conditions described in the Commitment Letters (“Otsuka Loan”). Nothing shall require, and in no event shall commercially reasonable efforts of Purchaser be deemed or construed to require, Purchaser to seek any financing (i) in any amount in excess of that contemplated by the Commitment Letters, or (ii) on terms less favorable than those provided in the Commitment Letters. For the avoidance of doubt, the Closing is not conditioned upon Purchaser’s ability to obtain financing.

Section 4.13 Financing.

(a) Purchaser shall use its commercially reasonable efforts to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including to (i) maintain in effect the Financing and the Commitments Letters, (ii) enter into definitive financing agreements with respect to the Financing on the terms and conditions specified in the Commitment Letters, so that such agreements are in effect as promptly as practicable but in any event no later than the Closing and (iii) consummate the Financing at or prior to the Closing. Without limiting the generality of the foregoing, Purchaser shall give Seller prompt notice (A) of any material breach or default by any party to any Commitment Letter or definitive document related to the Financing of which Purchaser becomes aware; (B) of the receipt of any written notice or other written communication from any Financing source with respect to any: (x) material breach, default, termination or repudiation by any party to any Commitment Letter or any definitive document related to the Financing of any provisions of the Commitment Letters or any definitive document related to the Financing or (y) material dispute or disagreement between or among any parties to any Commitment Letters or any definitive documents related to the Financing; and (C) if for any reason Purchaser believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or the definitive documents relating to the Financing. As soon as reasonably practicable, but in any event within five (5) days of the date Seller delivers Purchaser a written request, Purchaser shall provide any information reasonably requested by Seller relating to any circumstances referred to in clause (A), (B) or (C) of the immediately preceding sentence. For the avoidance of doubt, the Closing is not conditioned upon Purchaser’s ability to obtain financing.

(b) Seller shall, and shall cause each of its Subsidiaries to, and shall use its commercially reasonable efforts to cause the officers, employees, representatives and advisors of Seller and each of its Subsidiaries to, provide to Purchaser and Otsuka such cooperation, at Purchaser’s sole cost and expense, reasonably requested in writing by Purchaser to assist Purchaser in obtaining the Otsuka Loan, including delivering to Purchaser and Otsuka monthly the financial information required pursuant to Section 4.9 (Monthly Financial Statements), assisting in the preparation of presentation or other materials requested by Otsuka, having its senior officers attend and participate in calls or meetings as requested by Purchaser or Otsuka to discuss the Otsuka Loan, and executing and delivering any certifications, legal opinions or other documents related to the Business and the Purchased Assets. For the avoidance of doubt, unless such breach is caused by Seller’s willful misconduct or gross negligence, a breach of this Section 4.13(b) shall in no event permit Purchaser to assert any rights or remedies under Section 6.1(a)(i) or Section 9.1 (Termination), which, for purposes of clarity, means that Seller’s failure to comply with this covenant would not result in a failure of Seller to satisfy any closing condition or permit Purchaser to terminate this Agreement. For purposes of further clarity, regarding the immediately preceding sentence, in the event of Seller’s willful misconduct or gross negligence, Purchaser shall be entitled to all available rights and remedies under this Agreement or at law or in equity.

Section 4.14 Treatment of Unallocated Shared Intellectual Property. During the period commencing on the date hereof and continuing until the earlier of: (a) the termination of this Agreement; and (b) the Closing, the Parties shall, subject to the terms of this Section 4.14 (Treatment of Unallocated Shared Intellectual Property), negotiate in good faith to determine by the Closing the allocation of any and all Unallocated Shared Intellectual Property existing as of the date of this Agreement or created, or acquired by Seller or any of its Subsidiaries prior to Closing as either Intellectual Property and Intellectual Property Rights (i) to be retained by Seller or its Subsidiary (and as of the Closing to be deemed Retained Shared Intellectual Property), or (ii) to be transferred to Purchaser or one of its Subsidiaries (and as of Closing to be deemed Transferred Shared Intellectual Property). Seller and Purchaser agree that the foregoing allocation shall be governed by the principle of relative materiality to the Business and the Retained Business such that if the reasonably anticipated financial benefit to the Business of any item of Unallocated Shared Intellectual Property exceeds its reasonably anticipated financial benefit to the Retained Business, such item of Unallocated Shared Intellectual Property shall be deemed Transferred Shared Intellectual Property, and correspondingly, if the reasonably anticipated financial benefit to the Retained Business of any item of Unallocated Shared Intellectual Property exceeds its reasonably anticipated financial benefit to the Business, such item of Unallocated Shared Intellectual Property shall be deemed Retained Shared Intellectual Property.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1 Confidentiality.

(a) The Parties understand and agree that this Agreement and any information exchanged in connection with this Agreement or the negotiation of the Transactions is subject to the terms and conditions of that certain Mutual Confidentiality Agreement entered into between Purchaser, Wright Medical Technology, Inc. and Seller, dated April 26, 2013 (the “Confidentiality Agreement”). In the event that either Party (the “Receiving Party”) receives a request to disclose all or any part of any confidential information under the terms of a subpoena, Order, civil investigative demand or similar process issued by a court of competent jurisdiction or by another Governmental Entity or the Hong Kong Stock Exchange, the Receiving Party agrees to (i) immediately notify the other Party (the “Disclosing Party”) of the existence, terms and circumstances surrounding such request; (ii) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such information is required, furnish only that portion of the confidential information that, in the advice of counsel to Receiving Party, such Receiving Party is legally required to disclose and advise the Disclosing Party as far in advance of such disclosure as reasonably possible so that the Disclosing Party may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information. In any event, the Disclosing Party shall not oppose actions by the Receiving Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information. Notwithstanding anything to the contrary, each Party and its Representatives will be permitted to disclose confidential information or any portion thereof, without notice to the other Party, upon the routine request of any Governmental Entity having authority to regulate or oversee any aspect of such Party or its Representatives’ business or that of such Party’s Affiliates, provided that each Party or its Representatives shall advise the Governmental Entity of the confidential nature of such information.

(b) From and for a period of two (2) years after the Closing Date, Purchaser shall, and shall cause its Affiliates to, (i) treat and hold as confidential any proprietary information provided or exchanged in connection with this Agreement or the negotiation of the Transactions relating to the Retained Business and any other business or activities of Seller or any of its Affiliates (the “Extremities Confidential Information”), and (ii) refrain from using and disclosing the Extremities Confidential Information except to the extent in connection with its obligations under this Agreement or to the extent reasonably necessary to operate its business (which disclosures shall be subject to reasonably appropriate restrictions on further use and disclosure). From and for a period of two (2) years after the Closing Date, Seller shall, and shall its Affiliates to, (i) treat and hold as confidential any proprietary information provided or exchanged in connection with this Agreement or the negotiation of the Transactions relating to the Business and any other business or activities of Purchaser or any of its Affiliates (the

“OrthoRecon Confidential Information”), and (ii) refrain from using and disclosing the OrthoRecon Confidential Information except to the extent in connection with its obligations under this Agreement or to the extent reasonably necessary to operate its business (which disclosures shall be subject to reasonably appropriate restrictions on further use and disclosure). Neither Extremities Confidential Information nor OrthoRecon Confidential Information shall include information that (A) is or becomes generally available to the public other than as a result of a breach of this Agreement by a Party or any of its Affiliates, (B) is or becomes available to a Party or any of its Affiliates on a non-confidential basis from a source other than the other Party and its Affiliates; provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of, confidentiality to the other Party or any of its Affiliates, or (C) is independently developed by a Party or any of its Affiliates without use of any Extremities Confidential Information or OrthoRecon Confidential Information, as applicable, or violation of any obligation hereunder, as evidenced by such Party’s or its Affiliates’ (as applicable) contemporaneous written records.

(c) Notwithstanding the foregoing, each Party may disclose the terms and conditions of any Transaction Document, or the confidential information referred to in subsections (b) above: (i) to the extent permitted with the other Party’s prior written consent; (ii) to the extent such disclosure is reasonably determined by such Party to be required by Applicable Law, regulation, legal process or stock exchange regulation (including any public filing requirements under the rules and regulations of any U.S. or non-U.S. securities exchange), in which case the disclosing Party shall give the other Party to the extent practicable reasonable advance notice of any such required disclosure and the reasonable opportunity to consult with such Party in advance of the disclosure; (iii) to the extent reasonably necessary in connection with the enforcement of its rights or satisfaction of its obligations hereunder; or (iv) in confidence to legal counsel, accountants and their advisors.

Section 5.2 Public Announcements. Neither Party nor any of its Affiliates or Representatives shall issue any press release or otherwise make any public statements with respect to Transactions without the prior written consent of the other Party, except as such release or statement may be required by Applicable Law, including the rules or regulations of any U.S. or non-U.S. securities exchange, in which case such Party shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance and will consider in good faith the advice of the other Party with respect thereto.

Section 5.3 Employees and Contractors.

(a) Purchaser shall make an offer of employment to those Business Employees set forth on Schedule 5.3(a), but shall not make an offer of employment to any employee of Seller or its Subsidiaries not set forth on such Schedule 5.3(a). Prior to the Closing, the Parties agree to use good faith efforts to identify any Business Employees who were unintentionally omitted from Schedule 5.3(a) or identified as a non-Business Employee, and upon the mutual agreement of the Parties, shall revise Schedule 5.3(a) to account for such unintentional omissions or misallocations. Employment will only be offered to Business

Employees who are actively at work. Business Employees who are not actively at work will only be offered employment upon their return to work. With respect to any employee of Seller or its Subsidiaries set forth on Schedule 5.3(a), Seller shall assist Purchaser with its efforts to enter into compensation profiles and/or offers with such employee as soon as practicable after the date hereof and in any event prior to the Closing Date, which compensation profiles and/or offers shall become effective upon the Closing. Seller shall pay any and all Liabilities arising in connection with the termination, notice, severance and similar payments with respect to any Business Employee arising out of the termination by Seller of such Business Employee’s employment with Seller. The Parties expect that Business Employees located in jurisdictions subject to EU Council Directive 2001/23/EC or other similar Applicable Law (“Transfer Laws”) shall transfer to Purchaser either by operation of such Transfer Laws or through execution of any necessary agreements with such Business Employees. The Parties shall work together in good faith to determine which method shall apply in each such jurisdiction.

(b) Employees of Seller and its Subsidiaries who accept compensation profiles and/or offers of employment from Purchaser or any of its Subsidiaries and who commence active employment with Purchaser or any of its Subsidiaries (each, a “Transferring Employee”) shall be entitled to the terms described in their respective compensation profiles and/or offers, which, during the period starting on the Closing Date and ending on the date that is six (6) months following the Closing Date, shall (i) be for a position that entails duties and responsibilities that are no less favorable in the aggregate to those held by the Transferring Employees immediately prior to the Closing Date (except for changes to such duties and responsibilities relating to the fact that the Business is no longer a separate publicly traded entity), (ii) include base salary and incentive opportunities (excluding equity-based incentive opportunities) that are no less favorable in the aggregate than those provided by Seller to the Transferring Employee, immediately prior to the Closing Date, and (iii) include employee benefits that are no less favorable in the aggregate than those provided by Seller to the Transferring Employee, immediately prior to the Closing Date, including, with respect to any Transferring Employee that is a party to a pay and separation agreement (such Business Employees with a pay and separation agreement as set forth on Section 5.3(b)) benefits no less favorable in the aggregate to the benefits provided in such pay and separation agreement. With respect to each Transferring Employee, Purchaser shall credit or cause its subsidiaries to credit, the period of employment and service recognized by Seller and its Subsidiaries immediately prior to the Closing Date for the purposes of vacation accrual, and eligibility and vesting (but not benefit accrual) under all employee benefit plans, programs, policies or similar arrangements of Purchaser and Parent’s Subsidiaries in which the Transferring Employee is eligible to participate. Purchaser shall not terminate the employment of any Transferring Employee other than for cause (as determined by Purchaser in its reasonable discretion and in accordance with Applicable Law) prior to the date that is six (6) months following the Closing Date. Purchaser shall provide severance benefits that are no less favorable in the aggregate to those provided by Seller to the Transferring Employees immediately prior to the Closing Date to any Transferring Employee who is terminated without cause (as determined by Purchaser in its reasonable discretion and in accordance with Applicable Law) prior to the one (1) year anniversary of the Closing Date. Notwithstanding anything in this Agreement to the contrary, no Transferring Employee, and no other employee of Seller or its Subsidiaries, shall be deemed to be a third party beneficiary of this Agreement.

(c) Seller shall cooperate and work with Purchaser to help Purchaser identify independent contractors of Seller and its Subsidiaries to whom Purchaser may elect to offer employment or an engagement following the Closing with Purchaser or any of its Subsidiaries. With respect to any independent contractor of Seller or its Subsidiaries designated by Purchaser, Seller shall assist Purchaser with its efforts to enter into offers (if employment is offered) or an independent contractor agreement (if an engagement is offered) in a form deemed appropriate by Purchaser with such independent contractor as soon as practicable after the date hereof and in any event prior to the Closing Date, which employment offers or independent contractor agreement, as the case may be, shall become effective upon the Closing. Notwithstanding any of the foregoing, neither Purchaser nor any of its Affiliates shall have any obligation to make an offer of employment or an offer of engagement to any independent contractor of Seller or its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, no independent contractor of Seller or its Subsidiaries shall be deemed to be a third party beneficiary of this Agreement.

(d) The timing and content of any announcement or notification to the Employees, independent contractors, sales representatives, consultants, suppliers, Distributors, and Customers with respect to the Transactions (which, for the avoidance of doubt, shall not include any press release or other public statement (which are separately addressed in Section 5.2 (Public Announcements)) or any offers of employment or independent contractor agreements or related communications to individual employees or contractors of Seller and its Subsidiaries) shall be subject to the approval, which shall not be unreasonably withheld, of each of Purchaser and Seller. Except with respect to any announcement or notification covered by the preceding sentence, Seller will consult with Purchaser (and will consider in good faith the advice of Purchaser) prior to sending any notices or other communication materials to employees or independent contractors of Seller and its Subsidiaries.

(e) As soon as practicable after the execution of this Agreement, Seller shall notify the Employees of Seller and its Subsidiaries that all claims for expenses that qualify for coverage under the terms of the Employee Plans and that are incurred on or prior to the Closing Date must be submitted within the time limit provided by the Employee Plans and no later than five (5) Business Days after the Closing Date.

(f) With respect to all Business Employees in the U.S. (and their respective covered dependents) who are “M&A Qualified Beneficiaries” (as defined in Section 54.4980B-9 Q&A-4(a) of the Treasury Regulations), Seller shall provide any notice required by Section 4980B(f)(6) of the Code and shall make available to such individuals continuation coverage under a group health plan maintained by Seller, as provided by Section 54.4980B-9 Q&A-7 of the Treasury Regulations. Sellers shall indemnify and hold Purchaser harmless for any liability Purchaser incurs at any time under the provisions of Code section 4980B or ERISA sections 601 through 609 with respect to any individual who was an employee of the Business prior to the Closing Date, or a dependent or spouse of any such employee, and who had a “qualifying event” (within the meaning of Code section 4980B) in connection with the Transaction at any time.

(g) Seller shall give all notices and other information required to be given to the Employees and any applicable Governmental Entity under the WARN Act, the Code and other Applicable Laws in connection with the Transactions with respect to occurrences up to and including the Closing Date. Purchaser shall give all notices and other information required to be given to any Transferring Employees and any applicable Governmental Entity under the WARN Act, the Code and other Applicable Laws in connection with the Transactions with respect to occurrences after the Closing Date.

Section 5.4 Tax Matters.

(a) Cooperation in Tax Matters. Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or a right to a refund of Taxes, or (iii) participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents in their possession relating to rulings or other determinations by Taxing Authorities. Seller and Purchaser shall make themselves (and their respective employees) available on a basis mutually convenient to both Parties to provide explanations of any documents or information provided under this Section 5.4 (Tax Matters).

(b) Document Retention. To the extent commercially reasonable, each of Seller and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Business for each taxable period first ending after the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods and (ii) six (6) years following the due date (without extension) for such Tax Returns. After such time, before Seller or Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other Party shall be given the opportunity, after sixty (60) Business Days’ prior written notice, to remove and retain all or any part of such documents as such other Party may select (at such other Party’s expense). Any information obtained under this Section 5.4 (Tax Matters) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(c) Notification of Tax Claims. In the event any Taxing Authority informs Seller or Purchaser of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other Party may incur Liability hereunder, the Party so informed shall promptly notify the other Party of such matter; provided that, failure to promptly notify shall not reduce the other Party’s indemnity obligation hereunder, except to the extent such Party is actually prejudiced thereby; and provided further, that resolution of such audit, claim, assessment or other dispute shall be governed by Section 8.3 (Third Party Actions).

(d) Effect on Indemnity Rights of Purchaser. Nothing in this Section shall be deemed to limit or otherwise affect the rights of Purchaser under Article VIII (Survival of Representations, Warranties and Covenants; Indemnification) hereof.

(e) Allocation of Transferred Company Tax Liability. The Equity Transfer Agreement shall allocate the liability for Taxes of the Transferred Company in accordance with the definition of Excluded Taxes and Assumed Liabilities contained herein.

Section 5.5 Further Actions.

(a) At any time or from time to time after the Closing, at Purchaser’s request, Seller shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to (i) execute and deliver to Purchaser such other instruments of sale, transfer, conveyance and assignment, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary in order to effectively transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), in accordance with the terms of this Agreement, and, to the fullest extent permitted by law or contract, to put Purchaser in actual possession and operating control of the Purchased Assets and otherwise to cause Seller to fulfill its obligations under this Agreement and the Transaction Documents; (ii) cooperate with Purchaser at Purchaser’s expense (provided that de minimis expenses will be at Seller’s expense) to enforce the terms of any Assumed Contract, including terms relating to confidentiality and Intellectual Property Rights, (iii) cooperate with Purchaser in its commercially reasonable efforts to ensure the orderly transfer of those business relationships of Seller existing prior to the Closing and relating to the Business; (iv) satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships; (v) refer to Purchaser all inquiries relating to the Business; and (vi) promptly deliver to Purchaser any mail, packages and other communications addressed to Seller or any of its Subsidiaries relating to the Business.

(b) If after the Closing, Purchaser in good faith identifies in writing or Seller discovers any Purchased Asset or Assumed Liability, possession or ownership of which has not been transferred to, or assumed by, Purchaser, then Seller will, or will cause its Subsidiaries to, as promptly as practicable after written notice by Purchaser, transfer, convey, assign, or deliver, or cause to be transferred, conveyed, assigned, or delivered (without further consideration) to Purchaser, all right, title and interest of Seller and its Subsidiaries in and to such Purchased Asset or Assumed Liability.

(c) If after the Closing, Purchaser in good faith identifies or Seller discovers Purchaser to be in possession of any Excluded Asset or subject to an Excluded Liability, (i) Purchaser shall return or transfer and convey (without further consideration) to Seller or its appropriate Subsidiary, and Seller or its Subsidiary, as the case may be, shall accept or assume, as applicable, such asset or Excluded Liability; (ii) Seller or its Subsidiary shall assume, and agree to pay, perform, fulfill and discharge (without further consideration) any Liabilities associated with such assets or Excluded Liabilities; and (iii) Purchaser and Seller or its Subsidiary shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such asset or Excluded Liability back to the Subsidiary.

(d) To the extent that Purchaser cannot be granted physical possession of any Purchased Asset as of the Closing Date, such Purchased Asset shall be held by Seller for and on behalf of Purchaser until such time as Purchaser is able to take possession thereof.

Section 5.6 Change of Corporate Name.

(a) Upon the earlier of (i) thirty (30) months following the Closing, and (ii) two (2) years after receipt from the relevant Governmental Entities in Japan of the Permit allowing Purchaser or a designated Subsidiary of Parent to replace “Wright” with “MicroPort” in the legal name of the Transferred Entity, Purchaser shall, or shall cause its appropriate Subsidiary to, change the name of the Transferred Company to remove the name “Wright.”

(b) Purchaser shall, in each jurisdiction where Purchaser acquires Purchased Assets, upon the earlier of (i) thirty (30) months following the Closing, and (ii) two (2) years following receipt in such jurisdiction of all Permits necessary to allow Purchaser or a designated Subsidiary of Parent to replace the name “Wright” with “MicroPort” in the product name or product label of any OrthoRecon Product or other Purchased Asset in such jurisdiction, remove and cease using in such jurisdiction any trademarks, trade names, product names, brand marks, brand names, trade dress or logos owned or licensed by Wright or its Affiliates (collectively, the “Wright Branding”) from all OrthoRecon Products, advertising and marketing materials, or other Purchased Assets. In each jurisdiction where Purchaser acquires Purchased Assets, effective as of the Closing Date and continuing until the date on which Purchaser or a designated Subsidiary of Parent are required to remove and cease using the Warlock Branding in such jurisdiction pursuant to this Section, Seller hereby grants to Purchaser and its Affiliates a non-exclusive, non-transferable, royalty-free license to use the Wright Branding in each such jurisdiction in substantially the same manner as such trademarks, trade names, brandmarks, brand names, trade dress or logos were used prior to the Closing Date since January 1, 2008. Thereafter, Purchaser shall neither use nor permit or allow any of its Affiliates to use any of the Wright Branding in connection with the Business or otherwise. Purchaser will ensure that the quality of all products and services that bear Wright Branding pursuant to the foregoing trademark license are of substantially the same or better quality as the same products and services possessed prior to the Closing Date. Other than as a result of a material breach by Seller of the Transition Services Agreement or any other Transaction Document, if Purchaser violates the foregoing quality control requirements with respect to any particular product or service bearing the Wright Branding and is unable to cure such violation within a reasonable period of time, Seller may terminate the foregoing trademark license with respect to such product or service and require Purchaser to remove the Wright Branding from such product or service. Notwithstanding the foregoing, nothing in this Section 5.6(b) shall permit Parent or its Affiliates to use the Wright Branding to advertise, promote, market or sell any products or services other than the OrthoRecon Products.

Section 5.7 Records and Documents.

(a) For a period of five (5) years after the Closing, at Purchaser’s request, Seller shall, and shall cause its Subsidiaries to, provide, at Purchaser’s expense, Purchaser and its

Representatives with reasonable access to and the right to make copies of those records and documents related to the Business, the possession of which is retained by Seller or its Subsidiaries, as may be necessary or useful in connection with Purchaser’s conduct of the Business after the Closing. If during such period Seller or any of its Subsidiaries elects to dispose of such records and documents, Seller shall give Purchaser sixty (60) Business Days’ prior written notice, during which period Purchaser shall have the right to take such records and documents without further consideration.

(b) For a period of five (5) years after the Closing, at Seller’s request, Purchaser shall, and shall cause its Subsidiaries to, provide, at Seller’s expense, Seller and its Representatives with access to and the right to make copies of those records and documents related to Seller’s business, the possession of which is retained by Purchaser or Parent’s Subsidiaries, as may be necessary or useful in connection with Seller’s conduct of its business after the Closing. If during such period Purchaser or any of its Subsidiaries elects to dispose of such records and documents, Purchaser shall give Seller sixty (60) Business Days’ prior written notice, during which period Seller shall have the right to take such records and documents without further consideration.

Section 5.8 Non-Solicit; Non-Hire.

(a) From and after the date hereof and until one (1) year after the Closing, Seller and its Subsidiaries and their Affiliates and successors shall not, directly or indirectly, whether on such Person’s own behalf or on behalf of some other Person solicit or hire, or attempt to solicit or hire, any Business Employee or Business Contractor employed or engaged by Purchaser or any of its Affiliates as of the Closing; provided, that the foregoing restrictions shall not apply to any Person who is hired as a result of the use of a general solicitation (such as an advertisement in a publication of regional or national circulation) not specifically directed to employees of Purchaser or its Affiliates.

(b) Except as expressly provided herein, from and after the date hereof and until one (1) year after the Closing, Parent and its Subsidiaries and their Affiliates and successors shall not, directly or indirectly, whether on such Person’s own behalf or on behalf of some other Person, solicit or hire, or attempt to hire or solicit, any employees or consultants employed or engaged by Seller or any of its Subsidiaries following the Closing; provided, that the foregoing shall not apply to any Person who is hired as a result of the use of a general solicitation (such as an advertisement in a publication of regional or national circulation) not specifically directed to employees of Seller or its Affiliates.

Section 5.9 Non-Disparagement. On and after the Closing Date, neither Seller nor any of its Affiliates will: (a) make any negative statement or communication regarding the Business, the Purchased Assets or Purchaser, or (b) make any derogatory or disparaging statement or communication regarding the Business, the Purchased Assets, or Purchaser. On and after the Closing Date, neither Purchaser nor any of its Affiliates will make any negative statement or communication regarding Seller or the Retained Business or make any derogatory or disparaging statement or communication regarding Seller or the Retained Business.

Section 5.10 Customer Inquiries. After the Closing, Seller shall promptly notify Purchaser of each inquiry that Seller or any of its Affiliates receives relating to the Business from an existing customer of the Business or any other Person that states its desire to explore a commercial relationship related to Business or an interest in the OrthoRecon Products.

Section 5.11 Refunds and Remittances. If, after the Closing, Seller (or any of its Affiliates), on the one hand, or Purchaser (or any of its Affiliates), on the other hand, receives any funds properly belonging to the other Party in accordance with the terms of this Agreement, the receiving Party will promptly so advise such other Party, will segregate and hold such funds in trust for the benefit of such other Party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party.

Section 5.12 Privileges. Seller acknowledges that the Purchased Assets include all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which Seller may be entitled in connection with any of the Purchased Assets or Assumed Liabilities. Seller is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of information to Purchaser and its Representatives in connection with this Agreement and the Transactions. Seller and Purchaser agree and acknowledge that they (a) share a common legal and commercial interest in all of the information and communications that may subject to such protections and privileges, (b) are or may become joint defendants in Actions to which such protections and privileges may relate and (c) intend that such protections and privileges remain intact should either Party become subject to any actual or threatened Action to which such information or communications relate. Seller will take any actions reasonably requested by Purchaser, at the sole cost and expense of Purchaser unless Purchaser is entitled to indemnification therefor under the provisions of Article VIII, in order to permit Purchaser to preserve and assert any such protection or privilege included in the Purchased Assets.

Section 5.13 Corporate Integrity Agreement. Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, comply with all obligations of Seller and its Affiliates under the Corporate Integrity Agreement, including the requirement to retain an “independent review organization,” as such term is defined in the Corporate Integrity Agreement, to conduct specified reviews and prepare and submit an annual report for the reporting period ending September 29, 2013. Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, provide to Purchaser a copy of all written communications and information between Seller and/or any of its Subsidiaries and the Office of Inspector General for the U.S. Department of Health and Human Services pursuant to the Corporate Integrity Agreement. Parties understand and agree that after the Closing, the Business will remain subject to the provisions of the Corporate Integrity Agreement in connection with the conduct and operations of the Business after the Closing, and any failure after the Closing by Parent or its Subsidiaries and Affiliates to comply with the terms and provisions of the Corporate Integrity Agreement will be an Assumed Liability.

Section 5.14 Design History Files; Technical Files. Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to improve the design history files referenced on Schedule 5.14.

Section 5.15 Bulk Sales Laws. Purchaser hereby waives compliance by Seller and its Subsidiaries with any applicable bulk sales Legal Requirements in connection with the transactions contemplated by this Agreement, and Seller shall indemnify and hold Purchaser harmless against any Liabilities resulting from such non-compliance.

Section 5.16 Data Room Documents. Seller shall send or cause to be sent to Purchaser copies of the documents in Seller’s electronic data room as of the Closing Date via DVD or other electronic form. Purchaser shall reimburse Seller for Seller’s out-of-pocket costs incurred in connection with this Section 5.16 (Data Room Documents).

Section 5.17 Cross-Licenses for Shared Intellectual Property.

(a) Upon the Closing, Seller and each of its Subsidiaries agrees to grant to Purchaser, under its or their rights in any Retained Shared Intellectual Property, a worldwide, fully paid-up, royalty-free, transferable, perpetual, irrevocable license, with the full right to grant sublicenses through multiple tiers to make, have made, use, sell, offer for sale, import any and all products, services and technologies, and otherwise practice, use, develop, improve, reproduce, distribute, make derivative works of, display, perform, market, commercialize and otherwise exploit such Retained Shared Intellectual Property in all fields of use except the Retained Business Field (the “Retained Shared IP License”). The Retained Shared IP License would be exclusive in the Business Field and non-exclusive outside the Business Field.

(b) Upon the Closing, Purchaser and each of its Subsidiaries agrees to grant to Seller and its Subsidiaries, under its or their rights in any Transferred Shared Intellectual Property, a worldwide, fully paid-up, royalty-free, transferable, perpetual, irrevocable license, with the full right to grant sublicenses through multiple tiers to make, have made, use, sell, offer for sale, import any and all products, services and technologies, and otherwise practice, use, develop, improve, reproduce, distribute, make derivative works of, display, perform, market, commercialize and otherwise exploit such Transferred Shared Intellectual Property in all fields of use except the Business Field; provided that such license specifically includes the right to make, have made, use, sell, offer for sale, import, develop, market and otherwise commercialize biologics within the Business Field (the “Transferred Shared IP License”). The Transferred Shared IP License will be exclusive in the Retained Business Field and non-exclusive outside the Retained Business Field.

(c) Upon the Closing (in accordance with Sections 6.1(a) and 6.2(b)), the Parties shall execute and deliver a cross license agreement (the “Shared IP Cross License”) to formalize the terms and conditions relating to the Retained Shared IP License and the Transferred Shared IP License, including, without limitation, the Parties’ respective reporting, prosecution, maintenance and enforcement obligations with respect to any Retained Shared Intellectual Property and Transferred Shared Intellectual Property.

(d) For purposes of this Section 5.17, Patents contained in the Prophecy Intellectual Property listed on Schedule 5.17(d)(i) shall be referred to as the “Purchaser Prosecuted Prophecy Patents”, and Patents contained in the Prophecy Intellectual Property listed on Schedule 5.17(d)(ii) shall be referred to as the “Seller Prosecuted Prophecy Patents.” The Shared IP Cross License will give (i) Purchaser the exclusive right to control prosecution of (A) the Shared Intellectual Property (other than the Seller Prosecuted Prophecy Patents) in the Business Field, and (B) the Purchaser Prosecuted Prophecy Patents, and (ii) Seller the exclusive right to control prosecution of (A) the Shared Intellectual Property (other than the Purchaser Prosecuted Prophecy Patents) in the Retained Business Field, and (B) the Seller Prosecuted Prophecy Patents. Each Party shall provide the other Party all reasonable cooperation, at the other Party’s request and expense, in the prosecution efforts provided in this Section 5.17(d), including providing copies of all correspondence with the U.S. Patent and Trademark Office (or any corresponding office, department, organization, agency or other Governmental Entity in the relevant jurisdiction), any necessary powers of attorney and executing any other required documents or instruments for such prosecution, including as necessary to allow for the filing of continuations and divisionals and, with respect to Seller Prosecuted Prophecy Patents, the signing of terminal disclaimers).

(e) The Shared IP Cross License will give (i) Purchaser the first right, but not the obligation, to enforce against third party infringers in the Business Field the Shared Intellectual Property, and (ii) Seller the first right, but not the obligation, to enforce against third party infringers in the Retained Business Field the Shared Intellectual Property. Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The Shared IP Cross License will be freely assignable by each Party, either in whole or in part, provided that the assignee or any successor agrees to be bound by the terms of the Shared IP Cross License.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are subject to the satisfaction of each of the following conditions, any of which may be waived by Purchaser:

(a) Representations, Warranties and Covenants of Seller.

(i) Seller shall have performed and satisfied in all material respects its covenants and obligations hereunder and under the other Transaction Document required to be performed and satisfied by it on or prior to the Closing Date;

(ii) each of the representations and warranties of Seller set forth in Section 2.1 (Organization and Qualification), Section 2.3 (Capitalization) and Section 2.4 (Authority) shall have been true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date); and

(iii) each of the other representations and warranties of Seller contained herein or in any other Transaction Documents shall have been true and correct in all respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all Material Adverse Effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date), except where failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Required Third Party Consents. Seller shall have obtained from the applicable third parties, including Governmental Entities, and delivered to Purchaser any and all consents, waivers, permits, clearances, registrations, filings and approvals required by the Assumed Contracts or Business Permits set forth on Schedule 6.1(b), in each case, in connection with or as a result of the Transactions (the “Required Third Party Consents”).

(c) No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred and be continuing as of the Closing.

(d) Transaction Documents. Seller shall have delivered to Purchaser duly executed counterparts to this Agreement and all other Transaction Documents to which Seller or any of its Subsidiaries is a party, including the Transition Services Agreement, the Shared IP Cross License, the Distribution Agreement and the Interim Manufacturing Agreement, the Japan Distribution Agreement and the Litigation Support Agreement, each in a form and substance reasonably satisfactory to Purchaser.

(e) Other Documents and Closing Deliveries. Seller shall have delivered to Purchaser the Certified Closing Report and the documents and other items required to be delivered by it pursuant to Section 7.2(a), in form and substance reasonably satisfactory to Purchaser.

Section 6.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the Closing are subject to the satisfaction of each of the following conditions, any of which may be waived by Seller:

(a) Representations, Warranties and Covenants of Purchaser. Except as would not reasonably be expected to prevent consummation of the Transactions, (i) Parent and Purchaser shall have performed and satisfied in all material respects its covenants and obligations hereunder and under the other Transaction Documents required to be performed and satisfied by it on or prior to the Closing Date; (ii) each of the representations and warranties of Parent and Purchaser set forth in Section 3.1 (Organization and Qualification) and Section 3.2 (Authority) shall have been true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date); and (iii) each of the other representations and warranties of Parent and Purchaser contained herein or in any other Transaction Document shall have been true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date), in each case, without regard to any qualifications as to Material Adverse Effect included therein.

(b) Transaction Documents. Purchaser shall have delivered to Seller duly executed counterparts to this Agreement and all other Transaction Documents to which Purchaser or any of its Subsidiaries is a party, including the Transition Services Agreement, the Shared IP Cross License, the Distribution Agreement and the Interim Manufacturing Agreement and the Japan Distribution Agreement each in a form and substance reasonably satisfactory to Seller.

(c) Closing Deliveries. Purchaser shall have delivered the documents and other items required to be delivered by it pursuant to Section 7.2(b), in form and substance reasonably satisfactory to Seller.

Section 6.3 Conditions to Obligations of Each Party to Close. The respective obligations of each Party to consummate the Closing are subject to the satisfaction of each of the following conditions, any of which may be waived by mutual consent of Seller and Purchaser, in writing:

(a) HSR Act; Other Required Approvals. Any required waiting period (and any extension thereof) under the HSR Act or any other Antitrust Law applicable to the Transactions shall have expired or shall have been terminated. Any other approvals and clearances of Governmental Entities applicable to the Transactions (the “Required Approvals”) shall have been obtained and shall be in effect as of the Closing Date.

(b) Approval of Shareholders. The Required Shareholder Approval shall have been validly obtained under Applicable Law and Purchaser’s organizational and governing documents.

(c) No Violation. No Law shall have been enacted or exist that would prohibit the Transactions or the consummation of the Closing. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity (i) preventing the consummation of the Transactions, (ii) limiting or restricting in any material respect Purchaser’s ownership, conduct or operation of the Business or the Purchased Assets following the Closing or (iii) prohibiting Seller from selling the Purchased Assets shall be in effect.

ARTICLE VII

CLOSING

Section 7.1 Closing. The closing of the sale of the Purchased Assets to Purchaser and the other Transactions (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105, as soon as reasonably practicable, but in no event later than three (3) Business Days after satisfaction or, to the extent permitted by Applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VI (Conditions to Closing) (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or on such other date as the Parties may mutually agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

Section 7.2 Deliveries at Closing.

(a) On the Closing Date (or prior to the Closing Date where indicated), Seller shall execute (where applicable) and deliver, or shall cause its Subsidiaries to deliver:

(i) to Purchaser or Parent’s designees, the Purchased Assets, in the manner and form, reasonably specified by Purchaser;

(ii) to Purchaser, duly executed counterparts to each Asset Transfer Agreement;

(iii) to Purchaser, duly executed counterparts to the Equity Transfer Agreement;

(iv) to Purchaser, duly executed counterparts to each other Transaction Document to which Seller or any of its Subsidiaries is a party;

(v) certificates representing the Equity Interests, duly endorsed for transfer to Purchaser or a designated Subsidiary of Purchaser or accompanied by stock powers or other applicable transfer instruments duly executed;

(vi) such resignations of the members of the board of directors of the Transferred Company as may be reasonably requested by Purchaser;

(vii) to Purchaser, evidence reasonably satisfactory to Purchaser that each of the Required Third Party Consents has been obtained;

(viii) to Purchaser, evidence reasonably satisfactory to Purchaser that each of the Required Approvals has been obtained;

(ix) to Purchaser, a certificate executed by a duly authorized officer of Seller, dated as of the Closing Date, certifying that each of the conditions set forth in Section 6.1(a), Section 6.1(b) and Section 6.1(c) and Section 6.3(a) (Conditions to Obligations of Purchaser) has been satisfied or waived in all respects;

(x) to Purchaser, a certificate, dated as of the Closing Date, of the Secretary or Assistant Secretary of Seller, (A) attesting to the incumbency of each authorized person executing a Transaction Document on its behalf and (B) certifying a complete and accurate copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of the Transaction Documents to which it is a party;

(xi) to Purchaser, a certificate copy of commercial registration or similar certificate from the applicable Governmental Entity where the Transferred Company is or is required to be qualified to do business;

(xii) to Purchaser, evidence reasonably satisfactory to Purchaser that all Encumbrances on the Purchased Assets have been released;

(xiii) to Purchaser, such other documents, agreements, filings, third party consents, assignments, conveying instruments and items, in form and substance reasonably satisfactory to Purchaser, as Purchaser may reasonably request in connection with the Transactions, including all records reasonably required for the continued operation of the Business at the Leased Real Property;

(xiv) to Purchaser, for each Owned Real Property and for each Real Property underlying a Tennessee Lease for which IDB did not consent to an assignment of such Tennessee Lease to Purchaser in the timeframe set forth in Section 4.5(b), an owner’s policy of title insurance issued by the Title Company, in each case, insuring Purchaser’s title to the applicable Owned Real Property, subject only to the Permitted Encumbrances, and otherwise in form and substance and containing endorsements reasonably satisfactory to Purchaser (collectively, the “Title Policies”);

(xv) to the Title Company, prior to the Closing Date, the Deeds, each in substantially the same form set forth on Exhibit F, modified only to fill in any blanks and attach any exhibits that may be required to convey to Purchaser title to all Owned Real Property as contemplated herein, such Deeds to be released from the escrow established with the Title Company pursuant to written instructions from Seller and/or Purchaser to effect the recordation of such Deeds in the official land records of the respective jurisdictions in which the Owned Real Property is located;

(xvi) to Purchaser, prior to the Closing Date, a FIRPTA Affidavit conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2) for the Transferring Company;

(xvii) to Purchaser, evidence reasonably satisfactory to Purchaser that all intercompany loans or other Indebtedness held by the Transferred Company have been fully paid off with no further obligations thereunder; and

(xviii) to the Title Company, prior to the Closing Date, any Title Documentation relating to the conveyance of an interest in any Real Property to Purchaser at Closing.

(b) On the Closing Date, Purchaser shall execute (where applicable) and deliver, or cause to be delivered:

(i) to Seller, the Purchase Price, by wire transfer of immediately available funds to an account number provided to Purchaser by Seller at least five (5) Business Days prior to the Closing;

(ii) to Seller, duly executed counterparts to each Asset Transfer Agreement;

(iii) to Seller, duly executed counterparts to the Equity Transfer Agreement;

(iv) to Seller, the other Transaction Documents, to which it is a party;

(v) to Seller, a certificate executed by a duly authorized officer of Purchaser, dated as of the Closing Date, certifying that each of the conditions set forth in Section 6.2(a) (Conditions to Obligations of Seller) and Section 6.3(a) and (b) (Conditions to Obligations of Each Party to Close) have been satisfied or waived in all respects; and

(vi) to Seller, a certificate, dated as of the Closing Date, of the Secretary or Assistant Secretary of Purchaser, (A) attesting to the incumbency of each authorized person executing a Transaction Document on its behalf and (B) certifying a complete and accurate copy of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of the Transaction Documents to which it is a party; and

(vii) to Seller, such other documents, agreements, instruments and items, in form and substance reasonably satisfactory to Seller, as Seller may reasonably request in connection with the Transactions in order to convey the Purchased Assets to Purchaser and its designees.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

AND COVENANTS; INDEMNIFICATION

Section 8.1 General Survival.

(a) The covenants and agreements of Seller, Parent and Purchaser contained in this Agreement or in any other Transaction Document that by their terms apply or are to be performed in whole or in part after the Closing Date (“Post-Closing Covenants”) shall survive the Closing Date.

(b) No claim may be made seeking indemnification unless a written notice describing such claim in reasonable detail in light of the circumstances then known to the indemnified Party is provided to the indemnifying Party prior to the date that is eighteen (18) months from the Closing Date (the “Expiration Date”), except that:

(i) claims arising from any inaccuracy in or breach of the representations and warranties set forth in Section 2.1 (Organization and Qualification), Section 2.3 (Capitalization), Section 2.4 (Authority) and Section 2.26 (Brokers) (the “Category 1 Representations”) and any claim of fraud or intentional misrepresentation with respect to this Agreement or any of the other Transaction Documents may be made at any time;

(ii) claims arising from any inaccuracy in or breach of the representations and warranties contained in Section 2.16 (Environmental, Health and Safety Matters) and Section 2.18 (Taxes) (the “Category 2 Representations” and, together with the Category 1 Representations, the “Fundamental Representations”) and Section 2.5 (No Conflicts; Required Consents and Approvals), Section 2.6 (Compliance with Applicable Law; Permits), and Section 2.10 (Title; Sufficiency; Condition of Assets) may be made until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus thirty (30) days (the “Specified Claims Expiration Date”); and

(iii) if, in accordance with this Article, (A) any Indemnification Claims arising from any inaccuracy in or breach of any representations and warranties other than the Fundamental Representations are asserted prior to the Expiration Date; (B) any Indemnification Claims arising from any inaccuracy in or breach of any Category 2 Representation are asserted prior to the Specified Claims Expiration Date; or (C) any Indemnification Claims arising from any inaccuracy in or breach of any Category 1 Representation or from any breach of any Post-Closing Covenant or any claims of fraud or intentional misrepresentation are asserted at any time after the date hereof, such Indemnification Claims shall continue until the final amount of recoverable Losses are determined by final agreement, settlement, judgment or award binding on Seller and Purchaser in accordance with this Article.

Section 8.2 Indemnification.

(a) Indemnification by Seller. Subject to Section 8.1 (General Survival) and the other provisions of this Article, from and after the Closing Date, Seller shall indemnify and hold harmless Purchaser and its Affiliates and Representatives (collectively, the “Purchaser Indemnitees”), from and against and in respect of any and all Losses resulting from, arising out of, relating to, or imposed upon or incurred by any Purchaser Indemnitee by reason of:

(i) any inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement, the Seller Disclosure Schedule or any other Transaction Document to which it is a party (it being understood that for the sole purpose of determining Losses (and not for purposes of determining whether or not there are any inaccuracies in or breaches of any representation or warranty), the representations and warranties shall not be deemed to be qualified by any references to materiality or Material Adverse Effect or subsequent supplements or updates to the Seller Disclosure Schedule);

(ii) any breach by Seller of any covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party;

(iii) any and all Excluded Liabilities;

(iv) any Loss attributable to Excluded Taxes or Taxes required to be paid by Seller resulting from the Transactions, including the portion of any Transfer Taxes required to be paid by Seller pursuant to Section 1.7(c);

(v) any Liabilities relating to or arising from non-compliance by Seller or its Affiliates with bulk sales Legal Requirements;

(vi) any Action commenced by any stockholder of Seller relating to this Agreement and the Transactions; and

(vii) any costs and expenses of enforcement to recover Losses due to any Purchaser Indemnitee under this Article.

No Purchaser Indemnitee shall be precluded from seeking indemnification under any of the preceding subparagraphs of this Section solely by virtue of such Purchaser Indemnitee’s inability to seek indemnification under any other subparagraph of this Section.

(b) Indemnification by Purchaser. Subject to Section 8.1 (General Survival) and the other provisions of this Article, from and after the Closing Date, Parent and Purchaser shall indemnify and hold harmless Seller and its Affiliates and Representatives (collectively, the “Seller Indemnitees”), from and against and in respect of any and all Losses resulting from, arising out of, relating to, or imposed upon or incurred by any Seller Indemnitee by reason of:

(i) any inaccuracy in or breach of any representation or warranty of Parent or Purchaser contained in this Agreement or any other Transaction Document to which either Parent or Purchaser is a party (it being understood that for the sole purpose of determining Losses (and not for purposes of determining whether or not there are any inaccuracies in or breaches of any representation or warranty), the representations and warranties shall not be deemed to be qualified by any references to materiality or Material Adverse Effect);

(ii) any breach by Parent or Purchaser of any covenant or agreement contained in this Agreement or any other Transaction Document to which either Parent or Purchaser is a party;

(iii) any and all Assumed Liabilities; and

(iv) any costs and expenses of enforcement to recover Losses due to any Seller Indemnitee under this Article.

(c) Limitations.

(i) Notwithstanding anything to the contrary in this Agreement, no Purchaser Indemnitee shall be entitled to indemnification for any Losses arising from a claim for indemnification pursuant to subsection (a)(i) above (A) for any individual item, unless the Loss related to the claim related to such item (or series of claims from the same or substantially the same facts and circumstances) is at least Two Hundred Thousand Dollars ($200,000), and (B) until the aggregate amount of all Losses indemnifiable by Seller under subsection (a)(i) that satisfy the requirement under subclause (A) exceeds Three Million Dollars ($3,000,000) (the “Basket”), at which time all Losses incurred shall be subject to indemnification hereunder, including the amount of the Basket. Notwithstanding anything to the contrary in this Agreement (but subject to the proviso in this sentence), Seller’s aggregate Liability for indemnification pursuant to subsection (a)(i) above shall not exceed Sixty Million Dollars ($60,000,000); provided, however, that notwithstanding the foregoing, the limitations set forth above in this subsection shall not apply with respect to Losses arising from fraud, any intentional misrepresentation or any inaccuracy in or breach of any Fundamental Representation, for which Seller’s Liability for indemnification shall not exceed the Purchase Price unless the Loss arises from fraud or intentional misrepresentation, in which case it is not limited.

(ii) Seller’s Liability for indemnification pursuant to subsections (a)(ii) through (vii) above shall not exceed the Purchase Price unless the Loss arises from fraud or intentional misrepresentation, in which case it is not limited.

(iii) Neither a Purchaser Indemnitee’s nor a Seller Indemnitee’s right to indemnification under this Article based on any inaccuracy in or breach of any representation, warranty, covenant or agreement shall be diminished or otherwise affected in any way as a result of such Purchaser Indemnitee’s or Seller Indemnitee’s knowledge of such inaccuracy, breach or untruth as of the date hereof, regardless of whether such knowledge arises as a result of Purchaser Indemnitee’s or Seller Indemnitee’s investigation or as a result of disclosure by Seller or any of its Affiliates or Purchaser or any of its Affiliates, as applicable, unless such disclosures were set forth in this Agreement or in all applicable Schedules hereto.

(iv) The waiver of any condition to Closing based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants and agreements.

(v) LIMITATION OF LIABILITY, DISCLAIMER OF CONSEQUENTIAL DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR CLAIMS PURSUANT TO SECTION 4.6 (EXCLUSIVITY) AND SECTION 5.1 (CONFIDENTIALITY), NO PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES EXCEPT TO THE EXTENT AN INDEMNITEE IS LIABLE TO AN UNAFFILIATED THIRD PARTY WITH RESPECT THERETO.

Section 8.3 Third Party Actions.

(a) If a Purchaser Indemnitee or Seller Indemnitee (as applicable, an “Indemnitee”) becomes aware of a third party Action that such Indemnitee believes, in good faith, may result in a Purchaser Indemnification Claim or Seller Indemnification Claim (as applicable, an “Indemnification Claim”), Such Indemnitee shall promptly notify to Seller or Purchaser (such party obligated to provide indemnification under this Article, the “Indemnifying Party”) of such Action. The Indemnitor shall have the right (exercisable within fifteen (15) Business Days of receipt by Indemnitor of Indemnitee’s notice), but not the obligation to conduct the defense thereof. The party conducting such defense (the “Defending Party”) shall, to the extent reasonably requested by the other party from time to time, give updates as to the status of such Action. The party not conducting such defense shall be entitled to participate in any such defense at its sole cost and expense, as set forth below:

(i) If Indemnitor is the Defending Party, it may agree to any settlement or compromise of any such third party Action in its sole discretion, so long as such settlement or compromise (A) does not obligate Indemnitee to take or refrain from taking any action and (B) provides for a complete release of Indemnitee by such third party. Any such settlement or compromise by Indemnitor shall represent the agreement of Indemnitor that the Losses incurred in connection therewith shall be indemnifiable hereunder.

(ii) If Indemnitee is the Defending Party, it shall seek the prior written consent of Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed by Indemnitor) in connection with Indemnitee’s agreement to any settlement or compromise of any such third party Action. Any such written consent by Indemnitor shall represent the agreement of Indemnitor that the Losses incurred in connection therewith shall be indemnifiable hereunder. If Indemnitee shall fail to obtain such written consent of Indemnitor, Indemnitee may agree to any such settlement or compromise, and may make an Indemnification Claim under this Article therefor, but the resolution of such claim (including whether and to what extent Indemnitee is entitled to indemnification under this Agreement for such claim) shall remain subject to this Article.

Section 8.4 Indemnification Procedures.

(a) In the event that an Indemnitee seeks a recovery, in accordance with the terms of this Article, in respect of an Indemnification Claim, Purchaser (on behalf of such other Purchaser Indemnitee, if applicable) or Seller (on behalf of such other Seller Indemnitee, if applicable) shall deliver a written notice (a “Claim Notice”) the Indemnifying Party, as the case may be. Each Claim Notice shall, with respect to each Indemnification Claim set forth therein, (i) specify in reasonable detail and in good faith the nature of the Indemnification Claim being made and (ii) state the aggregate Dollar amount of Losses to which such Indemnitee is entitled to indemnification pursuant to this Article that have been incurred, or a good faith estimate of the aggregate Dollar amount of such Losses reasonably expected to be incurred, by such Indemnitee pursuant to such Indemnification Claim (the “Claim Amount”).

(b) If the Indemnifying Party wishes to object to the allowance of some or all Indemnification Claims made in a Claim Notice, the Indemnifying Party must deliver a written objection to Purchaser (on behalf of any Purchaser Indemnitee) or Seller (on behalf of any Seller Indemnitee), as the case may be, within twenty (20) Business Days after receipt by the Indemnifying Party of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor. Following receipt by Purchaser or Seller, as the case may be, of the Indemnifying Party’s written objection, if any, Purchaser (on behalf of any other Purchaser Indemnitee, if applicable) or Seller (on behalf of any other Seller Indemnitee, if applicable), as the case may be, and the Indemnifying Party shall promptly, and within twenty (20) Business Days, meet to agree on the rights of the respective parties with respect to each Indemnification Claim that is the subject of such written objection. If the Parties should so agree, (i) a memorandum setting forth such agreement shall be prepared and executed by Purchaser (on behalf of any other Purchaser Indemnitee, if applicable) or Seller (on behalf of any other Seller Indemnitee, if applicable), as the case may be, and the Indemnifying Party, and (ii) with respect to any Purchaser Indemnification Claim, as promptly as practicable and within five (5) Business Days following execution of such memorandum, subject to subsection (d) below, Seller shall pay to Purchaser (on behalf of any other Purchaser Indemnitee, if applicable) in cash the aggregate Dollar amount of Losses payable to such Indemnitee pursuant to such memorandum and (iii) with respect to any Seller Indemnification Claim, as promptly as practicable and within five (5) Business Days following execution of such memorandum, subject to subsection (d) below, Purchaser shall pay to Seller (on behalf of any other Seller Indemnitee, if applicable), in cash the aggregate Dollar amount of Losses payable to such Indemnitee pursuant to such memorandum. In the event that the Parties do not prepare and sign such a memorandum or such memorandum does not address in full the written objections timely delivered, within twenty (20) Business Days of receipt by Purchaser (on behalf of any other Purchaser Indemnitee, if applicable) or Seller (on behalf of any other Seller Indemnitee, if applicable), as the case may be, from the Indemnifying Party of the written objection, then Purchaser or Seller, as the case may be, may resolve such dispute in accordance with Section 10.5 (Jurisdiction; Waiver of Jury Trial).

(c) If Purchaser or Seller, as the case may be, does not receive a response from the Indemnifying Party with respect to any Indemnification Claim set forth in a Claim Notice by the end of the twenty (20) Business Day period referred to in subsection (b) above, (i) the Indemnifying Party shall be deemed to have irrevocably waived any right to object to such Indemnification Claim and to have agreed that Losses in the amount of the applicable Claim Amount are indemnifiable hereunder, and (ii) with respect to any Purchaser Indemnification Claim, as promptly as practicable and within five (5) Business Days following expiration of such period, subject to subsection (d) below, Seller shall pay the Claim Amount to Purchaser, or (iii) with respect to any Seller Indemnification Claim, as promptly as practicable and within five (5) Business Days following expiration of such period, subject to subsection (d) below, Purchaser shall pay the Claim Amount to Seller. If not paid, Purchaser or Seller, as the case may be, may seek enforcement of the obligation with respect to the Indemnification Claim in any court available therefor.

(d) Any amount payable by the Indemnifying Party to Purchaser or Seller, as the case may be, pursuant to subsection (b) or (c) above shall be paid promptly (but in no event later than five (5) Business Days after the applicable payment obligation accrues) by the Indemnifying Party by wire transfer of Dollars in immediately available funds to such account or accounts as may be designated in writing by Purchaser or Seller, as the case may be. Any amounts paid to Purchaser or Seller, as the case may be, in respect of any Indemnification Claim asserted on behalf of an Indemnitee other than Purchaser or Seller, as the case may be, shall be received by Purchaser or Seller, as the case may be, on behalf of such other Indemnitee.

Section 8.5 Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, except as expressly provided otherwise, this Article shall be the sole and exclusive remedy of the Indemnitees from and after the Closing Date for any claims arising under this Agreement, including claims of inaccuracy in or breach of any representation, warranty or covenant; provided, however, that the foregoing shall not be deemed a waiver by any party of any right to specific performance or injunctive relief, or any right or remedy arising by reason of any claim of fraud or intentional misrepresentation with respect to this Agreement or any of the other Transaction Documents.

Section 8.6 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article as an adjustment to the Purchase Price for all applicable tax purposes, including for U.S. federal and state income tax. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article is determined to be taxable to the Purchaser Indemnitees by any Taxing Authority, Seller shall also indemnify the Purchaser Indemnitees for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the Purchaser Indemnitees in connection with such Taxes (or any asserted deficiency, Action, or assessment, including the defense or settlement thereof, relating to such Taxes).

Section 8.7 Third Party Contributors. The amount of any and all Losses for which indemnification is provided pursuant to this Article shall be net of any amounts actually received by the Indemnitee with respect to such Losses (i) under insurance policies after giving effect to any deductible, retention or equivalent loss rated premium adjustment and any costs or expenses incurred in recovering such insurance proceeds and (ii) otherwise from any third party.

ARTICLE IX

TERMINATION

Section 9.1 Termination. At any time prior to the Closing, this Agreement may be terminated:

(a) by mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller, if the Closing shall not have occurred on or before January 15, 2014, or such other date that Purchaser and Seller may agree upon in writing (the “Termination Date”); provided, however, the right to terminate this Agreement under this subsection shall not be available to Seller if a breach of this Agreement by Seller has resulted in the failure of the Closing to occur before the Termination Date; and provided further, that the right to terminate this Agreement under this subsection shall not be available to Purchaser if the breach of this Agreement by Purchaser has resulted in the failure of the Closing to occur before the Termination Date or if Purchaser shall have failed to secure adequate financing to pay the Purchase Price by the Termination Date;

(c) by either Purchaser or Seller, if any Law preventing the consummation of the Transactions shall have become final and nonappealable;

(d) by Purchaser, if Seller shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within twenty (20) Business Days after receipt by Seller of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured) and if not cured within such twenty (20) Business Day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 (Conditions to Obligations of Purchaser) or Section 6.3 (Conditions to Obligations of Each Party to Close) to be satisfied; or

(e) by Seller, if Purchaser shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within twenty (20) Business Days after receipt by Purchaser of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured) and if not cured within such twenty (20) Business Day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.2 (Conditions to Obligations of Seller) or Section 6.3 (Conditions to Obligations of Each Party to Close) to be satisfied.

The Party seeking to terminate this Agreement pursuant to this Section (other than subsection (a)) shall give written notice of such termination to the other Party.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 (Termination), this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Purchaser, Seller or their respective officers, directors, stockholders, Affiliates or Representatives; provided, however, that (a) the provisions of this Section, Article X (Miscellaneous), Section 4.3(c) (Reasonable Efforts), Section 5.1 (Confidentiality), Section 5.2 (Public Announcements) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any Party hereto from Liability in connection with any breach of such Party’s representations, warranties or covenants contained herein.

ARTICLE X

MISCELLANEOUS

Section 10.1 Entire Agreement; Assignment; Successors. This Agreement and the other Transaction Documents (a) constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) may not be assigned by operation of Law or otherwise; provided, however, that Purchaser may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment of this Agreement in contravention of this Section shall be null and void and of no force or effect. Subject to the preceding sentences of this Section, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other Transaction Document, the terms of this Agreement shall govern.

Section 10.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the Transactions shall be consummated as originally contemplated to the fullest extent possible.

Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) if by facsimile, upon electronic confirmation of receipt by facsimile, provided that a copy of such notice or other communication is promptly mailed by registered or certified mail, return receipt requested, postage prepaid, following the transmission of such facsimile, (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. In addition to the requirements of the immediately foregoing sentence, a copy (which copy shall not constitute notice) of all notices and other communications hereunder shall be sent by email, with the subject line “Project Raider Notice.” All notices hereunder shall be delivered to the addresses set forth below:

(a)	if to Parent or Purchaser:

MicroPort Scientific Corporation

501 Newton Rd., ZJ Hi-Tech Park,

Shanghai 201203, P.R. China

Attention: You Xun

Fax: (86) (21) 50801305

and to (which copy shall not constitute notice):

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention: Jackie Liu

Fax: (415) 268-7522

Email: JLiu@mofo.com

(b)	if to Seller:

Wright Medical Group, Inc.

5677 Airline Road

Arlington, TN 38002

Attention: Lance A. Berry

Fax: (901) 867-4423

Email: lance.berry@wmt.com

Attention: James A. Lightman

Fax: (901) 867-4398

Email: james.lightman@wmt.com

and to (which copy shall not constitute notice):

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Marko Zatylny

Fax: (617) 235-0751

Email: marko.zatylny@ropesgray.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.4 Governing Law. This Agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws principles thereof.

Section 10.5 Jurisdiction; Waiver of Jury Trial. Any judicial proceeding brought against any of the Parties to this Agreement or any dispute arising out of this Agreement or related hereto may be brought in the courts of the State of Delaware, or in the United States District Court for the District of Delaware, and, by execution and delivery of this Agreement, each of the Parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the Parties to this Agreement. Each of the Parties to this Agreement agree that service of any process, summons, notice or document by U.S. mail to such Party’s address for notice hereunder shall be effective service of process for any action, suit or proceeding in the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 10.6 Interpretation; Article and Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, subsections, clauses, Annexes, Exhibits and Schedules are references to Articles, Sections, subsections, clauses, Annexes, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include” or “including” mean “include, without limitation,” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list. The word “or” shall not be limiting or exclusive. References to days are to calendar days; provided, that any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next Business Day. Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to Seller mean and shall refer to Seller and its Subsidiaries and each of their successors, assigns and (if applicable) predecessors-in-interest. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Any capitalized terms used in any Annex, Exhibit, Schedule or other Transaction Document but not otherwise defined therein shall have the meaning as defined in this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

Section 10.7 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns and, except as expressly provided herein in Section 8.2 (Indemnification), nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.8 Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

Section 10.9 Amendment and Modification. This Agreement may be amended, modified or supplemented by the Parties at any time prior to the Closing Date. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of the Parties.

Section 10.10 Specific Performance. The Parties hereby acknowledge and agree that it may cause irreparable injury to the other Party or Parties if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, for which damages, even if available, may not be an adequate remedy. Accordingly, each Party agrees that the other Party or Parties shall have the right to seek injunctive relief by any court of competent jurisdiction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action or proceeding, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 10.11 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the other Transaction Documents and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated; provided, that in the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by any other Party.

Section 10.12 Waivers. No failure or delay of a Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

Section 10.13 No Presumption Against Drafting Party. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

MICROPORT MEDICAL B.V.

By:	/s/ Yimin Xu
Name:	Yimin Xu
Title:	Director

MICROPORT SCIENTIFIC CORPORATION

By:	/s/ Chang Zhaohua
Name:	Chang Zhaohua
Title:	Chairman and Chief Executive Officer

WRIGHT MEDICAL GROUP, INC.

By:	/s/ Robert J. Palmisano
Name:	Robert J. Palmisano
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

ANNEX A

CERTAIN DEFINITIONS

For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below (which shall apply equally to both the singular and plural forms of such terms):

“Accounting Practices and Procedures” means GAAP applied on a basis consistent with the preparation of the Balance Sheet; provided that, in the event of a conflict between GAAP and application thereof on a basis consistent with preparation of the Balance Sheet, GAAP shall prevail; and provided further, that no purchase accounting adjustments in respect of the Transactions shall be made.

“Acquisition Proposal” has the meaning set forth in Section 4.6(a).

“Action” means any claim, action, cause of action, suit, demand, inquiry, proceeding, audit or investigation by or before any Governmental Entity, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person. For the purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 1.7(a).

“Allocation Accounting Firm” has the meaning set forth in Section 1.7(a).

“Amended Contracts and Permits” has the meaning set forth in Section 4.5(a).

“Antitrust Division” has the meaning set forth in Section 4.3(a).

“Antitrust Laws” has the meaning set forth in Section 2.5(b).

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 2.22(a).

“Applicable Law” means, with respect to any Person, any Law existing as of the date hereof or as of the Closing applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

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“Asset Transfer Agreement” means each transfer, assignment and assumption agreement to be reasonably agreed by the Parties prior to the Closing and to be entered into at the Closing by Seller and/or one or more Asset Transferring Companies, as applicable, on the one hand, and Purchaser and/or one or more of its Subsidiaries, as applicable, on the other hand, in order to consummate the Transactions in each relevant jurisdiction, but with such modifications as may be necessary or desirable in light of local legal requirements or local customary practice, which may also require that the Asset Transfer Agreement take the form of a separate sale and purchase agreement with a local purchase price to be paid in Dollars or in local currency.

“Asset Transferring Company” or “Asset Transferring Companies” has the meaning set forth in the Recitals.

“Assignable Shared Contracts” has the meaning set forth in Section 1.8(a).

“Assumed Accounts Payable” has the meaning set forth in Section 2.11(b).

“Assumed Accounts Receivable” has the meaning set forth in Section 2.11(a).

“Assumed Contracts” has the meaning set forth in Section 1.1(d).

“Assumed Extremities Accounts Payable” has the meaning set forth in Section 2.11(b).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Assumed OrthoRecon Accounts Payable” has the meaning set forth in Section 2.11(b).

“Backlog” has the meaning set forth in Section 2.20.

“Balance Sheet” has the meaning set forth in Section 2.8.

“Basket” has the meaning set forth in Section 8.2(c)(i).

“Biofoam Intellectual Property” means all Intellectual Property and Intellectual Property Rights owned in whole or in part by Seller or any of its Subsidiaries related to its BIOFOAM® material.

“Business” has the meaning set forth in the Recitals.

“Business Contractor” has the meaning set forth in Section 2.14(a).

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for business in both New York, New York and Shanghai, China, between the hours of 8:00 a.m. and 5:00 p.m. local time.

“Business Employee” has the meaning set forth in Section 2.14(a).

“Business Field” means the research, development, design, manufacture, assembly, marketing, distribution, sale, licensing and other commercialization of products and services, including implants, joint replacements and biologics, that are used or useful in connection with total and partial hip or knee replacement surgery.

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“Business Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are either (a) owned in whole or in part by Seller or any of its Subsidiaries (or that Seller or any of its Subsidiaries claims or purports to own in whole or in part), or (b) licensed pursuant to an Inbound License Agreement that, in either case, are incorporated into or otherwise used, held for use, or practiced by Seller or any of its Subsidiaries in connection with (or planned to be incorporated into or otherwise used, held for use, or practiced in connection with) any OrthoRecon Products and/or the Business as such operations are currently conducted and currently proposed to be conducted. For clarity, Business Intellectual Property does not include any Shared Intellectual Property. “Business Permits” has the meaning set forth in Section 2.6(e).

“Cash” means all cash, cash equivalents and publicly traded or liquid securities held by Seller and its Subsidiaries, including such amounts held by third parties as security deposits or other similar arrangements.

“Category 1 Representations” has the meaning set forth in Section 8.1(b)(i).

“Category 2 Representations” has the meaning set forth in Section 8.1(b)(ii).

“Certified Closing Report” has the meaning set forth in Section 1.5(b).

“Circular” has the meaning set forth in Section 2.33.

“Claim Amount” has the meaning set forth in Section 8.4(a)(ii).

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in the Recitals.

“Confidentiality Agreement” has the meaning set forth in Section 5.1(a).

“Consents” means consents, assignments, Permits, Orders, certification, concession, franchises, approvals, authorizations, registrations, filings, registrations, waivers, declarations or filings with, of or from any Governmental Entity, parties to Contracts or any third Person.

“Contaminants” has the meaning set forth in Section 2.17(m).

“Contract” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

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“Corporate Integrity Agreement” has the meaning set forth in Section 1.4(a)(v).

“Customer” has the meaning set forth in Section 2.24(b).

“Deeds” means those deeds to be delivered at the Closing by Seller, each in substantially the same form set forth on Exhibit F.

“Defending Party” has the meaning set forth in Section 8.3(a).

“DGCL” means the Delaware General Corporation Law.

“Disclosing Party” has the meaning set forth in Section 5.1(a).

“Distributor” has the meaning set forth in Section 2.24(c).

“Divestiture” has the meaning set forth in Section 4.3(b).

“Dollars” means the currency of the U.S. dollar, and all references to monetary amounts herein shall be in Dollars unless otherwise specified herein.

“Downward Adjustment Amount” has the meaning set forth in Section 1.6(e).

“EGM” means an extraordinary general meeting of the Stockholders duly convened and held for the purpose of obtaining the Required Shareholder Approval.

“Employee” means any current or former employee, consultant, advisor, independent contractor, agent, officer, director or other service provider of Seller, its Subsidiaries or any of their ERISA Affiliates.

“Employee Liabilities” means any and all Liabilities, whenever or however arising, including all costs and expenses relating thereto arising under Contract, Law, Permit, or Action before any Governmental Entity, Order or any award of any arbitrator of any kind relating to any Employee Plan, Employment Arrangement or otherwise relating to an Employee and his or her service or employment with Seller, its Subsidiaries or any of their ERISA Affiliates.

“Employee Plans” has the meaning set forth in Section 2.13(a).

“Employment Arrangement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Seller, its Subsidiaries or any of their ERISA Affiliates and any current Employee, or with respect to which Seller, its Subsidiaries or any of their ERISA Affiliates has or may have any Liability.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option (including any right to acquire, right of pre-emption or conversion),

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pledge, hypothecation, security interest, title retention, easement, encroachment, right of first refusal or negotiation, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any agreement to create any of the foregoing.

“Environmental Law” means any Laws relating to (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment (including, without limitations indoor and outdoor air, surface and groundwater and all land, flora and fauna), health, safety or natural resources.

“Equity Interests” has the meaning set forth in the Recitals.

“Equity Transfer Agreement” means the equity transfer agreement to be reasonably agreed by the Parties prior to the Closing and to be entered into at the Closing by the Transferred Company, on the one hand, and Purchaser and/or one or more of Parent’s Subsidiaries, as applicable, on the other hand, in order to consummate the Transactions in Japan, substantially in the form of attached hereto as Exhibit H, but with such modifications as may be necessary or desirable in light of Japanese legal requirements or Japanese customary practice, which may also require that the Equity Transfer Agreement take the form of a separate equity purchase agreement with a local purchase price to be paid in Dollars or in Japanese yen.

“ERISA” has the meaning set forth in Section 2.13(a).

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with Seller or any of its Subsidiaries and that, together with Seller or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Assumed Extremities Accounts Payable” has the meaning set forth in Section 1.5(b).

“Estimated Net Working Capital” has the meaning set forth in Section 1.5(b).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4(a).

“Excluded Litigation” means (a) any pending or threatened Action related to or arising out of OrthoRecon Products manufactured or sold by Seller or any of its Affiliates prior to the Closing, (b) any pending or threatened Action between Seller or any of its Affiliates, on the one hand, and any current or former employee of Seller or any of its Affiliates, on the other hand, (c) Howmedica Osteonics Corp. and Stryker Ireland Ltd. v. Wright Medical Technology, Inc., District of New Jersey, No. 2:11-cv-06498, (d) Bonutti Skeletal Innovations LLC v. Wright Medical Group, Inc. and Wright Medical Technology, Inc., District of Delaware, No. 1:12-cv-

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01110-GMS, (e) Orthophoenix, LLC v. Wright Medical Technology, Inc., District of Delaware, No. 1-13-cv-01007 and (f) any other Action alleging infringement of any of the patents asserted in the cases set forth in clauses (c), (d), (e) and (f) of this definition, and (g) those Actions listed on Schedule A-1.

“Excluded Taxes” means (a) all income Taxes owed by Seller or any of its Affiliates (other than the Transferred Company) for any period; (b) in the case of Taxes of the Transferred Company, other than Taxes relating to the Business, all Taxes for any period, (c) in the case of Taxes of the Transferred Company relating to the Business, all Taxes for any Pre-Closing Period, including the pre-Closing portion of any Straddle Period other than Transfer Taxes, which are governed by Section 1.7(b); (d) all Taxes relating to the Excluded Assets or Excluded Liabilities for any period; (e) all Taxes relating to the Purchased Assets, the Business or the Assumed Liabilities for any Pre-Closing Period, other than Transfer Taxes, which are governed by Section 1.7(b); (f) all Taxes of Seller or any other Person by reason of being a member of a consolidated, combined, unitary or affiliated group that includes Seller or any of its present or past Affiliates prior to the Closing, by reason of a Tax sharing, Tax indemnity or similar agreement entered into by Seller or any of its present or past Affiliates prior to the Closing (other than this Agreement) or by reason of transferee or successor liability arising in respect of a transaction undertaken by Seller or any of its present or past Affiliates prior to the Closing; and (g) Taxes imposed on Purchaser as a result of any breach of warranty or misrepresentation under Section 2.18, or breach by Seller of any covenant relating to Taxes. In the case of any Straddle Period, the amount of any Taxes based upon or measured by net income or gain which relate to the Pre-Closing Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which an entity holds a beneficial interest will be deemed to terminate at such time), except that, in no event shall any Excluded Tax include any current Tax Liability to the extent that the same has been reflected in the final Net Working Capital. The amount of Taxes other than Taxes based upon or measured by net income or gain for a Straddle Period which relate to the Pre-Closing Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, however, that if Purchaser causes the Tennessee State or local property Taxes or amounts in lieu thereof payable in connection with the PILOT program in Tennessee for the taxable year 2013 to be increased beyond the amount that would otherwise have been payable (assuming that the Business had been conducted from the Closing Date through December 31, 2013 as it was conducted in the ordinary course from January 1, 2013 through the Closing Date), any such increase in amounts for the taxable year 2013 shall be allocated entirely to the post-Closing portion of the Straddle Period.

“Expiration Date” has the meaning set forth in Section 8.1(b).

“Extremities Confidential Information” has the meaning set forth in Section 5.1(b).

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetic Act, including the rules and regulations of the FDA promulgated thereunder.

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“Financial Statements” has the meaning set forth in Section 2.7(a).

“Financing” has the meaning set forth in Section 3.5.

“FIRPTA Affidavit” means an affidavit of Seller or its Subsidiary certifying that such entity is not a “foreign person” as defined in Section 1445 of the Code, in substantially the same form set forth on Exhibit I, modified only to fill in any blanks and attach any exhibits that may be referenced therein, and any equivalents thereof required by any state.

“FTC” has the meaning set forth in Section 4.3(a)(i).

“Fundamental Representations” has the meaning set forth in Section 8.1(b)(ii).

“GAAP” has the meaning set forth in Section 2.7(b)(ii).

“Government Contract” shall mean any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind that is currently active in performance or that has been active in performance at any time since January 1, 2008 with (a) any Governmental Entity; (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any contract of a type described in clauses (a) or (b) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates. For the avoidance of doubt, the definition of Government Contract shall not include the Tennessee Leases.

“Government Officials” has the meaning set forth in Section 2.22(c)(iv).

“Governmental Entity” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, administrative or quasi-governmental authority, branch, office agency, commission or other body, or any court, tribunal, or arbitral or judicial body (including any grand jury), whether domestic or foreign, including the NASDAQ Global Select Market, Hong Kong Stock Exchange or any other securities exchange.

“Group” has the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, the rules and regulations thereunder and related case law.

“Hazardous Substance Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including fees related to electronic wastes), and compliance with any recycling, product take-back or product content requirements.

“Hazardous Substances” means (a) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act,

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the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; (e) any other pollutant or contaminant; and (f) any substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law.

“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange.

“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited.

“HSR Act” has the meaning set forth in Section 2.5(b)(i).

“IDB” has the meaning set forth in Section 4.5(b).

“Improvements” means, with respect to any real property, all buildings, structures, facilities and other improvements now or hereafter located on such real property.

“Inbound License Agreement” means any Contract pursuant to which a third party has granted or agreed to grant to Seller or any of its Subsidiaries any right to use or otherwise practice or exploit, or has otherwise granted or agreed to grant any license, covenant, release, immunity or other right with respect to, any Intellectual Property or Intellectual Property Rights used, held for use, or practiced by Seller or any of its Subsidiaries in connection with any OrthoRecon Products and/or the Business.

“Indebtedness” means the sum of the following, whether or not contingent or due and payable: (a) indebtedness of Seller or any of its Subsidiaries for borrowed money; (b) obligations of Seller or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of Seller or any of its Subsidiaries in respect of letters of credit or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances; (d) capitalized Lease obligations of Seller or any of its Subsidiaries; (e) indebtedness for borrowed money of third parties that is either guaranteed by Seller or any of its Subsidiaries or secured by an Encumbrance on the assets of Seller or any of its Subsidiaries; (f) any payments to be made by Seller or its Subsidiaries in connection with the acquisition of any entity by way of by merger, consolidation, or acquisition of stock or assets or any other business combination; and (g) all accrued interest on any of the foregoing. Notwithstanding the foregoing, “Indebtedness” shall not include (i) Transaction Expenses or (ii) accounts payable, trade payables and similar Liabilities or accruals that do not represent indebtedness for borrowed money and are incurred in the ordinary course of business consistent with past practice.

“Indemnification Claim” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Indemnitee” has the meaning set forth in Section 8.3(a).

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“Independent Accounting Firm” has the meaning set forth in Section 1.6(d).

“Insurance Policies” has the meaning set forth in Section 2.21.

“Intellectual Property” means any and all (a) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (c) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (d) specifications, designs, models, devices, prototypes, schematics and development tools; (e) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter (“Works of Authorship”); (f) databases and other compilations and collections of data or information (“Databases”); (g) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”); (h) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); (i) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information (“Trade Secrets”); and (j) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (a) patents and patent applications, including any continuation, continuation-in-part, divisional and provisional applications and any patents issuing thereon and any reissues, reexaminations, substitutes and extensions of any of the foregoing, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements (“Patents”); (b) copyrights and all other rights with respect to Works of Authorship and any registrations, applications, renewals, extensions and reversions of any of the foregoing (including moral and economic rights, however denominated) (“Copyrights”); (c) other rights with respect to Software, including registrations thereof and applications therefor; (d) industrial design rights and registrations thereof and applications therefor; (e) rights with respect to Trademarks, and all registrations thereof and applications therefor; (f) rights with respect to Domain Names, including registrations thereof and applications therefor; (g) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (h) rights with respect to Databases, including registrations thereof and applications therefor; (i) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (j) any rights equivalent or similar to any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 2.7(a).

“Interim Manufacturing and Distribution Agreement” has the meaning set forth in the Recitals.

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“Inventory” has the meaning set forth in Section 2.20.

“IRS” means the Internal Revenue Service.

“Japan Distribution Agreement” has the meaning set forth in the Recitals.

“Key Employees” has the meaning set forth in the Recitals.

“Knowledge of Seller” or any similar phrase means, with respect to any fact or matter, the knowledge, after reasonable inquiry, of the individuals set forth on Schedule A-2.

“Law” means any statute, law, treaty, ordinance, regulation, directive, rule, code, executive order, injunction, judgment, decree, writ, order or other requirement, including any successor provisions thereof, of any Governmental Entity.

“Lease” means any leases, subleases, ground leases, licenses, use agreements and other agreements for the use and occupancy of real property (including the Owned Real Property) to which Seller or any of its Subsidiaries is a party and used by Seller or its Subsidiaries in the conduct of the Business.

“Leased Real Property” means all real property leased, subleased or licensed to Seller or any of its Subsidiaries or that Seller or any of its Subsidiaries otherwise has a right or option to use or occupy, which is used in, held for use in or necessary to conduct the Business, together with all structures, facilities, fixtures, systems, Improvements and items of property previously or hereafter attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Leased Transferred Real Property” has the meaning set forth in Section 1.1(g).

“Liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executor, determined, determinable or otherwise and whether or not the same is required under GAAP to be accrued on the financial statements of such Person.

“Licensed Business Intellectual Property” means the Business Intellectual Property that is not Owned Business Intellectual Property.

“Losses” means any and all deficiencies, judgments, settlements, Actions, assessments, Liabilities, losses, damages (whether direct, indirect, incidental or consequential), interest, fines, penalties and costs, including reasonable attorneys’ fees.

“made available” (or words of similar import) means that, on or before 5:00 p.m. Pacific time on the Business Day immediately preceding the date of this Agreement, Seller has posted complete and correct copies of such materials to the virtual data room managed by Seller, and available to Purchaser or granted Purchaser and certain of its Representatives access to such materials.

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“Material Adverse Effect” means any event, circumstance, occurrence, change, effect or fact, or group of any of the foregoing, that (a) would, or would be reasonably likely to, prevent or materially delay the consummation of the Transactions or (b) results in, or would reasonably be expected to result in, a material adverse effect on, or a material adverse change in the business, operations, assets, Liabilities, condition (financial or otherwise) or results of operations of the Business, except to the extent that any such event, circumstance, occurrence, change, effect or fact, or group of any of the foregoing, directly results from (i) compliance with any written request of Purchaser, (ii) changes in general economic conditions (provided that such changes do not have a materially disproportionate effect on the Business as compared to the Business’s competitors), (iii) changes generally affecting the industry in which the Business operates (provided that such changes do not have a materially disproportionate effect on the Business as compared to the Business’s competitors), (iv) any acts of terrorism, military action or war (provided that such acts do not have a materially disproportionate effect on the Business as compared to the Business’s competitors), (v) changes in Applicable Law or GAAP generally affecting the industry in which the Business operates (provided that such changes do not have a materially disproportionate effect on the Business as compared to the Business’s competitors), (vi) natural disasters or acts of God (provided that such changes do not have a materially disproportionate effect on the Business as compared to the Business’s competitors), or (vii) the announcement of the Transactions or the pendency of any investigation relating to the Transactions.

“Material Contracts” has the meaning set forth in Section 2.19(a).

“Net Working Capital” means (a) the sum of the value of all Inventory, prepaid expenses, all other current assets of the Business other than Cash (which have been, and will be, accrued and maintained in accordance with GAAP consistently applied with prior periods), and the sum of all Assumed Accounts Receivable, net of any applicable allowances or reserves and determined as of the Closing in accordance with GAAP consistently applied with prior periods (but subject to the absence of any footnotes required under GAAP and to year-end adjustments), less (b) the sum of the amount of all Assumed OrthoRecon Accounts Payable, accrued payroll and related obligations, such as accrued bonus, accrued vacation and other employee compensation, and all other current Liabilities of the Business (which have been, and will be, accrued and maintained in accordance with GAAP consistently applied with prior periods), determined as of the Closing in accordance with GAAP consistently applied with prior periods (but subject to the absence of any footnotes required under GAAP and to year-end adjustments) and shall consist of the line items set forth on Annex B. The amount calculated pursuant to clause (b) in the preceding sentence shall not include any Transaction Expenses, Indebtedness or the Assumed Extremities Accounts Payable. Notwithstanding the foregoing, for purposes of calculating Net Working Capital, the above shall exclude, (i) income Tax balances, (ii) non-income Tax balances (other than Property Taxes), (iii) the Excluded Litigation and the related legal fee accruals and product liability insurance recovery receivables, and (iv) accrued severance and accrued transactions expense payable. The Net Working Capital shall be computed without taking into account any deferred tax assets or deferred tax liabilities.

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“Non-Assignable Shared Contracts” has the meaning set forth in Section 1.8(a).

“Non-Transferable Asset” has the meaning set forth in Section 1.9(a).

“Notice of Disagreement” has the meaning set forth in Section 1.6(b).

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Open Source Technology” means Software or other subject matter that is distributed under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative, including any license that requires source code to be made available in connection with any license, sublicense or distribution of such Software.

“Order” means any writ, judgment, decision, decree, award, order, injunction, ruling or similar order of any federal, state or local court or Governmental Entity, in each case that is preliminary or final and that is binding on any Person or its property under Applicable Laws.

“OrthoRecon Confidential Information” has the meaning set forth in Section 5.1(b).

“OrthoRecon Products” means all products included within the “OrthoRecon | Hips” and “OrthoRecon | Knees” product lines, including all accessories and tools (including software tools) related to the proper installation or implant of such products, including without limitation, those products described on Schedule A-3, and all components and materials thereof. For the avoidance of doubt, “OrthoRecon Products” does not include any biologic products or products exclusively used for any joints other than the hip or knee.

“Otsuka” has the meaning set forth in the Recitals.

“Otsuka Loan” has the meaning set forth in Section 4.12.

“Outbound License Agreement” means any Contract pursuant to which Seller or any of its Subsidiaries has granted or agreed to grant to any third party any right to use or otherwise practice or exploit, or has otherwise granted or agreed to grant any license, covenant, release, immunity or other right with respect to, any Intellectual Property or Intellectual Property Rights used, held for use, or practiced by Seller or any of its Subsidiaries in connection with any OrthoRecon Products and/or the Business.

“Owned Business Intellectual Property” means any and all Business Intellectual Property that is owned in whole or in part by Seller or any of its Subsidiaries (or that Seller or any of its Subsidiaries claims or purports to own in whole or in part). Owned Business Intellectual Property includes, but is not limited to, the Registered Business Intellectual Property.

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“Owned Real Property” means all real property in which Seller or any of its Subsidiaries has an ownership interest and that is necessary for or related to the Business, together with all buildings, structures, facilities, fixtures, systems, Improvements and items of property previously or hereafter attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Owned Real Property Permits” has the meaning set forth in Section 2.15(a)(iv).

“Owned Shared Intellectual Property” means Shared Intellectual Property that is owned in whole or in part by Seller or any of its Subsidiaries (or that Seller or any of its Subsidiaries claims or purports to own in whole or in part).

“Patent, Trademark, Copyright and Domain Name Assignment Agreements” means each patent, trademark, copyright and domain name assignment agreement to be reasonably agreed by the Parties prior to the Closing and to be entered into at the Closing by Seller and/or one or more Asset Transferring Companies, as applicable, on the one hand, and Purchaser and/or one or more of Parent’s Subsidiaries, as applicable, on the other hand.

“Patent Suits” has the meaning set forth in Schedule 1.3(a)(x).

“Parent” has the meaning set forth in the Preamble.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permits” means all licenses, permits, franchises, approvals, certificates, waivers, concessions, exemptions, variances, Orders, certificates of occupancy, registrations, notices, authorizations or consents of, or filings with, any Governmental Entity or any other Person.

“Permitted Encumbrances” means (a) (i) Encumbrances for Taxes not yet due and payable, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP consistently applied (to the extent GAAP requires the establishment of such reserves) and (ii) and other governmental charges and assessments that are not yet due and payable and that are imposed in the ordinary course of business (as opposed to fines, premiums or penalties assessed for the violation of, or the non-compliance or late compliance with, any Law or Order); (b) Encumbrances of landlords and Liens of carriers, warehousemen, mechanics and materialmen arising in the ordinary course of business consistent with past practice securing payments not yet due and payable; (c) Encumbrances of record identified in any title reports delivered to Purchaser by Seller which Encumbrances (i) are not for an ascertainable monetary value, (ii) are not attributable to the period of ownership of Seller, its Subsidiaries and their predecessors, and (iii) do not individually or in the aggregate materially affect the use of the properties or assets subject thereto or otherwise impair the business operations of Seller and its Subsidiaries thereat; and (d) Encumbrances identified in Schedule A-4 of the Seller Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity.

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“Personal Property” means the machinery, equipment, networking equipment, personal computers, tools, telephone numbers, motor vehicles, furniture, furnishings, fixtures, leasehold improvements, office equipment, Inventory, supplies, plant, spare parts, and all other tangible personal property.

“Post-Closing Covenants” has the meaning set forth in Section 8.1(a).

“Post-Closing Statement” has the meaning set forth in Section 1.6(a).

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Primary Territory” means the United States, Japan and the United Kingdom.

“Promotional Materials” means labeling, product informational letters, and the advertising, promotional and media materials, sales training materials (including any related outlines and quizzes/answers, if any), trade show materials (including displays and trade show booths) and videos, including materials containing post-marketing clinical data, if any, and all sample kits and detail kits, owned by Seller or any of its Affiliates and associated with the commercialization of any OrthoRecon Product (including distribution and sales promotion information, market research studies and toll-free telephone numbers).

“Property Taxes” means real and personal ad valorem property Taxes and any other similar Taxes imposed on a periodic basis and measured by the assessed value of any item of property owned.

“Prophecy Intellectual Property” means all Intellectual Property and Intellectual Property Rights owned in whole or in part by Seller or any of its Subsidiaries related to its Prophecy surgery visualization system.

“Purchase Price” has the meaning set forth in Section 1.5(a).

“Purchased Assets” has the meaning set forth in ARTICLE I.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 8.2(a).

“Purchaser Prosecuted Prophecy Patents” has the meaning set forth in Section 5.17(d).

“Real Property” means all Owned Real Property and Leased Real Property.

“Real Property Policies” has the meaning set forth in Section 2.15(a)(xii).

“Receiving Party” has the meaning set forth in Section 5.1(a).

“Registered Business Intellectual Property” means Registered Intellectual Property included in the Owned Business Intellectual Property.

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“Registered Intellectual Property” means all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names.

“Registered Shared Intellectual Property” means Registered Intellectual Property included in the Owned Shared Intellectual Property.

“Related Party” with respect to any specified Person, means: (a) any director or executive officer of such specified Person; (b) any Immediate Family member of a Person described in clause (a); or (c) any other Person who beneficially owns more than five percent (5%) of the outstanding equity or ownership interests of such specified Person. For the purposes of this definition, “Immediate Family,” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home (other than a tenant or employee).

“Related Subsidiaries” has the meaning set forth in Section 2.1(b).

“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, employees, counsel, advisors, auditors, agents, consultants, bankers and other representatives.

“Required Approvals” has the meaning set forth in Section 6.3(a).

“Required Shareholder Approval” has the meaning set forth in Section 3.2(a).

“Required Third Party Consents” has the meaning set forth in Section 6.1(b).

“Retained Accounts Payable” means the accounts payable of the Business and Retained Business, other than the Assumed Accounts Payable.

“Retained Accounts Receivable” means the accounts receivable of the Business and Retained Business, other than the Assumed Accounts Receivable.

“Retained Business” has the meaning set forth in the Recitals.

“Retained Business Field” means the research, development, design, manufacture, assembly, marketing, distribution, sale, licensing and other commercialization of products and services, including implants, joint replacements and biologics, that are used or useful in connection with the diagnoses and treatment of traumatic and other injury to, and of diseases of or which affect, the bones, tendons, cartilage and connective tissues of the upper and lower extremities and joints of the human body, including the foot, ankle, wrist, elbow and shoulder, but excluding the use of such products and services, other than biologics, in connection with total and partial hip or knee replacement surgery. For the avoidance of doubt, the Retained Business Field includes the use of biologics in all applications, including hip or knee applications.

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“Retained Shared Intellectual Property” means the Owned Shared Intellectual Property that relates primarily to the Retained Business, including the Registered Intellectual Property set forth in Schedule A-5.

“Retained Shared IP License” has the meaning set forth in Section 5.17(a).

“SEC” has the meaning set forth in the introduction to Article II.

“Secondary Territory” means all countries in the world other than the Primary Territories.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” has the meaning set forth in the introduction to Article II.

“Seller Indemnitees” has the meaning set forth in Section 8.2(b).

“Seller Partner” has the meaning set forth in Section 2.6(c).

“Seller Prosecuted Prophecy Patents” has the meaning set forth in Section 5.17(d).

“Seller Software” has the meaning set forth in Section 2.17(k).

“Shared Contracts” means all Assumed Contracts relating in part, but not exclusively, to the Business.

“Shared Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are either (a) owned in whole or in part by Seller or any of its Subsidiaries (or that Seller or any of its Subsidiaries claims or purports to own in whole or in part), or (b) licensed pursuant to an Inbound License Agreement that, in either case, are incorporated into or otherwise used, held for use, or practiced by Seller or any of its Subsidiaries in connection with (or planned to be incorporated into or otherwise used, held for use, or practiced in connection with) any OrthoRecon Products and/or the Business as such operations are currently conducted and currently proposed to be conducted, but not exclusively in connection with any OrthoRecon Products and/or the Business

“Shared IP Cross License” has the meaning set forth in the Recitals.

“Shareholder” means any holder of capital stock of Parent.

“Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized Databases and other computerized compilations and collections of data or information, including all data and information included in such Databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons;

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(d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Specified Claims Expiration Date” has the meaning set forth in Section 8.1(b)(ii).

“Straddle Period” means any taxable period ending after and including the Closing Date.

“Subsidiary” of Seller, Purchaser or any other Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which Seller, Purchaser or any such other Person, as the case may be (either alone or through or together with any other Subsidiary), (a) owns, directly or indirectly, fifty percent (50%) or more of the shares of capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (b) has the contractual or other power to designate a majority of the board of directors or other governing body (and, where the context permits, includes any predecessor of such an entity).

“Suppliers” has the meaning set forth in Section 2.24(a).

“Systems” has the meaning set forth in Section 2.17(n).

“Target Net Working Capital” means One Hundred Twenty-One Million Dollars ($121,000,000).

“Tax” means any and all fees, levies, duties, tariffs, imposts, and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, unclaimed property, escheat, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Tax Return” means any written or electronic return, certificate, declaration, notice, report, statement, election, information statement and document filed or required to be filed with respect to Taxes, amendments thereof, and schedules and attachments thereto.

“Taxing Authority” means any Governmental Entity having authority with respect to the assessment, determination, collection or imposition of Taxes, or the collection of information with respect thereto.

“Tennessee Leases” means the following leases: (a) Lease and Security Agreement, dated April 1, 1974, as amended, assigned, assumed, supplemented or otherwise modified from time to time, by and between IDB, as lessor, and Wright Manufacturing Company, as lessee; (b) Industrial Development Lease Agreement, dated July 9, 1985, as amended, assigned,

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assumed, supplemented or otherwise modified from time to time, by and between IDB, as lessor, and Wright Medical Technology, Inc. (by assignment from Dow Corning Wright, Inc.), as lessee; (c) Industrial Development Lease Agreement, dated June 29, 1984, as amended, assigned, assumed, supplemented or otherwise modified from time to time, by and between IDB, as lessor and a Tennessee general partnership composed of Robert E. Langston, Dudley Langston, and Courtney Langston Sexton, as lessee; (d) Lease Agreement, dated December 31, 2007, as amended, assigned, assumed, supplemented or otherwise modified from time to time, by and between IDB, as lessor, and Wright Medical Technology, Inc., as lessee; and (e) Lease Agreement, dated October 29, 2009, as amended, assigned, assumed, supplemented or otherwise modified from time to time, by and between IDB, as lessor, and Wright Medical Technology, Inc., as lessee.

“Tennessee Personal Property Leases” means the following leases: (a) Personal Property Lease Agreement, dated December 31, 2007, by and between The Industrial Development Board of the Town of Arlington, Tennessee, as lessor, and Wright Medical Technology, Inc., as lessee; (b) Personal Property Lease Agreement, dated December 31, 2006, by and between The Industrial Development Board of the City of Arlington, Tennessee, as lessor, and Wright Medical Technology, Inc., as lessee; (c) Personal Property Lease Agreement, dated December 31, 2008, by and between The Industrial Development Board of the City of Arlington, Tennessee, as lessor, and Wright Medical Technology, Inc., as lessee; (d) Personal Property Lease Agreement, dated December 31, 2009, by and between The Industrial Development Board of the City of Arlington, Tennessee, as lessor, and Wright Medical Technology, Inc., as lessee; and (e) Personal Property Lease Agreement, dated December 31, 2010, by and between The Industrial Development Board of the City of Arlington, Tennessee, as lessor, and Wright Medical Technology, Inc., as lessee.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Title Commitment” means title reports or commitments for the issuance of title insurance from the Title Company.

“Title Company” means a reputable title company mutually agreed upon by the Parties.

“Title Documentation” means any affidavits, gap indemnification agreements, releases, recordable documents and certificates, forms and Tax Returns required in connection with the filing or recording of any Deed and/or conveyance of any Owned Real Property, and any other deliverables required by the Title Company as being necessary to effect the Transactions and to issue the Title Policies.

“Title Policies” has the meaning set forth in Section 7.2(a)(xiv).

“Transaction Documents” means this Agreement, the Seller Disclosure Schedule, the Asset Transfer Agreements, the Equity Transfer Agreement, the Voting Agreements, the Transition Services Agreement, the Commitment Letters, the Certified Closing Report, the Confidentiality Agreement, the Interim Manufacturing and Distribution Agreement, the Japan Distribution Agreement, Shared IP Cross License, the Litigation Support Agreement, a Deed in substantially the form attached hereto as Exhibit F for each Transferred Owned Real Property,

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the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit J, the Bill of Sale in substantially the form attached hereto as Exhibit K, an Assignment and Assumption of Lease in substantially the form attached hereto as Exhibit L-1, for each Transferred Lease, an Assignment of Lessee’s Interest in Lease in substantially the form attached hereto as Exhibit L-2, for each Tennessee Lease, an Assignment of Lessee’s Interest in Lease in substantially the form attached hereto as Exhibit L-3, for each Tennessee Personal Property Lease, the Patent, Trademark, Copyright, and Domain Name assignment agreements substantially the forms attached hereto as Exhibit P, the Litigation Support Agreement in substantially the form attached hereto as Exhibit N and each of the other agreements, certificates, documents and instruments contemplated hereby and thereby, including all Schedules and Exhibits hereto and thereto.

“Transaction Expenses” means all fees and expenses incurred by Seller and its Subsidiaries in connection with this Agreement and the other Transaction Documents and the Transactions, including all legal, accounting, financial advisory, investment banking, consulting fees and expenses and other like fees and expenses of third parties incurred by Seller and its Subsidiaries in connection with the negotiation, documentation and effectuation of the terms and conditions of this Agreement and the other Transaction Documents and the Transactions.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Laws” has the meaning set forth in Section 5.3(a).

“Transfer Taxes” means any statutory, governmental, federal, state, local, municipal, foreign and other transfer, documentary, real estate transfer, mortgage recording, sales, use, stamp, duty, registration, value-added, gross receipts, excise (excluding the medical device excise tax) and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred or that may be payable in connection with the sale or purchase of the Purchased Assets and the Transactions.

“Transferred Company” has the meaning set forth in the Recitals.

“Transferred Employee Plan” means each Employee Plan that automatically transfers to Purchaser by operation of law as set forth in Schedule 1.1(s).

“Transferred Lease” or “Transferred Leases” has the meaning set forth in Section 1.1(g).

“Transferred License Agreements” has the meaning set forth in Section 1.1(t).

“Transferred Owned Real Property” has the meaning set forth in Section 1.1(f).

“Transferred Personal Property” has the meaning set forth in Section 1.1(n).

“Transferred Shared Intellectual Property” means the Owned Shared Intellectual Property set forth in Schedule A-6, the Prophecy Intellectual Property and the Biofoam Intellectual Property.

“Transferred Shared IP License” has the meaning set forth in Section 5.17(b).

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“Transferring Company” or “Transferring Companies” has the meaning set forth in the Recitals.

“Transferring Employee” has the meaning set forth in Section 5.3(b).

“Transition Services Agreement” has the meaning set forth in the Recitals.

“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal Tax statutes.

“Unallocated Shared Intellectual Property” means any Owned Shared Intellectual Property other than Transferred Shared Intellectual Property or Retained Shared Intellectual Property. For clarity, Unallocated Shared Intellectual Property includes any Owned Shared Intellectual Property described on Schedule A-7 and any Owned Shared Intellectual Property created or acquired by Seller or any of its Subsidiaries after the date of this Agreement but prior to Closing.

“Upward Adjustment Amount” has the meaning set forth in Section 1.6(e).

“Voting Agreements” has the meaning set forth in the Recitals.

“Wright Branding” has the meaning set forth in Section 5.6(b).

“WARN Act” has the meaning set forth in Section 2.14(j).

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EXHIBIT A

COMMITMENT LETTERS

June 18, 2013

MicroPort Scientific Corporation

501 Newton Rd., ZJ Hi-Tech Park

Shanghai 201203, P.R. China

Attention: Chang ZhaoHua, Chairman & CEO

Acquisition of OrthoRecon Business from Wright Medical Technology

Commitment Letter

$200 Million Senior Credit Facilities

Ladies and Gentlemen:

MicroPort Scientific Corporation (“you” or the “Company”) has advised Otsuka Medical Devices Co., Ltd. (“Otsuka”) that you intend to acquire (the “Acquisition”) the assets associated with the OrthoRecon Business (the “Acquired Business”) from Wright Medical Technology Inc. (the “Seller”), for not more than $300 million in cash. The Acquisition will be effected, directly or indirectly, through a share and asset acquisition from the Seller, directly or indirectly, through a special purpose subsidiary created by the Company pursuant to an Asset Purchase Agreement (the “APA”) by and among the Company, MicroPort Medical B.V. and the Seller.

Facilities.

You have also advised Otsuka that you intend to finance the Acquisition from the following sources:

(a) up to $100 million of cash will be paid from the Company’s funds on hand, and

(b) $200 million in senior loan facilities to the Company (collectively, the “Senior Credit Facilities”), comprised of the following tranches:

(i) a senior secured term loan facility to the Company of $60 million (the “Term Loan A Facility”), as described in the Global Summary of Principal Terms and Conditions attached hereto as Exhibit A and incorporated herein by reference (the “Global Term Sheet”) and the Term Loan A Summary of Principal Terms and Conditions attached hereto as Exhibit B and incorporated herein by reference (the “Term Loan A Term Sheet”);

(ii) a senior secured convertible term loan facility to the Company of $40 million (the “Term Loan B Facility”), as described in the Global Term Sheet and the Term Loan B Summary of Principal Terms and Conditions attached hereto as Exhibit C and incorporated herein by reference (the “Term Loan B Term Sheet”); and

(iii) a senior secured term loan facility to the Company of $100 million (the “Term Loan C Facility”), as described in the Global Term Sheet and the Term Loan C Summary of Principal Terms and Conditions attached hereto as Exhibit D and incorporated herein by reference (the “Term Loan C Term Sheet” and, together with the Global Term Sheet, the Term Loan A Term Sheet and the Term Loan B Term Sheet, the “Term Sheets”)).

The Acquisition, the entering into and funding of the Senior Credit Facilities, and all related transactions are hereinafter collectively referred to as the “Transaction.”

Commitments.

In connection with the foregoing, Otsuka is pleased to advise you of its commitment to provide the full principal amount of the Senior Credit Facilities upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”), the Term Sheets and the terms and conditions set forth in Exhibit E hereto (the “Conditions Annex”).

Information.

You hereby represent and covenant that (a) all information that has been or will be made available to Otsuka by or on behalf of, or relating to, you, the Seller, the Acquired Business or any of your or their respective representatives in connection with the Transactions (the “Information”), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading and (b) any financial projections (the “Projections”) that have been or will be made available to Otsuka by or on behalf of you, the Seller, the Acquired Business or any of your or their respective representatives in connection with the Transactions have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree that if at any time prior to the closing date of the Senior Credit Facilities (the “Closing Date”) any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct at such time. You also agree to promptly advise Otsuka of all developments materially affecting you, the Acquired Business, any of your or their respective subsidiaries or affiliates or the Transactions. In issuing the commitments hereunder Otsuka is and will be using and relying on the Information without independent verification thereof.

Conditions.

The commitment of Otsuka hereunder is subject to the satisfaction of each of the following conditions precedent in a manner reasonably acceptable to Otsuka (a) the negotiation, execution and delivery of definitive documentation (the “Facilities Documentation”) for the

Senior Credit Facilities consistent with the Terms Sheets and the Conditions Annex and otherwise satisfactory to Otsuka in one or more loan agreements, (b) no breach of (i) any representation or warranty in the APA by the Seller that would result in the failure of the closing condition of the Seller in Section 6.1(a) the APA to be satisfied such that the Purchaser (as defined in the APA) may terminate the APA under Section 9.1 or (ii) any representations and warranties set forth in the Facilities Documentation relating to corporate existence; power and authority to enter into the Facilities Documentation; due authorization, execution, delivery and enforceability of such Facilities Documentation; no conflicts of the Facilities Documentation with organizational documents, law or material agreements; solvency; Federal Reserve margin regulations; status of debt under the Senior Credit Facilities as senior debt; the Investment Company Act; and validity, priority and perfection of security interests, (c) there shall not be any temporary restraining order, preliminary or permanent injunction or other Order (as defined in the APA) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity (as defined in the APA) that prevent the consummation of the Acquisition, or limit or restrict in any material respect the ownership, conduct or operation of the Acquired Business or the Purchased Assets (as defined in the APA) by the Purchaser following the closing of the Acquisition, (d) the satisfaction of all conditions set forth in the Term Sheets and the Conditions Annex and the compliance with any covenant or agreement in this Commitment Letter and (e) approval by Otsuka’s and its parent company’s boards of the terms and conditions of the Facilities Documentation.

Indemnity and Expenses.

You agree to indemnify and hold harmless Otsuka and its affiliates, controlling persons, officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, costs, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of this Commitment Letter, the Senior Credit Facilities or any of the Transactions or the providing of the Senior Credit Facilities, or any similar transaction and any of the other transactions contemplated thereby or (b) the Senior Credit Facilities, or any actual or proposed use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity and reimbursement in this paragraph applies, such indemnity and reimbursement obligations shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of this Commitment Letter, the Senior Credit Facilities or any of

the Transactions is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort, equity or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Commitment Letter, the Senior Credit Facilities or any of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed Otsuka shall have liability only to you (as opposed to any other person). Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of any Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Party.

In addition, you hereby agree to reimburse Otsuka from time to time upon demand for all out-of-pocket costs and expenses (including, without limitation, legal fees and expenses of Otsuka, appraisal, consulting, audit and any other service fees, and printing, reproduction, document delivery, travel, communication and publicity costs) incurred in connection with the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Facilities Documentation and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver), whether or not the Closing Date occurs or any Facilities Documentation is executed and delivered or any extensions of credit are made under any of the Senior Credit Facilities. You hereby also agree to pay all of the costs and expenses associated with the perfection of the security contemplated by the Facilities Documentation.

Withholding Taxes.

All amounts payable by you to or for the account of any Indemnified Party under this Commitment Letter shall be paid free and clear of and without deduction or withholding for or on account of any taxes.

Confidentiality.

This Commitment Letter between you and Otsuka and the contents hereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Terms Sheets and the Conditions Annex) (a) on a confidential basis to the board of directors and advisors of the Seller in connection with their consideration of the Transaction on a confidential and “need-to-know” basis and only in connection with the Transactions, (b) after your acceptance of this Commitment Letter, in filings with the Hong Kong Stock Exchange and other applicable regulatory authorities to the extent required by applicable securities law, and (c) after your acceptance of this Commitment Letter, as required by law or regulation (including the Listing Rules of the Hong Kong Stock Exchange (the “Listing Rules”).

You acknowledge that Otsuka may share with any of its affiliates, and such affiliates may share with Otsuka, any information related to you, the Acquired Business or any of your or their respective subsidiaries or affiliates (including, without limitation, information relating to creditworthiness) and the Transactions. Otsuka agrees to treat, and cause any such affiliate to treat, all non-public information provided to us by you as confidential information. In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that: (a) the arrangements described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you, on the one hand, and Otsuka, on the other hand, (b) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (c) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby.

Termination.

Your obligations under this Commitment Letter (apart from those relating to confidentiality), and your entitlement to draw down the Senior Credit Facilities, are subject to the approval of the terms of Senior Credit Facilities pursuant to the definitive Facilities Documentation by your independent shareholders at a general meeting convened for the purpose, in accordance with the requirements of the Listing Rules (and the definitive Facilities Documentation shall contain a similar condition as this paragraph).

Otsuka agrees to work towards agreement of the definitive Facilities Documentation as soon as practicable.

The provisions of the immediately preceding paragraphs shall remain in full force and effect regardless of whether any definitive Facilities Documentation for the Senior Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Otsuka hereunder; provided, however, that upon the execution of all definitive Facilities Documentation and the initial extension of credit thereunder, all reimbursement and indemnification obligations hereunder shall be superseded by the reimbursement and indemnification obligations specified in the Facilities Documentation.

This Commitment Letter and all commitments and undertakings of Otsuka hereunder will expire upon the expiration of the Exclusivity Period (as such term is defined in the Exclusivity Agreement, dated as of April 26, 2013, between Seller and Company), as may be extended, unless you execute this Commitment Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Terms Sheets and the Conditions Annex) (which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of Otsuka hereunder will expire on the earliest of (a) termination of the APA, (b) the closing of the Acquisition without the use of the Senior Credit Facilities, (c) the execution and delivery of the Facilities Documentation by all of the parties thereto and (d) January 15, 2014, if the Facilities Documentation shall not have been executed and delivered by all such parties, and the initial borrowings thereunder shall not have occurred, prior to such date.

Survival.

The compensation, expense reimbursement, confidentiality, indemnification and governing law and forum provisions in this Commitment Letter shall survive termination of any or all of the commitments of Otsuka hereunder.

No Fiduciary Relationship.

You hereby acknowledge that Otsuka is acting solely as lender in connection with the Senior Credit Facilities. You further acknowledge that Otsuka is acting pursuant to a contractual relationship created by this Commitment Letter that was entered into on an arm’s length basis and in no event do the parties intend that any of us act or be responsible as a fiduciary to you or any of your subsidiaries, your stockholders or creditors or any other person in connection with any activity that Otsuka may undertake or have undertaken in furtherance of the Senior Credit Facilities, either before or after the date hereof. Otsuka hereby expressly disclaims any fiduciary or similar obligations to any such person, either in connection with the Senior Credit Facilities or this Commitment Letter or any matters leading up to either, and you hereby confirm your understanding and agreement to that effect. Each of you and Otsuka agree that you and Otsuka are each responsible for making our own independent judgments with respect to the Senior Credit Facilities, and that any opinions or views expressed by us to you regarding the Transactions, including but not limited to any opinions or views with respect to the price or market for your or your subsidiaries’ debt, do not constitute advice or recommendations to you or any of your subsidiaries. You, on behalf of yourself and your subsidiaries, hereby waive and release, to the fullest extent permitted by law, any claims that you or any of your subsidiaries may have against us with respect to any breach or alleged breach of any fiduciary or similar duty in connection with the Transactions or any matters leading up to the execution of this Commitment Letter or the Facilities Documentation.

Assignments.

This Commitment Letter and the commitment of Otsuka shall not be assignable by you without the prior written consent of Otsuka, and is intended to be solely for the purposes of the Transaction and for the benefit of the parties hereto and the Indemnified Parties, and any purported assignment without such consent shall be void.

Entire Agreement.

This Commitment Letter (including the Terms Sheets and the Conditions Annex) embody the entire agreement and understanding between Otsuka and you with respect to the Senior Credit Facilities and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. However, please note that the terms and conditions of the commitment of Otsuka hereunder are not limited to those set forth herein or in the Terms Sheets or the Conditions Annex. Those matters that are not covered or made clear herein or in the Terms Sheets or the Conditions Annex are subject to mutual agreement of the parties. No party has been authorized by Otsuka to make any oral or written statements or agreements that are inconsistent with this Commitment Letter.

Amendment and Waiver.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.

Counterparts.

This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by telecopier, facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

Headings.

Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter.

Reliance.

This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, Otsuka and, with respect to the indemnification provided under the heading “Indemnity and Expenses,” each Indemnified Party.

Governing Law, Etc.

THIS COMMITMENT LETTER (INCLUDING THE TERMS SHEETS AND THE CONDITIONS ANNEX) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION

OF THE LAWS OF ANOTHER JURISDICTION WILL BE REQUIRED THEREBY; PROVIDED, HOWEVER, ANY INTERPRETATION OF WHETHER A MATERIAL ADVERSE EFFECT (AS DEFINED IN THE APA) HAS OCCURRED SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. EACH OF YOU AND OTSUKA HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER (INCLUDING THE TERMS SHEETS AND THE CONDITIONS ANNEX), THE TRANSACTION AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF OTSUKA IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF. The commitments and undertakings of Otsuka may be terminated by us if you fail to perform your obligations under this Commitment Letter on a timely basis.

You hereby acknowledge and agree that any dispute, controversy or claim arising in any way out of or in connection with this Commitment Letter (including, without limitation: (1) any question relating to contractual, pre-contractual or non-contractual rights, obligations or liabilities; and (2) any issue as to the existence, validity or termination of this Commitment Letter) (a “Dispute”) shall be referred to and finally resolved by binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with such Rules (the “Rules”), which Rules are deemed to be incorporated by reference into this clause and as may be amended by the rest of this clause. The parties agree that any provisions relating to the appointment of emergency arbitrators shall apply to any arbitral proceedings commenced pursuant to this clause. The arbitration tribunal (“Tribunal”) shall consist of three arbitrators to be appointed in accordance with the Rules. The seat of the arbitration shall be Hong Kong. This agreement to arbitrate shall be governed by the laws of the Hong Kong. The language of the arbitration proceedings shall be English . Any award of the Tribunal shall be made in writing and shall be final and binding on the parties from the day it is made. The parties undertake to carry out the award without delay. The parties waive any right to apply to any court of law and/or other judicial authority to determine any preliminary point of law and/or review any question of law and/or the merits, insofar as such waiver may validly be made. Nothing in this Section shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction.

You hereby irrevocably and unconditionally designate and appoint the New York office of The Corporation Trust Company (the “Process Agent”) (and any successor entity) at 111 Eighth Avenue, 13th Floor, New York City, New York, 10011, as your authorized agent to receive and forward on your behalf service of any and all process that may be served in any such suit, action or proceeding in any federal and New York State courts located in The City of New York (and any appellate courts thereof) and agree that service of process upon the Process Agent shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and shall be taken and held to be valid personal service upon it. Said designation and appointment shall be irrevocable. Nothing in this paragraph shall affect the right of

Otsuka, its affiliates or any Indemnified Party to serve process in any manner permitted by law. You further agree to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Process Agent in full force and effect. You hereby irrevocably and unconditionally authorize and direct the Process Agent to accept such service on your behalf. If for any reason the Process Agent ceases to be available to act as such, you agree to designate a new agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to Otsuka.

If, for the purposes of obtaining judgment in any Dispute, it is necessary to convert a sum due hereunder in dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures, Otsuka could purchase (and remit in New York City) dollars with such other currency on the business day preceding that on which final judgment is given. Your obligation in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that on the business day following its receipt of any sum adjudged to be so due in such other currency, Otsuka may, in accordance with normal banking procedures, purchase (and remit in New York City) dollars with such other currency; if the dollars so purchased and remitted are less than the sum originally due to Otsuka or any Indemnified Party in dollars, you agree, as a separate obligation and notwithstanding any such judgment, to indemnify the relevant payee against such loss, and if the dollars so purchased exceed the sum originally due in dollars, such excess shall be remitted to you.

THIS WRITTEN AGREEMENT (WHICH INCLUDES THE TERMS SHEETS AND THE CONDITIONS ANNEX) REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

OTSUKA MEDICAL DEVICES CO., LTD.

By:
Name:
Title:

ACCEPTED AND AGREED TO

AS OF                     :

MICROPORT SCIENTIFIC CORPORATION

By:
Name:
Title:

EXHIBIT A

TERM LOAN FACILITIES

GLOBAL SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Borrower:	MicroPort Scientific Corporation (“Borrower”). Borrower or its affiliates will directly or indirectly own all of the assets of the Acquired Business on the Closing Date.

Lender:	Otsuka Medical Devices Co., Ltd. (“Otsuka” or “Lender”).

Purpose:	Proceeds of the Senior Credit Facilities will be used on the Closing Date to finance a portion of the Acquisition consideration.

Availability:	Upon satisfaction or waiver of conditions precedent to drawing to be specified in the Facilities Documentation, a single drawing may be made on the Closing Date of the full amount of the Senior Credit Facilities.

Interest:	Interest will be determined for periods (“Interest Periods”) of six months, and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin. LIBOR will be determined by the Lender at the start of each Interest Period and will be fixed through such period. Interest will be paid on the three-month anniversary of the commencement of such Interest Period and at the end of each Interest Period, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

Interest Margin:	The applicable Interest Margin is 1% per annum.

Default Interest and Fees:	Upon the occurrence and during the continuance of an event of default or a payment default, interest will accrue at a rate of 14.0% per annum.

Mandatory Prepayments:	Mandatory prepayments will be consistent with those customary for facilities of this nature.

Optional Prepayments:	Permitted in whole or in part, with prior notice and including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments and premiums to be agreed in the Facilities Documentation.

Application of Prepayments:	To be determined in Facilities Documentation.

Guarantees:	The Senior Credit Facilities will be fully and unconditionally guaranteed on a joint and several basis by all of the existing and future direct and indirect subsidiaries of the Borrower (collectively, the “Guarantors”), subject to the paragraph “Security Flex” below, foreign subsidiaries to the extent such guarantees would be prohibited by applicable law or would result in materially adverse tax consequences.

Security:	The Senior Credit Facilities will be secured by perfected first priority pledges of all of the assets of Borrower and each Guarantor, and perfected first priority security interests in and mortgages on all tangible and intangible assets (including, without limitation, accounts receivable, inventory, equipment, general intangibles, intercompany notes, insurance policies, investment property, intellectual property, real property, cash and proceeds of the foregoing) of Borrower and the Guarantors, wherever located, now or hereafter owned, except, subject to the paragraph “Security Flex” below, in the case of any foreign subsidiary, to the extent such pledge would be prohibited by applicable law or would result in materially adverse tax consequences. All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Lender, and none of the collateral shall be subject to any other pledges, security interests or mortgages, subject to exceptions to be agreed upon.

Security Flex:	As further consideration for the commitments of the Lender under the Commitment Letter with respect to the Senior Credit Facilities, to the extent any guarantees or security (including the perfection of any security interest therein) is not or cannot be provided on the Closing Date as a result of a legal prohibition or if the provision of such guarantees or security would have a material adverse tax consequence, Otsuka shall be entitled, after consultation with the Borrower, to require the Borrower to amend the structure, terms, collateral package and currencies of any or all of the Senior Credit Facilities (including by causing the Borrower to internally reorganize the corporate structure of it and its subsidiaries) in order to remove or minimize any legal prohibition or material tax consequence.

Conditions to the Borrowing:	Conditions precedent to initial borrowings under the Senior Credit Facilities will include (without limitation): (1) those set forth in the Commitment Letter and in Exhibit E to the Commitment Letter, (2) the accuracy of representations and warranties, (3) the absence of any continuing default or event of default, (4) receipt of a customary borrowing notice, and (5) there being no legal bar to Otsuka making the loan or the issuance.

Representations and Warranties:	Representations and warranties included in the Facilities Documentation will include those customary for facilities of this nature.

Affirmative Covenants:	Affirmative covenants included in the Facilities Documentation will include those reasonable and customary for facilities of this nature.

Negative Covenants:	Negative covenants included in the Facilities Documentation will include those reasonable and customary for facilities of this nature.

Events of Default:	Events of default included in the Facilities Documentation will include those reasonable and customary for facilities of this nature.

Assignments and Participations:	The Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under one or more of the Senior Credit Facilities (other than loans under the Term Loan B Facility, which are not assignable), subject to restrictions on assignments to competitors of the Borrower.

Expenses and Indemnification:	All reasonable out-of-pocket expenses (including but not limited to reasonable legal fees and expenses and expenses incurred in connection with due diligence, appraisal, consulting, audit and any other service fees, and printing, reproduction, document delivery, travel, communication and publicity costs) of the Lender associated with the Senior Credit Facilities and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by the Borrower. In addition, all out-of-pocket expenses (including but not limited to legal fees and expenses) of each Lender and the Lender for perfection of the security contemplated by the Facilities Documentation, workout proceedings, enforcement costs and documentary taxes associated with the Senior Credit Facilities are to be paid by the Borrower.

Borrower will indemnify the Lender and its affiliates, controlling persons, officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”), and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Senior Credit Facilities (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith); provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely by reason of the gross negligence or willful misconduct of such person.

It is further agreed no Indemnified Party shall have liability to any person other than the Borrower. Notwithstanding any other provision of any Facilities Documentation to the contrary, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and non-appealable judgment of a court of competent jurisdiction. The Financing Document will require the Borrower to agree that it shall not, without the prior written consent of any Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Party.

Yield Protection, Taxes and Other Deductions:	The Facilities Documentation will contain yield protection provisions, customary for facilities of this nature, protecting the Lender in the event of unavailability of LIBOR, breakage losses, reserve and capital adequacy requirements.

All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office). The Borrower will indemnify the Lender for such taxes paid by the Lender.

Governing Law:	The laws of the State of New York, except as to real estate and certain other collateral documents required to be governed by local law.

Counsel to Otsuka:	Clifford Chance

EXHIBIT B

TERM LOAN A

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Type and Amount of Facility:	Term Loan A Facility in an aggregate principal amount of $60 million.

Term Loan A Facility Maturity Date:	1 year from the Closing Date.

Amortization:	The Term Loan A Facility will be due and payable on the Term Loan A Facility Maturity Date.

Purchase Option:	The Lender has the option to purchase 100% of the shares in the Japanese subsidiary which the Borrower (or its subsidiary) will acquire from the Seller pursuant to the APA (the “Japanese Sub”) at a price of $60 million (the “Purchase Option”). The Purchase Option shall be exercisable for a period of 60 days preceding the Term Loan A Facility Maturity Date. On and after the Closing Date, (i) Otsuka shall have the right to conduct a thorough due diligence review of the Japanese Sub and its business; and (ii) the Borrower and the Lender shall discuss in good faith and agree on how to fairly allocate gross profits between the Japanese Sub and its US affiliate. If the Lender has exercised the foregoing purchase option, then (i) the Borrower shall, and shall cause its affiliates to, comply with all reasonable requests from the Lender in terms of R&D and production; and (b) the Lender has the option to establish R&D and/or manufacturing facilities in Japan.

EXHIBIT C

TERM LOAN B

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Type and Amount of Facility:	Term Loan B Facility in an aggregate principal amount of $40 million.

Term Loan B Facility Maturity Date:	3 years from the Closing Date.

Amortization:	Any unconverted portion of the Term Loan B Facility shall be due and payable on the Term Loan B Facility Maturity Date.

Conversion Price:	Such amount in USD as calculated based on the average closing share price of the shares of the Borrower for the 15 consecutive trading days commencing on the date on which the Stock Exchange of Hong Kong (SEHK) announcement of the Acquisition is made, plus 10% premium.

Conversion shall be subject to anti-dilution adjustments including, without limitation:

• consolidation, subdivision or reclassification;

• capitalization of profits or reserves;

• rights issues of shares or options over shares;

• rights issues of other securities;

• issuance of new shares at less than the prevailing Conversion Price*;

• issuance of other securities at less than the prevailing Conversion Price*;

• modification of rights of conversion; and

• other offers to shareholders.

* Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before such issue by the following fraction:

(A+B) / C

A = number of shares in issue immediately before the new issue

B = number of shares which the aggregate consideration receivable for the new issue would purchase at the then Conversion Price

C = number of shares in issue immediately after the new issue

For the avoidance of doubt, any capital increase or equity linked securities issuance to refinance the Term Loan C Facility shall trigger a corresponding adjustment to the Conversion Price.

Conversion Period:	The Term Loan B Facility shall be convertible into ordinary shares of the Borrower listed on the SEHK (“Conversion Shares”), in whole or in part and at the option of the Lender, at the Conversion Price at any time prior to the Term Loan B Facility Maturity Date, subject only to (a) any restricted periods required by applicable law or regulation and (b) a restriction that on or prior to the second anniversary of the Closing Date, the Conversion Shares may not represent more than 2% of the total issued and outstanding shares of the Borrower.

Conversion Shares Ranking:	Conversion shares to be fully paid, unencumbered and to rank pari passu in all respects with the Borrower’s fully paid shares in issue on the date of conversion other than in respect of any distribution or corporate action for which the record date falls before conversion.

EXHIBIT D

TERM LOAN C

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Type and Amount of Facility:	Term Loan C Facility in an aggregate principal amount of $100 million.

Term Loan C Facility Maturity Date:	1 year from the Closing Date.

Amortization:	The Term Loan C Facility shall be due and payable on the Term Loan C Facility Majority Date

Prepayment:	No later than the Term Loan C Facility Maturity Date, the Borrower shall procure funds for repayment of the Term Loan C Facility by issuing new stocks or convertible bonds with net proceeds to the Borrower of at least $100 million or by other outside sources of funds approved by the Borrower’s board of directors. The funds so procured shall be first applied to the repayment of the Term Loan C Facility.

EXHIBIT E

CONDITIONS TO CLOSING

The commitment of the Lender under the Commitment Letter with respect to each of the Senior Credit Facilities, the consummation of the Transactions and the funding of the Senior Credit Facilities are subject to the conditions set forth in the Commitment Letter and satisfaction of each of the conditions precedent set forth below.

1. The Lender shall have reviewed, and be satisfied with, the final structure, terms and conditions and the documentation relating to the Acquisition, including the APA (collectively, the “Acquisition Documents”), and each of the other Transactions (it being understood that the Lender is satisfied with the draft of the APA and the disclosure schedules and exhibits thereto received by the Lender dated June 18, 2013. The Acquisition and the other Transactions shall be consummated concurrently with the initial funding of the Senior Credit Facilities in accordance with the Acquisition Documents, without waiver or amendment thereof or any consent thereunder (including any change in the purchase price) unless consented to by the Lender, it being understood that the Borrower will not waive or amend any condition precedent under the APA without the prior written consent of the Lender. Immediately following the Transactions, neither the Borrower nor any of its subsidiaries shall have any indebtedness or preferred equity other than as set forth in the Commitment Letter (or debt permitted to remain outstanding under the Facilities Documentation), and no default shall exist under any indebtedness of the Borrower or any of its subsidiaries. The Lender shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the Closing Date and the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under the Facilities Documentation.

2. Otsuka shall have reviewed, and be satisfied with, the ownership, corporate, legal, tax, management, capital structure and the financial condition of the Borrower and its subsidiaries (after giving effect to the Transactions) and any securities issued, and any indemnities, employment and other arrangements entered into, in connection with the Transactions.

3 The Borrower and its subsidiaries and the transactions contemplated by the Commitment Letter shall be in compliance, in all material respects, with all applicable foreign and U.S. federal, state and local laws and regulations, including all applicable environmental laws and regulations. All necessary governmental and third party approvals in connection with the Transactions shall have been obtained and shall be in effect and all waiting periods shall have expired.

4. The Lender shall have received all opinions, certificates and closing documentation as it shall reasonably request, in form and substance reasonably satisfactory to it, including but not limited to a solvency certificate.

5. Pro Forma EBITDA for the Borrower and the Acquired Business (calculated in a manner acceptable to the Lender) for the latest twelve-month period ending more than 15 days prior to the Closing Date shall not be less than $50 million, and the Pro Forma EBITDA for the Acquired Business (calculated in a manner acceptable to the Lender) for the latest twelve-month period ending more than 15 days prior to the Closing Date shall not be less than $20 million.

6. The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lender that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations.

7. All costs, fees, expenses (including, without limitation, legal fees and expenses and the fees and expenses of appraisers, consultants and other advisors) and other compensation payable to the Lender shall have been paid to the extent due.

8. The Lender shall have a perfected, first priority lien on and security interest in all assets as required in the Global Term Sheet under the heading “Security” but subject to any agreed security principles set forth in the Facilities Documentation.

9. The absence since December 31, 2012 of any event which has had or could reasonably be expected to have a Material Adverse Effect (as defined in the APA) or pose a material issue from a legal or regulatory perspective, or cause any material tax implication.

10. The absence of any Major Default. “Major Default” shall mean any events of default in the Facilities Documentation related to non-payment, specific covenants, insolvency events and illegality or repudiation events.

EXHIBIT B

FORM OF VOTING AGREEMENT(S)

FORM OF VOTING UNDERTAKINGS

MicroPort Scientific Corporation (the “Company”)

Level 28

Three Pacific Place

1 Queen’s Road East

Hong Kong

Wright Medical Group, Inc.

5677 Airline Road

Arlington, TN 38002

June 18, 2013

Dear Sirs,

Letter of undertakings (this “Letter”) in relation to the Proposed Acquisition of the OrthoRecon Segment from Wright Medical Technology, Inc. by the Company (the “Proposed Acquisition”)

Subject to the terms and conditions hereof, we hereby agree and support the Proposed Acquisition as described by the announcement to be approved by the directors of the Company (the “Announcement”).

In this connection, we refer to (i) the Proposed Acquisition which will be documented in an asset purchase agreement (as it may be amended from time to time, the “APA”), which we understand is currently under negotiation, to be entered into by a wholly-owned subsidiary of the Company (the “Purchaser”) and Wright Medical Group, Inc. (the “Seller”), pursuant to which the Purchaser will purchase and assume from the Seller and the Seller will sell and assign to the Purchaser and its designees, all of the Purchased Assets and the Assumed Liabilities (as to be defined under the APA), on the terms and subject to the conditions to be set forth in the APA; and (ii) the proposed provision by Otsuka Medical Devices Co., Ltd, a major shareholder in the Company, (“Otsuka”) to the Company of US$200 million senior loan facilities (“Facilities”) for the purpose of financing part of the purchase price payable by the Purchaser under the APA. It is understood that the terms of the Facilities will be set out initially in a commitment letter to be entered into between the Company and Otsuka at the time the APA is entered into (as it may be amended from time to time, the “Commitment Letter”). The Facilities will comprise three tranches: (i) term loan A of US$60 million, repayable one year after drawdown and including an option for Otsuka to purchase the Japanese subsidiary which the Purchaser will acquire from the Seller under the APA; (ii) term loan B of US$40 million, repayable three years after drawdown and convertible at the option of Otsuka into ordinary shares of the Company; and (iii) term loan C of US$100 million and repayable one year after drawdown.

The Proposed Acquisition and the financing pursuant to the senior credit facilities envisaged by the Commitment Letter and all related transactions are hereinafter collectively referred to as the “Transaction”. We acknowledge that, pursuant to the Rules Governing the Listing of Securities

FORM OF VOTING UNDERTAKINGS

on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”) (the “Listing Rules”), implementation or consummation of the Transaction requires approval of the independent shareholders of the Company at a general meeting of the Company (the “EGM”), notice of which will be set out in a circular to be sent to the shareholders of the Company in connection with the Transaction (“Circular”).

We confirm and undertake that we are the absolute beneficial owner (“Beneficial Owner”) of [            ] ordinary shares of US$0.00001 each in the Company (the “Shares”) listed on the Main Board of the Stock Exchange , with the power to vote or direct the voting of the Shares at general meetings of the Company.

1.	In consideration of the Company entering into the APA (which we acknowledge is to be done in reliance on the undertakings given by us in this Letter), we hereby irrevocably undertake:

(a)	to vote (in our capacity as shareholder of the Company) in favour, and/or to procure that all of the Shares are voted in favour, of such resolutions relating to the approval of the Proposed Acquisition, the Facilities, any other actions contemplated by the APA or the Commitment Letter (“Resolutions”) as may be proposed at the EGM, provided that the terms and conditions of the Transaction are consistent with the Announcement in all material respects and, to the extent we are allowed to vote under the Listing Rules and by the Stock Exchange;

(b)	to the extent that any of the Shares is not registered in our name, to procure that the registered holder(s) of the Shares take all such action as shall be necessary for the terms of this Letter to be complied with in full to the extent allowed under the Listing Rules and by the Stock Exchange;

(c)	prior to such time as our obligations under this Letter cease pursuant to paragraph 5 below, not to sell, transfer or otherwise dispose of, nor enter into any agreement (whether conditional or not) for the sale, transfer or other disposal of, any of the Shares or any interest in them;

(d)	not to exercise (or permit the exercise of) any voting power in relation to the Shares that would be inconsistent with the undertakings given in this Letter or adverse to the Transaction, without prejudice to the generality of the foregoing, not to exercise (or permit the exercise of) any such power in a manner inconsistent with the passing of the Resolutions at the EGM.

2.

[Grant of Proxy. We have revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Shares and hereby irrevocably appoint Seller as our proxy to vote the Shares for us and in our name, place and stead, at any annual, special or other meeting or action of the shareholders of the Company, including the EGM, as applicable, or at any adjournment thereof or pursuant to any consent of the shareholders of the Company, in lieu of a meeting or otherwise, in favor of the Resolutions. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, Seller may vote the Shares in

FORM OF VOTING UNDERTAKINGS

furtherance of its own interests, and Seller is not acting as a fiduciary for us. Seller agrees that its sole remedy for any breach of this Letter by us will be limited to enforcing our obligations to vote the Shares in favor of the Resolutions at the EGM, whether through the enforcement of the irrevocable proxy granted by this paragraph or by our voting such Shares in favor of the Resolutions and that money damages will not be an available remedy for Seller.]

3.	Our entry into and performance of this Letter are on condition that [ ] (the “Obligor(s)”) have entered into or will enter into their respective voting undertakings (including lock-up obligations) in substantially the same form as this Letter. We and each Obligor will cooperate to enforce the obligations of each other Obligor and use our best endeavors in procuring the other Obligors to vote in favour of the Resolutions as may be proposed at the EGM. . In furtherance of the foregoing, neither party to this Letter will seek a waiver of its respective obligations under this Letter or encourage any of the other Obligors to seek similar actions.

4.	We consent to all references to this Letter and its contents and to us in the Circular in the form and context in which they will appear provided that the final draft of those parts of the Circular referring this Letter or us shall be circulated to us in advance for our review and our reasonable comments are taken into account.

5.	We understand that the information provided to us in relation to the Transaction is given in confidence and is likely to be “inside information” under the Securities and Futures Ordinance of Hong Kong (Cap. 571) (“SFO”) and must be kept confidential until the formal announcement containing details of the Proposed Acquisition is made to the public through the websites of the Company and the Stock Exchange. We also understand that the use or disclosure of such information may be regulated or prohibited by applicable legislation relating to insider dealing, including the SFO, and we will not to use such information for any unlawful purpose.

6.	The undertakings set out in paragraphs 1 and 2 of this Letter will cease to have effect on the earlier to occur of (i) 15 January, 2014; (ii) the vote upon each of the Resolutions having been taken; and (iii) the APA having been validly terminated.

7.	It is intended that this Letter shall take effect as a deed. This Letter shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), and we hereby submit to the non-exclusive jurisdiction of the Hong Kong courts to settle any dispute arising out of or in connection with this Letter.

FORM OF VOTING UNDERTAKINGS

IN WITNESS whereof this deed has been executed by us, or on our behalf and is intended to be and is hereby delivered on the day and year first above written.

The common seal of [ ]	)
was affixed hereto	)
in the presence of:	)	[Director]
)
)

Signature of witness:

Name:
Occupation:
Address:

EXHIBIT D

FORM OF TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT

BY AND AMONG

[                    ],

[                    ]

AND

[                    ]

Dated as of [    ], 2013

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is dated as of [    ], 2013, by and among:

(A)	[ ], (“Purchaser”);

(B)	[ ], (“Parent”) and

(B)	[ ], (“Seller”).

RECITALS

WHEREAS, in connection with the transactions contemplated by the Asset Purchase Agreement, dated as of [    ], 2013, by and among Purchaser, Parent and Seller (the “Asset Purchase Agreement”), the parties contemplate that during the Term (as defined Section 3.1), each Party will provide certain transitional services as Service Provider to Service Recipient, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS.

For purposes of this Agreement, Purchaser will be considered “Service Provider” and Seller will be considered “Service Recipient” with respect to any Services (as defined in this Section 1) provided by Purchaser to Seller pursuant to the terms of this Agreement, and Seller will be considered “Service Provider” and Purchaser will be considered “Service Recipient” with respect to any Services provided by Seller to Purchaser pursuant to the terms of this Agreement. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement. For the purpose of this Agreement, the following capitalized terms shall have the following meanings.

“Additional Services” shall have the meaning set forth in Section 2.5.

“Agreement” shall have the meaning set forth in the Preamble and shall include all Schedule of Services whether attached hereto or added subsequently pursuant to the terms of this Agreement.

“Asset Purchase Agreement” shall have the meaning set forth in the Recitals.

“Claim” shall have the meaning set forth in Section 11.2.

“Confidential Information” shall have the meaning set forth in Section 10.1.

“Disclosing Party” shall have the meaning set forth in Section 10.2.

“Effective Date” shall mean the Closing Date, as such term is defined in the Asset Purchase Agreement.

“Expenses” shall have the meaning set forth in Section 4.2.

“Losses” shall have the meaning set forth in Section 11.1.

“Parent” shall have the meaning set forth in the Preamble.

“Purchaser” shall have the meaning set forth in the Preamble.

“Receiving Party” shall have the meaning set forth in Section 10.2.

“Seller” shall have the meaning set forth in the Preamble.

“Services” shall include all services to be provided by Purchaser to Seller or by Seller to Purchaser, as the case may be, as described on any Transition Service Schedule, including any Additional Services.

“Service Provider” shall have the meaning set forth in this Section 1.

“Service Provider Representative” shall be any individual initially designated by a Service Provider to provide the applicable Service. Either Service Provider may designate a new Service Representative with notice to the Service Recipient.

“Service Recipient” shall have the meaning set forth in this Section 1.

“Service Term” shall have the meaning set forth in Section 2.2.

“Term” shall have the meaning set forth in Section 3.1.

“Transition Service Schedule” shall have the meaning set forth in Section 2.1.

2. SERVICES.

2.1. Schedules and Precedence. This Agreement shall govern the provision of transitional Services described in the schedules attached to and made a part of this Agreement (each individual schedule, a “Transition Service Schedule”). If there is any inconsistency between the terms of any Transition Service Schedule and the terms of this Agreement, the terms of such Transition Service Schedule shall govern.

2.2. Information. Each Transition Service Schedule shall set forth, among other things:

(a) a description of the Service to be provided;

(b) the term during which the Service will be provided (the “Service Term”);

(c) any locations where Services are to be provided;

(d) any Service Provider Representatives for such Service and the primary work location of such Service Provider Representatives;

(e) the maximum percentage of the applicable Service Provider Representative’s working time to be allocated to the Services, based upon a normal 40-hour work week;

(f) the monthly charges due to Service Provider, if any, for the Service as described in Section 4.1; and

(g) any other terms applicable thereto on the Transition Service Schedule.

2.3. Service Levels. Each Party shall ensure Services provided by such Party are performed in a manner consistent with the terms and conditions contained herein and at a level that is substantially similar to the reasonable past practices with respect to such Service as performed internally by Seller immediately preceding the Effective Date, and in accordance with applicable law.

2.4. Additional Resources. Except as provided in a Transition Service Schedule, and except as provided by Applicable Law, in providing the Services, neither Party, in providing Services hereunder, shall be obligated to:

(a) hire any additional employees;

(b) maintain the employment of any specific employee;

(c) purchase, lease or license any additional equipment or software; or

(d) pay any costs related to the transfer or conversion of the Service Recipient’s data to the Service Recipient or any alternate supplier of Services.

2.5. Additional Services. During the Term, the parties may identify additional services that one Party will provide to the other Party in accordance with the terms of this Agreement (the “Additional Services”). Upon Agreement, the parties shall execute additional written Transition Service Schedules for such Additional Services. Neither Party shall have any obligation to execute any additional Transition Service Schedules.

2.6. Change Order Process. Any change in the scope or duration of any Service described in or other amendment to a Transition Service Schedule must be in writing and signed by the parties.

3. TERM AND TERMINATION.

3.1. Term. This Agreement shall commence on the Effective Date and remain in effect until the last day that any Service Term in any Transition Service Schedule remains in effect (the “Term”), unless earlier terminated under this Section 3. With respect to each Service, such Service shall begin upon the applicable start date set forth in the Transition Services Schedule (or the Effective Date if no start date is identified) and shall continue for the longest duration, or until the end date, for such Services set forth in the Transition Services Schedule, unless earlier terminated under this Section 3. This Agreement may be extended by the parties in writing, either in whole or with respect to one or more of the Services.

3.2. Termination.

3.2.1. Either Party may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to such Party as Service Recipient hereunder, for any reason or for no reason, at any time upon at least sixty (60) days prior written notice to the other Party in its capacity as Service Provider, unless the specific Transition Service Schedule provides otherwise and provided that any termination will not relieve the terminating Party of any payment obligations for Services provided to such Party prior to the date such written notice of termination is delivered. Any termination of Services under this Section 3.2.1 shall have no effect on the obligations of the terminating Party as Service Provider under this Agreement.

3.2.2. Subject to the provisions of Section 13 below, either Party may terminate this Agreement in its entirety or with respect to affected Services if the other Party materially breaches a material provision with regard to those Services and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within ninety (90) days (thirty (30) days in the event of a payment breach) after receiving notice of the breach.

3.2.3. Any provision that by its nature should survive, including but not limited to, the provisions of Section 4, Section 10, Section 11, Section 12 and Section 14, shall survive the termination of this Agreement.

4. PAYMENT TERMS.

4.1. Charges for Services. Each Party shall pay the charges, if any, set forth on the applicable Transition Service Schedule for each Service listed therein as adjusted, from time to time, in accordance with Section 4.3 hereof. Each Service shall be provided at the Service Provider’s cost, without any percentage mark-up or other measure of profit.

4.2. Expenses. Each Party, in its capacity as Service Recipient, shall, for each Service performed, reimburse Service Provider for any reasonable documented out-of-pocket expenses payable to third parties which are incurred by such Service Provider or its Affiliates in connection with such Service Provider’s provision of the Services (“Expenses”); provided, that the Expenses shall not include the allocation of any corporate overhead or similar expenses incurred by such Service Provider or its Affiliates in connection with the performance of the Services.

4.3. Payment Terms. Each Party shall invoice the other Party monthly for all charges pursuant to this Agreement. Such invoices shall contain reasonable detail of the Service provided and the charge therefor. Each Party shall pay all undisputed amounts due for Services provided hereunder within thirty (30) days from receipt of an invoice therefor. Late payments shall bear interest at the lesser of 12% per annum or the maximum rate allowed by law. Failure to pay undisputed amounts due hereunder pursuant to the terms of this Agreement is agreed by the parties to be a material breach and the non-breaching Party may terminate this Agreement under Section 3.2 hereof.

4.4. Disputed Amounts. Except as the parties may expressly agree in writing, amounts due hereunder shall not be offset by amounts owed under this Agreement or due under any other agreement. Further, the parties agree that disputes related to amounts due under this Agreement or any other agreement shall not serve as grounds to delay undisputed payment obligations under this Agreement.

5. TRANSITION SERVICE RESPONSIBILITIES.

5.1. Responsibilities of Service Provider. Subject to Section 2.4, each Party shall maintain sufficient resources to perform its obligations hereunder. Any specific performance criteria for a specific Service will be set forth in the corresponding Transition Service Schedule.

(a) Each Party, in its capacity as Service Provider, shall provide technical assistance and training to Service Recipient personnel to the extent specified in the relevant Transition Service Schedule; and

(b) Each Party, in its capacity as Service Provider, shall make reasonable efforts to notify Service Recipient of problems with the Service Recipient’s work environment that might interfere with the provision of Services hereunder.

5.2. Responsibilities as Service Recipient. Each Party, in its capacity as Service Recipient, shall:

(a) provide Service Provider with access to its facilities as is reasonably necessary for Service Provider to perform the Services it is obligated to provide hereunder;

(b) provide Service Provider with information and documentation reasonably necessary for Service Provider to perform the Services it is obligated to provide hereunder; and

(c) make available, as reasonably requested by Service Provider, reasonable access to resources and provide timely decisions in order that Service Provider may perform its obligations hereunder.

5.3. Mutual Responsibilities. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include:

(a) exchanging information relevant to the provision of Services hereunder;

(b) good faith efforts to mitigate problems with the work environment interfering with the Services; and

(c) each Party requiring its personnel to obey any security regulations and other published policies of the other Party while on the other Party’s premises.

6. INTELLECTUAL PROPERTY.

6.1. Existing Ownership Rights Unaffected. Except as expressly set out in this Section 6, neither Party will gain, by virtue of this Agreement, any rights of ownership or use of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other Party.

6.2. Trademarks. Neither Party is granted any ownership in or license to the Trademarks of the other Party.

6.3. Removal of Marks. The parties agree that neither will remove any copyright notices, proprietary markings, Trademarks or other indicia of ownership of the other Party from any materials of the other Party.

7. RELATIONSHIP BETWEEN THE PARTIES. The parties to this Agreement are and shall remain independent contractors and neither Party is an employee, agent, partner, franchisee or joint venturer of or with the other. Each Party will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its employees. Neither Party shall hold itself out as an agent of the other and neither Party shall have the authority to bind the other.

8. AFFILIATE PERFORMANCE. Each Party may engage one or more Affiliates to perform all or any portion of such Party’s duties under this Agreement in its capacity as Service Provider, provided that such Party remains responsible for the performance of such Affiliates.

9. INSURANCE. Each Party shall maintain, during the Term of this Agreement, such insurance policies issued by reputable insurance providers that such Party deems, in its sole discretion, is customary with companies in the same or similar businesses operating in the same or similar locations as such Party.

10. CONFIDENTIALITY.

10.1. During the period beginning on the Effective Date and ending on the date that is three (3) years from the date of termination of this Agreement, each Party shall retain in strict confidence, and shall cause such Party’s Representatives to retain in strict confidence, all information and data relating to the other Party received pursuant to this Agreement, including but not limited to, information regarding its business, employees, development plans, programs, documentation, techniques, trade secrets, systems and know-how (“Confidential Information”), and shall not use such Confidential Information other than in connection with performance of this Agreement and, unless otherwise required by law, disclose such information to any third party without the other’s prior written consent, except for Confidential Information that:

(a) is or becomes generally available to the public other than as a result of a breach of this Agreement by a Party or any of its Affiliates;

(b) is or becomes available to a Party or any of its Affiliates on a non-confidential basis from a source other than the other Party and its Affiliates; provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of, confidentiality to the other Party or any of its Affiliates; or

(c) is independently developed by a Party or any of its Affiliates without use of any Shared Confidential Information or violation of any obligation hereunder, as evidenced by such Party’s or its Affiliates’ (as applicable) contemporaneous written records.

10.2. In the event that either Party (the “Receiving Party”) receives a request to disclose all or any part of any Confidential Information under the terms of a subpoena, Order, civil investigative demand or similar process issued by a court of competent jurisdiction or by another Governmental Entity or the Hong Kong Stock Exchange, the Receiving Party agrees to (i) immediately notify the other Party (the “Disclosing Party”) of the existence, terms and circumstances surrounding such request; (ii) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such request, at Disclosing Party’s expense; and (iii) if disclosure of such information is required, furnish only that portion of the Confidential Information that, in the advice of counsel to Receiving Party, such Receiving Party is legally required to disclose and advise the Disclosing Party as far in advance of such disclosure as reasonably possible so that the Disclosing Party may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. In any event, Disclosing Party shall not oppose actions by Receiving Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. Notwithstanding anything to the contrary, each Party and its Representatives will be permitted to disclose Confidential Information or any portion thereof, without notice to the other Party, upon the routine request of any Governmental Entity or the Hong Kong Stock Exchange having authority to regulate or oversee any aspect of such Party or its Representatives’ business or that of such Party’s Affiliates, provided that each Party or its Representatives shall advise the Governmental Entity or the Hong Kong Stock Exchange of the confidential nature of such information.

10.3. Each Party hereby acknowledges that the Confidential Information of the other Party may still be under development, or may be incomplete, and that such information may relate to products that are under development or are planned for development. NEITHER PARTY MAKES ANY REPRESENTATIONS REGARDING THE ACCURACY OF CONFIDENTIAL INFORMATION. Neither Party shall have responsibility for any expenses, losses or actions incurred or undertaken by the other Party as a result of the other Party’s receipt or use of Confidential Information.

10.4. It is understood and agreed that money damages may not be a sufficient remedy for any breach of this Section 10, and that the Disclosing Party may be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 10, but shall be in addition to all other remedies available at law or equity to the Disclosing Party.

11. INDEMNIFICATION.

11.1. Each Party hereby agrees to indemnify, defend and hold harmless the other Party and its officers, directors, agents, employees and Affiliates, from and against any and all Damages, including reasonable attorneys’ fees (collectively, “Losses”) arising out of, relating to or resulting from (i) such Party’s gross negligence or willful misconduct related to this Agreement or (ii) such Party’s execution of an instruction of the other Party in its capacity as Service Recipient regarding an action to be taken under this Agreement.

11.2. An indemnifying party’s indemnification obligations hereunder shall be conditioned upon (A) the indemnified party providing the indemnifying party with written notice describing such indemnification claim (“Claim”) in reasonable detail in light of the circumstances then known and then providing the indemnifying party with further notices to keep it reasonably informed with respect thereto; provided, however, that failure of the indemnified party to provide such notice or to keep the indemnifying party reasonably informed as provided herein shall not relieve the indemnifying party of its obligations hereunder except to the extent, if any, that the indemnified party is materially prejudiced thereby; (B) the indemnifying party being entitled to participate in such Claim and assume the defense thereof with counsel reasonably satisfactory to the indemnified party, at the indemnifying party’s sole expense; and (C) the indemnified party reasonably cooperating with the indemnifying party, at the indemnifying party’s sole cost and expense, in the defense of any Claim. The indemnifying party will not accept any settlement unless the settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the indemnified party, from all liability with respect to the matters that are subject to such Claim, without the indemnified party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. The indemnified party may participate in the defense of any Claim with counsel reasonably acceptable to the indemnifying party, at the indemnified party’s own expense.

11.3. With the exception of any claims of fraud or intentional misrepresentation which are proven and upon which a judgment entered in the involved proceeding shall be expressly based, each Party expressly agrees that the provisions of Section 11 shall be the exclusive remedy for all claims of breach or indemnification pursuant to this Agreement.

11.4. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT.

12. LIMITATION OF LIABILITY, DISCLAIMER OF CONSEQUENTIAL DAMAGES AND CAP ON LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR CLAIMS PURSUANT TO SECTION 10: (A) NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, DIRECT, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE

PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES EXCEPT TO THE EXTENT A PARTY IS LIABLE TO AN UNAFFILIATED THIRD PARTY WITH RESPECT THERETO; AND (B) EACH PARTY’S LIABILITY FOR DAMAGES HEREUNDER SHALL NOT EXCEED THE AMOUNT OF THE FEES PAID (OR PAYABLE) BY SERVICE RECIPIENT TO SERVICE PROVIDER UNDER THE APPLICABLE TRANSITION SERVICES SCHEDULE FROM WHICH SUCH CLAIM ARISES.

13. FORCE MAJEURE. Each Party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Service Recipient to make payments to Service Provider for Services already rendered, if such failure or delay is caused by any act of God, any accident, explosion, fire, act of terrorism, storm, earthquake, flood or any similar circumstance or event.

14. MISCELLANEOUS.

14.1. Entire Agreement; Assignment; Successors. This Agreement, including the other documents and agreements specifically referenced to herein, (a) constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) may not be assigned by operation of Law or otherwise; provided, however, that Purchaser may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment of this Agreement in contravention of this Section shall be null and void and of no force or effect. Subject to the preceding sentences of this Section 14.1, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

14.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated herein shall be consummated as originally contemplated to the fullest extent possible.

14.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) if by facsimile, upon electronic confirmation of receipt by facsimile, provided that a copy of such notice or other communication is promptly mailed by registered or certified mail, return receipt requested, postage prepaid, following the transmission of such facsimile, (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. In addition to the requirements of the immediately foregoing sentence, a copy (which copy shall not constitute notice) of all notices and other communications hereunder shall be sent by email, with the subject line “Project Raider Notice.” All notices hereunder shall be delivered to the addresses set forth below:

(a) if to Purchaser:

[                                         ]

[                                         ]

Attention: [                    ]

Fax: [                                        ]

and to (which copy shall not constitute notice):

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention: Jackie Liu

Fax: (415) 268-7522

Email: JLiu@mofo.com

and to each of the following Persons (which copies shall not constitute notice):

[                                         ]

[                                         ]

Attention: [                    ]

Fax: [                                        ]

[                                         ]

[                                         ]

Attention: [            ]

Fax: [            ]

(b) if to Seller:

[                                         ]

[                                         ]

Attention: [                    ]

Fax: [                                        ]

and to (which copy shall not constitute notice):

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Marko Zatylny

Fax: (617) 235-0751

Email: Marko.Zatylny@ropesgray.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

14.4. Governing Law. This Agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws principles thereof.

14.5. Jurisdiction; Waiver of Jury Trial. Any judicial proceeding brought against any of the Parties to this Agreement or any dispute arising out of this Agreement or related hereto may be brought in the courts of the State of Delaware, or in the United States District Court for the District of Delaware, and, by execution and delivery of this Agreement, each of the Parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the Parties to this Agreement. Each of the Parties to this Agreement agree that service of any process, summons, notice or document by U.S. mail to such Party’s address for notice hereunder shall be effective service of process for any action, suit or proceeding in the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

14.6. Interpretation; Article and Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, subsections, clauses, Exhibits and Schedules are references to Articles, Sections, subsections, clauses, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include” or “including” mean “include, without limitation,” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list. The word “or” shall not be limiting or exclusive. References to days are to calendar days; provided, that any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next Business Day. Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to Seller mean and shall refer to Seller and its Subsidiaries and each of their successors, assigns and (if applicable) predecessors-in-interest. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

14.7. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns and, except as expressly provided herein in Section 11 with respect to indemnified parties, nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

14.8. Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

14.9. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of the Parties.

14.10. Waivers. No failure or delay of a Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

14.11. No Presumption Against Drafting Party. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PURCHASER [NAME]

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PARENT [NAME]

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SELLER [NAME]

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

EXHIBIT E

FORM OF CERTIFIED CLOSING REPORT

WRIGHT MEDICAL GROUP, INC.

FORM OF CERTIFIED CLOSING REPORT

Dated [                    ]

This CERTIFIED CLOSING REPORT is made and delivered by Wright Medical Group, Inc., a Delaware corporation (the “Company”), pursuant to Section 1.5 of that certain Asset Purchase Agreement, dated as of June 18, 2013 (the “Purchase Agreement”), by and among the Company, MicroPort Scientific Corporation, corporation formed under the laws of the Cayman Islands, and MicroPort Medical B.V., a besloten vennootschap formed under the laws of the Netherlands (“Purchaser”). Capitalized terms used but not otherwise defined in this Certified Closing Report will have the same meanings ascribed to such terms in the Purchase Agreement.

The undersigned, Lance A. Berry, does hereby certify to Purchaser on behalf of the Company as follows:

1. He is the duly elected, qualified and acting Chief Financial Officer of the Company.

2. Attached hereto as Exhibit A is an estimated unaudited consolidated balance sheet as of the Closing Date of the Business prepared in accordance with the Accounting Practices and Procedures.

3. Attached hereto as Exhibit B is a list, prepared in good faith, of the estimated Assumed Accounts Receivable, the estimated Assumed OrthoRecon Accounts Payable and the Estimated Assumed Extremities Accounts Payable, in each case as of the Closing.

4. Attached hereto as Exhibit C a good faith estimate of the value of the Inventory of the Business as of the Closing, including a detailed listing of Inventory for the Transferred Company and each Asset Transferring Company as of the date of delivery of the Certified Closing Report.

5. Attached hereto as Exhibit D is a good faith estimate of the Estimated Net Working Capital, including a good faith estimate of the Net Working Capital for the Transferred Company as of the Closing.

6. Attached hereto as Exhibit E is a statement of the Purchase Price.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this CERTIFIED CLOSING REPORT as of the date first written above.

WRIGHT MEDICAL GROUP, INC.

By:
Name:	Lance A. Berry
Title:	Chief Financial Officer

[SIGNATURE PAGE TO CERTIFIED CLOSING REPORT]

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E

EXHIBIT F

FORM OF DEED

[SUBJECT TO CONFIRMATION FROM RECORDING OFFICE AND LOCAL COUNSEL]

THIS INSTRUMENT PREPARED BY AND WHEN RECORDED RETURN TO: [—]	PROPERTY OWNER: [—]	MAIL TAX BILLS TO: [—]	PROPERTY ADDRESS: [—]	TAX ID NO.: [—]

SPECIAL WARRANTY DEED

THIS INDENTURE, made as of the [—] day of [—], 2013, between [—], a [—] (“Grantor”), and [—], a [—] (“Grantee”).

W I T N E S S E T H:

That Grantor, for and in consideration of the sum of Ten and no/100 Dollars ($10.00) and for other good and valuable consideration in hand paid by Grantee, the receipt of which is hereby acknowledged, has granted, bargained, sold and conveyed, and does hereby grant, bargain, sell and convey unto Grantee the following described premises, with the hereditaments and appurtenances thereto appertaining, to-wit:

SITUATE in the [—] District of [—] County, Tennessee, without the corporate limits of the City of [—], Tennessee, and being more particularly bounded and described as shown on Exhibit A attached hereto (the “Property”).

This being the same real estate conveyed to Grantor by Deed of record under Instrument No. [—] in the Register’s Office of [—] County, Tennessee.

TO HAVE AND TO HOLD the Property to the said Grantee, its successors and assigns forever.

And Grantor, for itself, its successors and assigns, does hereby covenant with Grantee, its representatives, successors and assigns, that Grantor is lawfully seized in fee of the Property, that Grantor has good right to sell and convey the Property; that the Property is unencumbered, except for those matters described on Exhibit B attached hereto; and that Grantor will forever warrant and defend the title to the Property against the lawful claims of all persons claiming, by, through or under the Grantor, but not otherwise.

THE PREPARER OF THIS DEED MAKES NO REPRESENTATION AS TO THE STATUS OF TITLE TO THE PROPERTY DESCRIBED ON EXHIBIT A HERETO. THIS DEED HAS BEEN PREPARED SOLELY FROM INFORMATION FURNISHED TO THE PREPARER WHO MAKES NO REPRESENTATION WHATSOEVER OTHER THAN IT HAS BEEN ACCURATELY TRANSCRIBED FROM THE INFORMATION PROVIDED. The terms “Grantor” and “Grantee” and any pronouns shall be read in the singular and plural number and in such gender as the context may require.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Grantor has executed this instrument the date first above written.

[—], a [—]

By:
Name:
Its:

STATE OF

COUNTY OF

Before me,                     , of the State and County aforesaid, personally appeared                     , with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, swore to and acknowledged himself to be                      of [—], the within-named Grantor, a [—], and that he as such                     , executed the foregoing instrument for the purpose therein contained, by signing the name of the [corporation/company/partnership] by himself/herself as                     .

WITNESS my hand and seal at office in             , this      day of             , 2013.

[SEAL]
Notary Public

My commission expires:

I, or we, hereby swear or affirm that the actual consideration for this transfer or value of the property transferred, whichever is greater, is $        , which amount is equal to or greater than the amount which the property transferred would command at a fair and voluntary sale.

Affiant

Subscribed and sworn to before me this      day of             , 2013.

[SEAL]
Notary Public

My commission expires:

[Special Warranty Deed]

Exhibit A

[INSERT LEGAL DESCRIPTION]

Exhibit B

Permitted Encumbrances

EXHIBIT G

[RESERVED]

EXHIBIT H

FORM OF EQUITY TRANSFER AGREEMENT

EQUITY TRANSFER AGREEMENT

[            ], 2013

Reference is made to that certain Asset Purchase Agreement (the Agreement) dated as of the date hereof between Warlock (as Seller), Raider Parent and Raider (as Purchaser). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

At the Closing and upon the terms and subject to the conditions of this agreement, Seller will transfer to Purchaser all of Seller’s rights, title and interest in and to the Equity Interests, free and clear of all Encumbrances and shall deliver all share certificates representing the Equity Interests to Purchaser. Seller shall retain all rights with respect to, and be entitled to, any refund of Taxes allocable to any Pre-Closing Period Taxes of the Transferred Company, and Purchaser will promptly deliver to Seller any such refund it may receive. Purchaser will consider any reasonable request of Seller to file (or cause to be filed), at the sole cost and expense of Seller, a Tax Return (including an amended Tax Return) or any other document claiming any refund of Taxes to which Seller is entitled pursuant to the foregoing sentence. It is expressly understood and agreed that any decision of whether to file any such Tax Return or document following the Closing shall be within the sole discretion of Purchaser.

Immediately following the Closing, the Transferred Company will promptly register the transfer of the ownership of the Equity Interests to Purchaser (or one of Raider Parent’s subsidiaries, as designated by Purchaser) in the shareholders registry of the Transferred Company.

Seller and Purchaser acknowledge and agree that the consideration for the sale of the Equity Interests is to be paid at Closing pursuant to the terms of the Agreement. Seller and Purchaser further acknowledge that, as disclosed on Schedule 2.18(b) of the Seller Disclosure Schedule, the Transferred Company is the subject of certain Tax audits in Japan that will require the Transferred Company to become liable for and to pay additional Taxes with respect to Tax periods ending on or before the Closing Date, and that the total amount of this additional liability may not be known until after the Closing Date. As a result, Seller and Purchaser agree that Seller will reimburse Purchaser promptly (but in any event within five (5) Business Days after the applicable payment obligation arises) for the full amount of any Liability that the Transferred Company or Purchaser (or any Affiliate thereof) may have for Taxes of the Transferred Company that relate to any Pre-Closing Period (including any Pre-Closing portion of any Straddle Period) in connection with any audit, including such audit disclosed in Schedule 2.18(b) of the Seller Disclosure Schedule. Seller expressly acknowledges that the reimbursement obligation pursuant to this agreement shall be made without taking into account the limitations on indemnification provided in Sections 8.2(c)(i) of the Agreement. Seller shall pay to Purchaser the reasonable costs and expenses incurred by Purchaser (including reasonable attorneys’ fees and expenses) in connection with the enforcement of its rights hereunder, together with interest on the reimbursement amounts due under this agreement from the latest date such payment is required to be paid at the prime lending rate prevailing during such period as published in The Wall Street Journal, New York edition.

[Warlock]

[ ]

By:
Name:
Title:

[Raider]

By:
Name:
Title:

EXHIBIT I

FORM OF FIRPTA AFFIDAVIT

[NAME OF TRANSFERRING COMPANY]

SECTION 1445 CERTIFICATE OF NON-FOREIGN STATUS

This certificate is delivered pursuant to Section 7.2(xvii) of the Asset Purchase Agreement dated as of June 18, 2013 by and among [Raider Parent], a [corporation] formed under the laws of [            ] (“Parent”), [Raider], a [corporation] formed under the laws of [            ] (the “Purchaser”), and [Warlock], a Delaware corporation (the “Seller”).

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform [            ] (the “Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by [            ] (the “Transferor”) the undersigned hereby certifies the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and income tax regulations);

2.	Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the income tax regulations;

3.	Transferor’s U.S. employer identification number is ; and

4.	Transferor’s office address is .

Transferor understands that this certificate may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

[Signature page follows]

Under penalties of perjury I declare that I have examined this certificate and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor

Date: [—], 2013

[Name of transferring Company]

By:

Printed Name:

Title:

EXHIBIT J

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”) is dated as of [    ], 2013 (the “Closing Date”), by and among:

(A) [RAIDER], a [corporation] formed under the laws of [            ] (“Purchaser”);

(B) those affiliates of Purchaser which are signatories hereto (collectively, the “Purchaser Designated Affiliates”);

(C) [WARLOCK], a Delaware corporation (“Seller”); and

(D) those subsidiaries of Seller which are signatories hereto (collectively, the “Asset Transferring Companies”).

Seller and the Asset Transferring Companies are collectively referred to herein as the “Transferring Companies”.

WHEREAS, [Raider Parent], Purchaser and Seller have entered into an Asset Purchase Agreement, dated as of June [14], 2013 (the “Asset Purchase Agreement”; capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement);

WHEREAS, the Asset Purchase Agreement provides for, among other things, the assignment by the Transferring Companies and the assumption by Purchaser or the Purchaser Designated Affiliates of the Assumed Liabilities, on the terms and conditions provided in the Asset Purchase Agreement;

WHEREAS, the execution and delivery of this Assignment and Assumption Agreement is a condition to the obligations of Seller to consummate the transactions contemplated by the Asset Purchase Agreement; and

WHEREAS, the parties now desire to carry out the intent and purpose of the Asset Purchase Agreement by the execution and delivery of this Assignment and Assumption Agreement evidencing the assignment by the Transferring Companies and the assumption by Purchaser and the Purchaser Designated Affiliates of all of the Assumed Liabilities [other than those liabilities being assumed pursuant to separate instruments of assumption in [            ], [            ] and [            ]] (the “Purchaser Assumed Liabilities”).

NOW, THEREFORE, pursuant to, and in accordance with, the Asset Purchase Agreement, and in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained in the Asset Purchase Agreement and contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. The Transferring Companies hereby assign to each Purchaser Designated Affiliate, and each Purchaser Designated Affiliate hereby assumes, the Purchaser Assumed Liabilities related to the Purchased Assets assigned and transferred to such Purchaser Designated

Affiliate. The Transferring Companies hereby assign to Purchaser, and Purchaser hereby assumes, all Purchaser Assumed Liabilities not assigned to, and assumed by, the Purchaser Designated Affiliates pursuant to the immediately preceding sentence. The Purchaser and Purchaser Designated Affiliates covenant and agree to pay, honor and discharge the Purchaser Assumed Liabilities assumed pursuant to this Section 1 in due course in accordance with the terms applicable thereto.

Section 2. Each of the parties hereto covenants and agrees to do, execute, acknowledge and deliver, at the request of any other party hereto, all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the assumptions contemplated by this Assignment and Assumption Agreement.

Section 3. This Assignment and Assumption Agreement is executed by the Transferring Companies, Purchaser and the Purchaser Designated Affiliates, and shall be binding upon such parties and their respective successors and assigns, for the uses and purposes set forth and referred to above, effective immediately upon the Closing Date.

Section 4. To the extent that any provision of this Assignment and Assumption Agreement is construed to conflict with a provision in the Asset Purchase Agreement, the provision in the Asset Purchase Agreement shall control.

Section 5. Subject to the immediately following sentence, this Assignment and Assumption Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Assignment and Assumption Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties or as otherwise contemplated by the Asset Purchase Agreement.

Section 6. Each of the Transferring Companies, Purchaser and the Purchaser Designated Affiliates hereby acknowledges and agrees that none of the representations, warranties, covenants, rights or remedies of any party under the Asset Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by the execution and acceptance of this Assignment and Assumption Agreement.

Section 7. This Assignment and Assumption Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of Purchaser and Seller.

Section 8. If any provision of this Assignment and Assumption Agreement, as applied to any party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Assignment and Assumption Agreement shall continue in full force and effect without said provision. Upon any determination that any provision is illegal, unenforceable or void, Purchaser and Seller shall negotiate in good faith to modify this Assignment and Assumption Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 9. This Assignment and Assumption Agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws principles thereof.

Section 10. This Assignment and Assumption Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Assignment and Assumption may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

[Signatures Follow On Separate Pages]

IN WITNESS WHEREOF, each of the undersigned has caused this Assignment and Assumption Agreement to be signed by its duly authorized representative as of the date first written above.

“Seller”

[WARLOCK]

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

“Asset Transferring Company”

[ ]

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

“Purchaser”

[RAIDER]

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

“Purchaser Designated Affiliate”

[ ]

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

EXHIBIT K

FORM OF BILL OF SALE

GENERAL ASSIGNMENT AND BILL OF SALE

THIS GENERAL ASSIGNMENT AND BILL OF SALE (this “Bill of Sale”) is dated as of [    ], 2013, by and among:

(A) [RAIDER], a [corporation] formed under the laws of [            ] (“Purchaser”);

(B) those affiliates of Purchaser which are signatories hereto (collectively, the “Purchaser Designated Affiliates”);

(C) [WARLOCK], a Delaware corporation (“Seller”); and

(D) those subsidiaries of Seller which are signatories hereto (each an “Asset Transferring Company” and collectively, the “Asset Transferring Companies”).

Seller and the Asset Transferring Companies are collectively referred to herein as the “Transferring Companies”.

WHEREAS, [Raider Parent], Purchaser and Seller have entered into an Asset Purchase Agreement, dated as of June [14], 2013 (the “Asset Purchase Agreement”; capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement);

WHEREAS, the execution and delivery of this Bill of Sale is a condition to the obligations of Purchaser to consummate the transactions contemplated by the Asset Purchase Agreement; and

WHEREAS, Purchaser, the Purchaser Designated Affiliates and the Transferring Companies now desire to carry out the intent and purpose of the Asset Purchase Agreement by the Transferring Companies’ execution and delivery to Purchaser and the Purchaser Designated Affiliates of this instrument evidencing the sale, transfer, conveyance, assignment and delivery to, and the vesting in, Purchaser and the Purchaser Designated Affiliates of the Purchased Assets as set forth on Schedule A attached hereto [(other than those assets being transferred pursuant to separate instruments of assignment or purchase in [            ], [            ] and [            ])].

NOW, THEREFORE, pursuant to, and in accordance with, the Asset Purchase Agreement, and in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained in the Asset Purchase Agreement and contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. The Transferring Companies do hereby sell, convey, assign, transfer and deliver unto, and vest in, Purchaser and the Purchaser Designated Affiliates and their respective successors and assigns, forever, all of the Transferring Companies’ respective right, title and interest in, to and under the Purchased Assets as set forth on Schedule A; provided, however, that this Bill of Sale shall not apply to any Excluded Assets [or to any Purchased Assets being transferred pursuant to separate instruments of assignment or purchase in [            ], [            ] and [            ]].

Section 2. The Transferring Companies hereby covenant that, upon the reasonable request of Purchaser and/or the applicable Purchaser Designated Affiliate, each Transferring Company shall execute and deliver any and all further assurances, materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser or such Purchaser Designated Affiliate to effect, record or verify the transfer to, and vesting in, Purchaser or such Purchaser Designated Affiliate of such Transferring Company’s right, title and interest in, to and under the Purchased Assets.

Section 3. Nothing in this Bill of Sale, whether express or implied, is intended or shall be construed to confer upon, or give to, any Person other than Purchaser and the Purchaser Designated Affiliates and their respective successors and assigns any remedy or claim under or by reason of this Bill of Sale or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Bill of Sale shall be for the sole and exclusive benefit of Purchaser and the Purchaser Designated Affiliates and their respective successors and assigns.

Section 4. This Bill of Sale is executed by the Transferring Companies, Purchaser and the Purchaser Designated Affiliates, and shall be binding upon such parties and their respective successors and assigns, for the uses and purposes set forth and referred to above, effective immediately upon the Closing Date.

Section 5. To the extent that any provision of this Bill of Sale is construed to conflict with a provision in the Asset Purchase Agreement, the provision in the Asset Purchase Agreement shall control.

Section 6. Each of the Transferring Companies, Purchaser and the Purchaser Designated Affiliates hereby acknowledges and agrees that none of the representations, warranties, covenants, rights or remedies of any party under the Asset Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by the execution and acceptance of this Bill of Sale.

Section 7. This Bill of Sale may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of Purchaser and Seller.

Section 8. If any provision of this Bill of Sale, as applied to any party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Bill of Sale shall continue in full force and effect without said provision. Upon any determination that any provision is illegal, unenforceable or void, Purchaser and Seller shall negotiate in good faith to modify this Bill of Sale so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 9. This Bill of Sale shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws principles thereof.

Section 10. This Bill of Sale may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Bill of Sale may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

[Signatures Follow On Separate Pages]

IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale to be signed by its duly authorized officer as of the date first written above.

“Seller”

[WARLOCK]

By:
Name:
Title:

[Signature Page to Bill of Sale]

“Asset Transferring Company”

[ ]

By:
Name:
Title:

[Signature Page to Bill of Sale]

“Purchaser”

[RAIDER]

By:
Name:
Title:

[Signature Page to Bill of Sale]

“Purchaser Designated Affiliate”

[ ]

By:
Name:
Title:

[Signature Page to Bill of Sale]

SCHEDULE A

Purchased Assets to be Transferred to

Purchaser and/or each Purchaser Designated Affiliate

Purchaser / Purchaser Designated Affiliate	The following, to the extent they constitute Purchased Asset(s)

The amount paid by Purchaser or the relevant Purchaser Designated Affiliate (including where Purchaser made a payment on behalf of the Purchaser Designated Affiliate in connection with the Closing) for the corresponding Purchased Asset(s) will be determined in accordance with Section [1.7] of the Asset Purchase Agreement.

A-1

EXHIBIT L

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES

EXHIBIT L-1

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE

ASSIGNMENT AND ASSUMPTION OF LEASE

This Assignment and Assumption of Lease (this “Agreement”) is made as of [                    ], 2013 by and among [                    ], a [                    ] (“Assignor”), [                    ], a [                    ] (“Assignee”), and [                    ], a [                    ] (“Landlord”). This Agreement is conditioned on and shall automatically become effective upon the closing of the Transaction, as defined below, (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain [                    ], dated as of [                    ], (such lease [as amended,] is hereinafter referred to as the “Assigned Lease” and attached hereto as Exhibit A), by and between Landlord and Assignor, whereby Assignor has leased from Landlord certain premises (the “Premises”) located at [                    ];

WHEREAS, [                    ] (“Seller”) and [                    ] (“Purchaser”) have entered into an Asset Purchase Agreement, dated as of June [    ], 2013 (the “Asset Purchase Agreement”) which provides for, among other things, the assignment by Assignor and the assumption by Assignee of the Assigned Lease, on the terms and conditions provided in the Asset Purchase Agreement (the “Transaction”);

WHEREAS, it is the parties’ intention that, immediately following the closing of the Transaction, Assignor will sell, transfer, convey, assign and deliver to Assignee all of its rights, title and interest to the Assigned Lease and any security deposits made thereunder by the execution and delivery of this Agreement;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignment. Assignor hereby irrevocably sells, transfers, conveys, assigns and delivers to Assignee, its successor and assigns, to have and to hold forever, all of Assignor’s respective right, title and interest in, to and under the Assigned Lease and any security deposit made thereunder in accordance with this Agreement and the applicable terms of the Assigned Lease, and Assignee hereby accepts such sale, transfer, conveyance, assignment and delivery.

2. Acceptance. Assignee hereby agrees to perform, pay and discharge as and when due the obligations of the tenant under the Assigned Lease accruing from and after the Effective Date.

3. Assignor Representations. Assignor represents and warrants that it has full right, power and authority to enter into and perform this Agreement [with Landlord consent]; that the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company or other action;

that this Agreement constitutes the legal, valid and binding obligation of Assignor, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principles; that the Assigned Lease in is full force and effect and no default or condition or event that after the passage of time could constitute a default under the Assigned Lease exists; that Assignor owns and holds the entire, undivided right, title and interest of the tenant in, under and to the Lease; and that the Assigned Lease has not been heretofore amended, modified or assigned by Assignor, nor has any interest in the Premises been granted or subleased, except as stated herein.

4. [Consent. Pursuant to Section [            ] of the Assigned Lease, Landlord hereby consents to the assignment of the Assigned Lease pursuant to the Transaction and as contemplated herein.]

5. Binding Effect. This Agreement shall bind and shall inure to the benefit of the respective parties and their assigns, transferees and successors.

6. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state in which the Premises are located (without giving effect to the conflicts of law principles thereof).

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Signatures transmitted by facsimile or other electronic means shall have the same force and effect as originals for all purposes.

[Remainder of the Page Intentionally Left Blank.]

2

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

ASSIGNOR

[ ]

By:
Name:
Title:

ASSIGNEE

[ ]

By:
Name:
Title:

LANDLORD

[ ]

By:
Name:
Title:

EXHIBIT L-2

This instrument prepared by,

and, after recording, return to:

[—]

FORM OF

ASSIGNMENT OF LESSEE’S INTEREST IN LEASE

(INCLUDING PURCHASE OPTION) AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT OF LESSEE’S INTEREST IN LEASE (INCLUDING PURCHASE OPTION) AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of the [—] day of [—], 20[—], is by and between [—], a [—] (“Assignor”), and [—], a [—] (“Assignee”) with THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF ARLINGTON, TENNESSEE (“IDB”) joining herein for the sole purposes set forth herein. Assignor may also be referred to herein as “Lessee.”

WHEREAS, the IDB is the lessor under that certain [—] (the “IDB Lease”), dated as of [—] by and between the IDB and Lessee, [as amended by [—]]. The IDB Lease is of record in the Register’s Office of [—] County, Tennessee under Instrument No. [—].

WHEREAS, the IDB Lease grants to Lessee a leasehold estate in and to that certain real property (the “Property”) and the improvements constructed thereon (the “Demised Premises”) more particularly described on Exhibit “A” attached hereto and incorporated herein by reference.

WHEREAS, the IDB Lease enables the Demised Premises to participate in a payment in lieu of taxes program (“PILOT”) provided by and through the IDB.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignor hereby irrevocably assigns, grants, bargains, sells, conveys, transfers, sets over and delivers to Assignee, its successors and assigns, all of its right, title and interest in, to and under the IDB Lease, including, without limitation, Assignor’s leasehold interest in the Property and the Demised Premises and Assignor’s option to purchase the Property and the Demised Premises as set forth in Article [—] of the IDB Lease (the “Purchase Option” and, together with Assignor’s interest in the IDB Lease and leasehold interest in the Property and the Demised Premises, collectively, the “Assigned Rights”).

TO HAVE AND TO HOLD the Assigned Rights unto Assignee, its successors and assigns, from the date hereof, subject to the terms, covenants, conditions, rents and provisions therein mentioned and subject to the matters and exceptions set forth on Exhibit “B” attached hereto and incorporated herein by reference.

2. Assignee hereby accepts the foregoing assignment and agrees to perform each and all of the terms, covenants, provisions, conditions, agreements, obligations and liabilities of the tenant under the IDB Lease accruing on or subsequent to the date of this Agreement, including, without limitation or distinction, all such terms, covenants, provisions, conditions, agreements, obligations and liabilities applicable to “Lessee” and “Applicant” under the IDB Lease. Assignee and the IDB hereby acknowledge and agree that Assignor is released from all responsibilities, obligations and liabilities of “Lessee” and “Applicant” under the IDB Lease accruing on or subsequent to the date of this Agreement.

3. Assignor represents and warrants that it has full right, power and authority to enter into and perform this Agreement with IDB consent; that the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company or other action; that this Agreement constitutes the legal, valid and binding obligation of Assignor, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principles; that Assignor owns and holds the entire, undivided right, title and interest of the tenant in, under and to the IDB Lease; that the Purchase Option has not been exercised by Assignor and remains in full force and effect; that the IDB Lease is in full force and effect and no default or condition or event that after the giving of notice or the passage of time or both could constitute a default under the IDB Lease exists; and that the IDB Lease has not been heretofore amended, modified or assigned by Assignor, nor has any interest in the Demised Premises been granted or subleased, except as stated herein.

4. Assignee hereby agrees to indemnify, defend and hold harmless Assignor from any claim, demand, suit, cause of action, damage, liability, loss, cost and expense, including, without limitation, reasonable attorneys’ fees and expenses, (each, a “Loss”) that Assignor may sustain by reason of Assignee’s failure to keep and perform all of the “Lessee’s” or “Applicant’s” obligations under the IDB Lease to be kept and performed by Assignee on or after the effective date hereof other than any such Loss accruing prior to the effective date of this Agreement or otherwise arising from or in connection with any breach or other action or inaction by Assignor occurring prior to the effective date hereof.

5. Assignor hereby agrees to indemnify, defend and hold harmless Assignee from any claim, demand, suit, cause of action, damage, liability, loss, cost and expense, including, without limitation, reasonable attorneys’ fees and expenses, (each, a “Loss”) that Assignee may sustain by reason of Assignor’s failure to keep and perform all of the “Lessee’s” or “Applicant’s” obligations under the IDB Lease to be kept and performed by Assignor prior to the effective date hereof.

6. This Agreement shall survive the transfer and assignment of the IDB Lease from Assignor to Assignee and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any capitalized terms not defined herein shall be ascribed the meaning as given in the IDB Lease. Assignor and Assignee certify that this Agreement is in full force and is subject to all of the terms and provisions of the IDB Lease.

5

7. The IDB hereby joins in this Agreement for the sole purpose of acknowledging and agreeing to the following statements: (i) that there exists no uncured event of default or default under the IDB Lease, (ii) that the IDB has received sufficient notice of this Agreement and assignment of the IDB Lease by Assignor under the IDB Lease and that the name and address of Assignee as set forth in Section 8 below shall be the official contact information for Assignee, (iii) that this Agreement shall serve as a written instrument executed by the Assignor and Assignee certifying that the assignment of the IDB Lease is in full force and is subject to all of the terms and provisions of the IDB Lease, and (iv) that the IDB does hereby give its consent to this Agreement and assignment of Assignor’s interest in the IDB Lease, and that all requirements and consents necessary for this Agreement under the IDB Lease, including, without limitation, Section [—] of the IDB Lease, have been granted or waived.

8. The name and address of Assignee is as follows:

[—]

9. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this document.

[The remainder of this page intentionally left blank]

[Separate signature pages follow]

6

IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be executed by their respective authorized officers as of the day and year first above written.

ASSIGNOR:

[—]

By:
Name:
Title:

ASSIGNEE:

[—]

By:
Name:
Title:

7

JOINDER OF IDB TO ASSIGNMENT OF LESSEE’S INTEREST IN LEASE

(INCLUDING PURCHASE OPTION) AND ASSUMPTION AGREEMENT

The Industrial Development Board of the City of Arlington, Tennessee (“IDB”) hereby joins in this Agreement for the sole purposes as set forth herein as of the date first above written.

THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF ARLINGTON, TENNESSEE

By:
Its:

ATTEST:

By:
Its:

8

Acknowledgments

STATE OF

COUNTY OF

Before me, a Notary Public in and for the State and County aforesaid, duly commissioned and qualified, personally appeared    [—], with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who upon oath acknowledged himself/herself to be the [—] of [—], a [—], the within named bargain or, and that he/she as such [—], being duly authorized to do so, executed the foregoing instrument for the purposes therein contained, on behalf of said [—], by signing the name of the [—], as    such [—].

WITNESS MY HAND AND OFFICIAL SEAL at office, this      day of             , 20[—].

Notary Public

My Commission Expires:

9

STATE OF

COUNTY OF

Before me, a Notary Public in and for the State and County aforesaid, duly commissioned and qualified, personally appeared    [—], with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who upon oath acknowledged himself/herself to be the [—] of [—], a [—], the within named bargain or, and that he/she as such [—], being duly authorized to do so, executed the foregoing instrument for the purposes therein contained, on behalf of said [—], by signing the name of the [—], as    such [—].

WITNESS MY HAND AND OFFICIAL SEAL at office, this      day of             , 20[—].

Notary Public

My Commission Expires:

10

STATE OF

COUNTY OF

Before me, the undersigned, a Notary Public in and for the County and State aforesaid, personally appeared                      , and                     , with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged themselves to be                      and                      of THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF ARLINGTON, TENNESSEE, a public not-for-profit corporation of the State of Tennessee, the within named bargainor, a corporation, and that they as such                      and                     , being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by themselves as                      and                     .

WITNESS my hand and seal, at office this      day of             , 20[—].

NOTARY PUBLIC

My Commission Expires:

11

Exhibit “A”

to Assignment of Lessee’s Interest in Lease (Including Purchase Option)

and Assumption Agreement

Legal Description

[To be attached.]

12

Exhibit “B”

to Assignment of Lessee’s Interest in Lease (Including Purchase Option)

and Assumption Agreement

Permitted Exceptions:

[To be attached.]

13

EXHIBIT L-3

[The assignment of Lessee’s interest in lease for each Tennessee Personal Property Lease will be substantially in the form of Exhibit L-2 but reasonably modified to account for the “Property” preferred to therein being personal property and not real property and otherwise reasonably satisfactory to the Parties.]

14

EXHIBIT M

FORM OF LITIGATION SUPPORT AGREEMENT

SIDE AGREEMENT

AMONG

[SELLER]

AND [PURCHASER]

This Side Agreement (the “Side Agreement”) by and among [SELLER] (“Seller”), and [PURCHASER] (“Purchaser”) (collectively, the “Parties”) is entered into on [DATE]. Capitalized terms used in this Side Agreement that are not defined herein shall have the meanings set forth in the APA (as such term is defined below).

WHEREAS, an Asset Purchase Agreement dated as of [DATE] (the “APA”) was entered into by and among Seller and Purchaser;

WHEREAS, under the APA, the Parties agreed to provide each other all records and documentation (the “Books and Records”);

WHEREAS, such Books and Records include electronically stored information on one Party’s computer network environment, which will be transferred to the other Party’s computer network environment;

WHEREAS, the APA did not specifically address whether such Books and Records included materials protected by the attorney-client privilege and/or work product doctrine;

WHEREAS, the APA did not specifically address whether any item contained in books, records, documents, materials or communications that is protected from disclosure, under either state or federal law, by the attorney-client privilege or attorney work product doctrine (such items, collectively “Privileged Materials”) are included within the provisions addressing Books and Records in the APA; and

WHEREAS, the Parties also wish to make clear that they will cooperate with each other with respect to the above issues and with respect to litigation-related issues generally.

NOW THEREFORE, in consideration of the covenants and agreements contained herein and in the APA, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to the following:

1.	The Terms Contained in This Side Agreement Control Over the APA

To the extent anything in the APA, the Disclosure Schedules thereto, or any other prior written or oral agreement among the Parties is inconsistent with any of the provisions set forth in this Side Agreement, the Parties agree that the provisions set forth in this Side Agreement control.

2.	Exclusion of Certain Privileged Material From the Definition of “Books and Records”

Notwithstanding anything to the contrary in the APA, the Disclosures Schedules thereto, or any other prior written or oral communication among the Parties, neither Party nor any of such Party’s Affiliates is obligated to provide, disclose, or convey to the other Party or any of its Affiliates, any Privileged Materials prepared in connection with or in anticipation of any concluded, pending, or future civil or criminal investigation or lawsuit with respect to which the Party possessing the Privileged Materials retains or assumes, as the case may be, liability under the APA. Neither Party nor any of such Party’s affiliates will intentionally provide, disclose, or convey any such Privileged Materials to the other Party or any of its Affiliates.

3.	Inadvertent Disclosure of Privileged Materials

In their efforts to comply with the APA, the Parties agree that both Parties have had and will continue to have the right to take reasonable steps to prevent the inadvertent provision, disclosure, or conveyance of any Privileged Materials.

Notwithstanding anything to the contrary in the APA, the Disclosures Schedules thereto, or any other prior written or oral communication among the Parties, to the extent one Party or any of such Party’s Affiliates provides, discloses, or conveys any Privileged Materials to the other Party or any of its Affiliates, the Parties acknowledge that such provision, disclosure, or conveyance is inadvertent, and if either Seller or any of its Affiliates, or Purchaser or any of its Affiliates, discover the existence of such inadvertent provision, disclosure, or conveyance of Privileged Materials, the discovering Party shall immediately notify the other Party, and the Parties shall thereafter arrange for the immediate return to the disclosing Party, at the disclosing Party’s expense, any such inadvertently provided, disclosed, or conveyed Privileged Materials, and the discovering Party and its Affiliates will take reasonable steps, at the disclosing Party’s expense, to ensure the timely destruction and deletion from any electronic systems of any remaining copies of any such inadvertently provided, disclosed, or conveyed Privileged Materials.

4.	Restrictions on Parties’ Rights to Restore Back-Up Tapes

Certain of the Books and Records are contained on back-up tapes of the Parties’ servers made prior to Closing, copies of which will be transferred to Purchaser in accordance with the APA (the “Back-Up Tapes”). Such Back-Up Tapes contain disparate bits of electronic data from which readable material may only be obtained upon restoration of the data on such Back-Up Tapes to a readable format (“Inadvertent Data”). Because of the nature and amount of data stored on such Back-Up Tapes, it is not reasonably possible for either Party to search for and redact the Privileged Materials contained on such Back-Up Tapes, if any, prior to transferring such Back-Up Tapes to the other Party. Each Party shall, prior to restoring any of the Back-Up Tapes in a manner that would create Inadvertent Data, notify the other Party of its intent to restore such Back-Up Tapes. If such intended restoration is other than in connection with the production of data in response to a subpoena, then the disclosing Party shall permit the other Party, for a maximum of one week, to both review the data restored from such Back-Up Tapes and to arrange for the deletion of any Privileged Materials from such restored data before the requesting Party accesses the restored data. If, however, such intended restoration is in connection with the production of data in response to a subpoena, then (a) the preceding sentence will not apply, and (b) the Party intending to restore the Back-Up Tapes will (i) promptly inform the other Party of its intention to restore the Back-Up Tapes, (ii) prior to any restoration of the Back-Up Tapes, provide the other Party a reasonable amount of time, but no longer than 20 days, to seek a protective order or any other legal remedy (each, an “Objection”) sufficient to ensure that Privileged Materials retain their privileged nature, and (iii) cooperate fully in any judicial proceeding related to the Objection. The Parties further agree that, because readable material may be obtained from the Back-Up Tapes only upon restoration, the mere provision of the Back-Up Tapes to the primary custody and control of the other Party does not constitute an intent to waive or a waiver of any attorney-client privilege or attorney work product doctrine protections.

5.	Common Interest Among Seller and Purchaser

Counsel for Seller and Purchaser have reason to believe that lawsuits brought against, or investigative demands served upon, Seller or any of its Affiliates that relate to the OrthoRecon Business could potentially have adverse consequences on Purchaser and its Affiliates with respect to the OrthoRecon Business. Seller and Purchaser therefore have a common interest with respect to any concluded, pending, or future civil or criminal investigation or lawsuit that relates to the OrthoRecon Business, regardless of whether Seller and its Affiliates retain direct financial liability with respect to such investigation or suit under the APA. Pursuant to that common interest, if, in connection with the transfer of Books and Records pursuant to the APA, Seller or any of its Affiliates provide, disclose, or convey to Purchaser or any of its Affiliates either inadvertently or intentionally, any books, records, documents, or any other communications that (i) are otherwise protected by the attorney-client privilege or attorney work product doctrine; (ii) relate to the OrthoRecon Business; and (iii) relate to the subject matter of any concluded, pending, or future civil or criminal investigation or lawsuit with respect to which any such party may have liability under the APA, such provision, disclosure, or conveyance shall not, consistent with applicable law regarding common interest privilege, vitiate the attorney-client privilege or attorney work product protections that otherwise apply to such materials.

6.	Common Interest with Respect to Preservation of Books and Records

Pursuant to Seller and Purchaser’s common interest with respect to any concluded, pending, or future civil or criminal investigation or lawsuit that relates to the OrthoRecon Business, Seller and Purchaser also have a common interest in ensuring that Seller complies with all existing duties to preserve or maintain Books and Records (including, but not limited to, electronically stored information) related to any such investigation or lawsuit. Purchaser and its Affiliates agree to maintain data with respect to any concluded, pending, or future civil or criminal investigation or lawsuit that relates to the OrthoRecon Business for a period of up to [ten/five] years after Closing, and will not suspend or discontinue any such data preservation measures within such [ten/five]-year period unless notified in writing by Seller that the obligation to preserve or maintain Books and Records has concluded.

7.	Third-Party Access to Privileged Documents

Neither Party nor any of such Party’s Affiliates shall, unless required by applicable law or court order, knowingly disclose or cause to be disclosed to any outside third party any Privileged Material unless they obtain the express prior written consent of the other Party. Both Parties and their Affiliates shall take reasonable steps to ensure that any such materials are not inadvertently disclosed to any outside third party and that, if required by applicable law or court order to disclose such materials to any third-party, they provide the Other Party with notice of their intention to so disclose such materials. For purposes of this provision, the term “outside third party” shall not include legal counsel engaged by either Party.

8.	Employee Access With Respect to the Defense of Seller

Purchaser agrees that it will provide Seller reasonable access to the Transferring Employees and will not unreasonably restrict the Transferring Employees from reasonably cooperating with Seller and any of its Affiliates, including counsel thereto, in the investigation and defense of any lawsuit against Seller or any of its Affiliates with respect to which Seller retains liability under the APA, including but not limited to the federal investigation currently being conducted by the United States Attorney’s Office for the Western District of Tennessee and the United States Department of Justice.

9.	Employee Access with Respect to Litigation Involving Purchaser

Seller agrees that it will provide Purchaser reasonable access to Seller’s employees after the Closing and will not unreasonably restrict its employees from reasonably cooperating with Purchaser and any of its Affiliates, including counsel thereto, in support of any litigation-related efforts of Purchaser or any of its Affiliates related to the OrthoRecon Business.

10.	Access to Electronic Materials With Respect to the Defense of Seller

Purchaser agrees that it will provide Seller reasonable access to (including, but not limited to, allowing Seller to image, copy, or search) all electronically stored Books and Records in Purchaser’s IT environment and will reasonably cooperate with Seller and any of its Affiliates, including counsel thereto, at Seller’s expense, in the investigation and defense of any lawsuit against Seller or any of its Affiliates with respect to which Seller retains liability under the APA, including but not limited to the federal investigation currently being conducted by the United States Attorney’s Office for the Western District of Tennessee and the United States Department of Justice.

11.	Access to Electronic Materials with Respect to Litigation Involving Purchaser

Seller agrees that it will provide Purchaser reasonable access to (including, but not limited to allowing Purchaser to image, copy or search) all electronically stored records in Seller’s IT environment and will reasonably cooperate with Purchaser and any of its Affiliates, including counsel thereto, at Purchaser’s expense, in support of any litigation-related efforts of Purchaser or any of its Affiliates related to the OrthoRecon Business.

12.	No Other Changes

Except to the extent amended, modified or clarified hereby, the provisions of the APA shall be unchanged, and shall remain in full force and effect in accordance with the terms thereof.

13.	Severability

If any provision or provisions of this Side Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Side Agreement (including without limitation, each portion of any Section of this Side Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the Parties hereto; and (c) to the fullest extent possible, the provisions of this Side Agreement (including, without limitation, each portion of any Section of this Side Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

14.	Miscellaneous

This Side Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware applicable to agreements as if made and to be wholly performed within such state, without regard to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, each of the Parties has caused this Side Agreement to be executed on its behalf by its respective officer thereunto duly authorized as of the date first written above.

[SELLER]

By:

[SIGNATURE PAGE TO SIDE AGREEMENT]

A

[PURCHASER]

By:
Name:
Title:

[SIGNATURE PAGE TO SIDE AGREEMENT]